Exhibit T3E-1

Solicitation Version

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

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In re:	:	Chapter 11
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ONCURE HOLDINGS, INC., et al.,	:	Case No. 13- 11540 (KG)
:
Debtors.(1)	:	Jointly Administered
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DISCLOSURE STATEMENT FOR

THE PLAN OF REORGANIZATION FOR

ONCURE HOLDINGS, INC. AND ITS AFFILIATE DEBTORS

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

RICHARDS, LAYTON & FINGER, P.A.	LATHAM & WATKINS LLP
Daniel J. DeFranceschi (Bar No. 2732)	Paul E. Harner
Paul N. Heath (Bar No. 3704)	Keith A. Simon
Tyler D. Semmelman (No. 5386)	Aaron M. Singer
William A. Romanowicz (No. 5794)	Annemarie V. Reilly
One Rodney Square	885 Third Avenue
920 North King Street	New York, New York 10022
Wilmington, Delaware 19801	Telephone: (212) 906-1200
Telephone: (302) 651-7700	Facsimile: (212) 751–4864
Facsimile: (302) 651-7701

Counsel for the Debtors and Debtors-in-Possession

Dated: August 22, 2013

(1)                                 The Debtors in these cases, along with the last four digits of each Debtors’ federal tax identification number, are: OnCure Holdings, Inc. (1697); Center for Radiation Oncology of Tampa Bay, Inc. (8772); Charlotte Community Radiation Oncology, Inc. (7550); Coastal Oncology, Inc. (6166); Englewood Oncology, Inc. (7072); Fountain Valley & Anaheim Radiation Oncology Centers, Inc. (3999); Interhealth Facility Transport, Inc. (1243); JAXPET, LLC (1932); JAXPET/Positech, L.L.C. (8952); Manatee Radiation Oncology, Inc. (3848); Mica Flo II, Inc. (3431); Mission Viejo Radiation Oncology Medical Group, Inc. (3523); Oncure Medical Corp. (1053); Pointe West Oncology, LLC (4963); Radiation Oncology Center, LLC (8888); Santa Cruz Radiation Oncology Management Corp. (2410); Sarasota County Oncology, Inc. (5920); Sarasota Radiation & Medical Oncology Center, Inc. (4395); U.S. Cancer Care, Inc. (3730); USCC Acquisition Corp. (2679); USCC Florida Acquisition Corp. (0485); USCC Healthcare Management Corp. (6788); and Venice Oncology Center, Inc. (5471). The address for OnCure Holdings, Inc. and certain other Debtors is 188 Inverness Drive West, Suite 650, Englewood, Colorado, 80112.

THE VOTING DEADLINE IS 5:00 P.M. PREVAILING EASTERN TIME ON SEPTEMBER 23, 2013

(UNLESS THE DEBTORS EXTEND THE VOTING DEADLINE).

TO BE COUNTED AS A VOTE TO ACCEPT OR REJECT THE PLAN, THE VOTING AND CLAIMS AGENT MUST ACTUALLY RECEIVE YOUR BALLOT ON OR BEFORE THE VOTING DEADLINE AS SET FORTH IN THE DISCLOSURE STATEMENT ORDER.

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, THE PLAN AND ANY EXHIBITS ATTACHED SHOULD NOT BE RELIED UPON IN MAKING INVESTMENT DECISIONS WITH RESPECT TO THE DEBTORS OR ANY OTHER ENTITIES THAT MAY BE AFFECTED BY THE CHAPTER 11 CASES.

PRESERVATION OF AVOIDANCE ACTIONS UNDER THE PLAN:

IN REVIEWING THIS DISCLOSURE STATEMENT AND THE PLAN, AND IN DETERMINING WHETHER TO VOTE IN FAVOR OF OR AGAINST, OR TO OBJECT TO CONFIRMATION OF, THE PLAN, CREDITORS, INTEREST HOLDERS AND STAKEHOLDERS SHOULD BE AWARE THAT THE PLAN PRESERVES ALL CAUSES OF ACTION (INCLUDING AVOIDANCE ACTIONS) AND THAT THE PLAN AUTHORIZES THE REORGANIZED DEBTORS TO PROSECUTE THE SAME.

IMPORTANT INFORMATION FOR YOU TO READ

THE DEBTORS ARE PROVIDING THE INFORMATION IN THIS DISCLOSURE STATEMENT FOR THE PURPOSE OF SOLICITING VOTES TO ACCEPT THE PLAN. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE RELIED UPON OR USED BY ANY ENTITY FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN.

THIS DISCLOSURE STATEMENT WAS NOT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE AUTHORITY AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE AUTHORITY HAVE PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN.

THIS DISCLOSURE STATEMENT CONTAINS “FORWARD LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS CONSIST OF ANY STATEMENT OTHER THAN A RECITATION OF HISTORICAL FACT AND CAN BE IDENTIFIED BY THE USE OF FORWARD LOOKING TERMINOLOGY SUCH AS “MAY,” “EXPECT,” “ANTICIPATE,” “ESTIMATE” OR “CONTINUE” OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE READER IS CAUTIONED THAT ALL FORWARD LOOKING STATEMENTS ARE NECESSARILY SPECULATIVE AND THERE ARE CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL EVENTS OR RESULTS TO DIFFER MATERIALLY FROM THOSE REFERRED TO IN SUCH FORWARD LOOKING STATEMENTS. THE LIQUIDATION ANALYSIS, DISTRIBUTION PROJECTIONS AND OTHER INFORMATION CONTAINED HEREIN AND ATTACHED HERETO ARE ESTIMATES ONLY, AND THE TIMING AND AMOUNT OF ACTUAL DISTRIBUTIONS TO HOLDERS OF ALLOWED CLAIMS MAY BE AFFECTED BY MANY FACTORS THAT CANNOT BE PREDICTED. THEREFORE, ANY ANALYSES, ESTIMATES OR RECOVERY PROJECTIONS MAY OR MAY NOT TURN OUT TO BE ACCURATE.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 3016 AND IS NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER SIMILAR LAWS. THE SECURITIES DESCRIBED HEREIN WILL BE ISSUED TO CREDITORS WITHOUT REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY SIMILAR FEDERAL, STATE OR LOCAL LAW, AND WILL INSTEAD RELY UPON THE EXEMPTIONS SET FORTH IN SECTION 1145 OF THE BANKRUPTCY CODE AND SECTION 4(2) OF THE SECURITIES ACT OR OTHER APPLICABLE EXEMPTIONS. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF ANY SECURITIES PURSUANT TO THE PLAN CONSULT THEIR OWN LEGAL COUNSEL CONCERNING THE SECURITIES LAWS GOVERNING THE TRANSFERABILITY OF ANY SUCH SECURITIES.

NO LEGAL OR TAX ADVICE IS PROVIDED TO YOU BY THIS DISCLOSURE STATEMENT. THE DEBTORS URGE EACH HOLDER OF A CLAIM OR AN EQUITY INTEREST TO CONSULT WITH ITS OWN ADVISORS WITH RESPECT TO ANY LEGAL, FINANCIAL, SECURITIES, TAX OR BUSINESS ADVICE IN REVIEWING THIS DISCLOSURE STATEMENT, THE PLAN AND EACH OF THE PROPOSED TRANSACTIONS CONTEMPLATED THEREBY. FURTHERMORE, THE BANKRUPTCY COURT’S APPROVAL OF THE ADEQUACY OF DISCLOSURE CONTAINED IN THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL OF THE MERITS OF THE PLAN.

IT IS THE DEBTORS’ POSITION THAT THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE, AND MAY NOT BE CONSTRUED AS, AN ADMISSION OF FACT, LIABILITY, STIPULATION OR WAIVER. RATHER, THIS DISCLOSURE STATEMENT SHALL CONSTITUTE A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS RELATED TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER PENDING OR THREATENED LITIGATION OR ACTIONS.

NO RELIANCE SHOULD BE PLACED ON THE FACT THAT A PARTICULAR LITIGATION CLAIM OR PROJECTED OBJECTION TO A PARTICULAR CLAIM IS, OR IS NOT, IDENTIFIED IN THE DISCLOSURE STATEMENT. THE DEBTORS OR THE REORGANIZED DEBTORS MAY SEEK TO INVESTIGATE, FILE AND PROSECUTE CLAIMS AND MAY OBJECT TO CLAIMS AFTER THE CONFIRMATION OR EFFECTIVE DATE OF THE PLAN IRRESPECTIVE OF WHETHER THE DISCLOSURE STATEMENT IDENTIFIES ANY SUCH CLAIMS OR OBJECTIONS TO CLAIMS.

THIS DISCLOSURE STATEMENT CONTAINS, AMONG OTHER THINGS, SUMMARIES OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN EVENTS IN THE DEBTORS’ CHAPTER 11 CASES AND CERTAIN DOCUMENTS RELATED TO THE PLAN THAT ARE ATTACHED HERETO AND INCORPORATED HEREIN BY REFERENCE. ALTHOUGH THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE, THESE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY TO THE EXTENT THAT THE SUMMARIES DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS OR EVERY DETAIL OF SUCH EVENTS. IN THE EVENT OF ANY CONFLICT, INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN OR ANY OTHER DOCUMENTS INCORPORATED HEREIN BY REFERENCE, THE PLAN OR SUCH OTHER DOCUMENTS WILL GOVERN AND CONTROL FOR ALL PURPOSES. EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED, FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS’ MANAGEMENT. THE DEBTORS DO NOT REPRESENT OR WARRANT THAT THE INFORMATION CONTAINED HEREIN OR ATTACHED HERETO IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

THE DEBTORS’ MANAGEMENT HAS REVIEWED THE FINANCIAL INFORMATION PROVIDED IN THIS DISCLOSURE STATEMENT. ALTHOUGH THE DEBTORS HAVE USED THEIR REASONABLE BUSINESS JUDGMENT TO ENSURE THE ACCURACY OF THIS FINANCIAL INFORMATION, THE FINANCIAL INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS DISCLOSURE STATEMENT HAS NOT BEEN AUDITED (UNLESS EXPRESSLY PROVIDED HEREIN).

THE DEBTORS ARE GENERALLY MAKING THE STATEMENTS AND PROVIDING THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AS OF THE DATE HEREOF WHERE FEASIBLE, UNLESS OTHERWISE SPECIFICALLY NOTED. ALTHOUGH THE DEBTORS MAY SUBSEQUENTLY UPDATE THE INFORMATION IN THIS DISCLOSURE STATEMENT, THE DEBTORS HAVE NO AFFIRMATIVE DUTY TO DO SO. HOLDERS OF CLAIMS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER THAT, AT THE TIME OF THEIR REVIEW, THE FACTS SET FORTH HEREIN HAVE NOT CHANGED SINCE THE DISCLOSURE STATEMENT WAS FILED. THE DEBTORS HAVE NOT AUTHORIZED ANY ENTITY TO GIVE ANY INFORMATION ABOUT OR CONCERNING THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT. THE DEBTORS HAVE NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT.

HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN MUST RELY ON THEIR OWN EVALUATION OF THE DEBTORS AND THEIR OWN ANALYSES OF THE TERMS OF THE PLAN IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN. IMPORTANTLY, PRIOR TO DECIDING WHETHER AND HOW TO VOTE ON THE PLAN, EACH HOLDER OF A CLAIM IN A VOTING CLASS SHOULD REVIEW THE PLAN IN ITS ENTIRETY AND CONSIDER CAREFULLY ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT AND ANY EXHIBITS HERETO, INCLUDING THE RISK FACTORS DESCRIBED IN GREATER DETAIL IN SECTION VI HEREIN, “PLAN-RELATED RISK FACTORS.”

	K.	Protection Against Discriminatory Treatment	48
	L.	Plan Indemnity	48
	M.	Integral Part of Plan	49

V.	CONFIRMATION AND CONSUMMATION PROCEDURES		50

	A.	Solicitation of Votes	50
	B.	Confirmation Procedures	50
	C.	Statutory Requirements for Confirmation of the Plan	50
	D.	Consummation of the Plan	55

VI.	PLAN-RELATED RISK FACTORS		56

	A.	Certain Bankruptcy Law Considerations	56
	B.	Risk Factors That May Affect the Value of Securities to be Issued Under the Plan and/or Recoveries Under the Plan	58
	C.	Risk Factors that Could Negatively Impact the Debtors’ Business	59
	D.	Risks Associated with Forward Looking Statements	66
	E.	Disclosure Statement Disclaimer	67

VII.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN		69

	A.	Liquidation Under Chapter 7 of the Bankruptcy Code	69
	B.	Filing of an Alternative Plan of Reorganization	69

VIII.	EXEMPTIONS FROM SECURITIES ACT REGISTRATION		70

IX.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN		73

	A.	Introduction	73
	B.	U.S. Federal Income Tax Consequences to the Debtors	74
	C.	U.S. Federal Income Tax Consequences to Holders of Allowed Prepetition Secured Notes Claims	76

RECOMMENDATION			82

EXHIBITS

EXHIBIT A	Plan of Reorganization

EXHIBIT B	Disclosure Statement Order

EXHIBIT C	Financial Projections

EXHIBIT D	Liquidation Analysis

EXHIBIT E	Historical Financial Statements

THE DEBTORS HEREBY ADOPT AND INCORPORATE EACH EXHIBIT ATTACHED TO THIS DISCLOSURE STATEMENT BY REFERENCE AS THOUGH FULLY SET FORTH HEREIN.

I.

EXECUTIVE SUMMARY

OnCure Holdings, Inc. (“HoldCo”), a Delaware corporation with its primary headquarters in Englewood, Colorado, and the other debtors and debtors in possession (collectively, the “Debtors” or the “Company”), submit this Disclosure Statement pursuant to section 1125 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended from time to time, the “Bankruptcy Code”), in connection with the solicitation of votes on the Plan of Reorganization for OnCure Holdings, Inc. and its Affiliate Debtors Under Chapter 11 of the Bankruptcy Code dated August 22, 2013 (the “Plan”),(2) which was filed by the Debtors with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Confirmation Hearing on the Plan is scheduled to commence at 10:00 a.m. prevailing Eastern Time on October 3, 2013 before the Bankruptcy Court. A copy of the Plan is attached hereto as Exhibit A.

Prior to soliciting votes on a proposed plan of reorganization, section 1125 of the Bankruptcy Code requires debtors to prepare a disclosure statement containing information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance or rejection of the plan of reorganization. As such, this Disclosure Statement is being submitted in accordance with the requirements of section 1125 of the Bankruptcy Code.

This Executive Summary is being provided as an overview of the material items addressed in the Disclosure Statement and the Plan, which is qualified by reference to the entire Disclosure Statement and by the actual terms of the Plan (and including all exhibits attached hereto and to the Plan), and should not be relied upon for a comprehensive discussion of the Disclosure Statement and/or the Plan. This Disclosure Statement includes, without limitation, information about:

•                  the Debtors’ prepetition operating and financial history;

•                  the events leading up to the commencement of the above-captioned chapter 11 cases (collectively, the “Chapter 11 Cases”);

•                  the significant events that have occurred during the Chapter 11 Cases;

•                  the solicitation procedures for voting on the Plan;

•                  the Confirmation process and the voting procedures that Holders of Claims who are entitled to vote on the Plan must follow for their votes to be counted;

•                  the terms and provisions of the Plan, including certain effects of confirmation of the Plan, certain risk factors relating to the Debtors or the Reorganized Debtors, the Plan and the securities to be issued under the Plan and the manner in which distributions will be made under the Plan; and

•                  the proposed organization, operations and financing of the Reorganized Debtors if the Plan is confirmed and becomes effective.

(2)                                 All capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Plan. To the extent that a definition of a term in the text of this Disclosure Statement and the definition of such term in the Plan are inconsistent, the definition included in the Plan shall control and govern.

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A.                                    PURPOSE AND EFFECT OF THE PLAN

1.                                      Plan of Reorganization Under Chapter 11 of the Bankruptcy Code

The Debtors are reorganizing pursuant to chapter 11 of the Bankruptcy Code, which is the principal business reorganization chapter of the Bankruptcy Code. As a result, the confirmation of the Plan means that the Reorganized Debtors will continue to operate their businesses going forward and does not mean that the Debtors will be liquidated or forced to go out of business. Additionally, as discussed in greater detail in Section IV.J herein, titled “Binding Nature of the Plan,” a bankruptcy court’s confirmation of a plan binds debtors, any entity acquiring property under the plan, any holder of a claim or equity interest in a debtor and all other entities as may be ordered by the bankruptcy court in accordance with the applicable provisions of the Bankruptcy Code to the terms and conditions of the confirmed plan, whether or not such entity voted on the particular plan or affirmatively voted to reject the plan.

2.                                      Financial Restructurings Under the Plan

The Plan contemplates certain transactions, including, without limitation, the following transactions (described in greater detail in Section IV herein):

•                  pursuant to an investment agreement dated June 22, 2013 (the “Investment Agreement”), Radiation Therapy Services, Inc. (“RTS”) agreed to (1) buy 100% of the shares of Reorganized HoldCo upon the Effective Date of the Plan and (2) pay $42,500,000 in cash, subject to certain adjustments, and to guarantee $82,500,000 of the Amended Secured Notes. As of August 22, 2013, the Investment Agreement remains subject to the approval of the Bankruptcy Court. A detailed summary of the Investment Agreement is provided in Section III.B below;

•                  the DIP Facility Claims will be satisfied in full in Cash on the Effective Date;

•                  the Prepetition Term Loan Claims will be satisfied in full on the Effective Date, to the extent not previously paid in full pursuant to the DIP Facility Orders;

•                  the principal amount of the Prepetition Secured Notes will be reduced on a Pro Rata basis to $82,500,000 and the Prepetition Secured Notes Indenture and the Prepetition Secured Notes will be amended in their entirety as set forth in the Amended Secured Notes Indenture (attached to the Plan as Exhibit C) and the Amended Secured Notes, respectively;

•                  the Holders of General Unsecured Claims and Old HoldCo Interests will not receive any recovery under the Plan; and

•                  the Holders of other Claims and Equity Interests will receive the treatment summarized in Section IV below.

(a)                                 The Amended Secured Notes and the Amended Secured Notes Guarantees

As noted above, on and as of the Effective Date, the principal amount of the Prepetition Secured Notes will be reduced on a Pro Rata basis to $82,500,000, the Prepetition Secured Notes Indenture and the Prepetition Secured Notes will be amended in their entirety as set forth in the Amended Secured Notes Indenture (attached to the Plan as Exhibit C or Filed with the Plan Supplement) and the Amended Secured Notes, respectively. Of the $82,500,000 of Amended Secured Notes, $7,500,000 thereof (the “Escrowed Notes”) will be transferred to the escrow agent under, and be held in escrow pending release to the Holders of the Amended Secured Notes upon satisfaction of the conditions contained in, the Escrowed Notes Agreement. Interest paid on the Escrowed Notes prior to the start of the first accrual period beginning in 2016 will be returned to the Reorganized Debtors. Interest accruing from the start of the first accrual period beginning in 2016 will be paid pursuant to the Amended Secured Notes Indenture, subject to the terms of the Escrowed Notes Agreement.. All of the Prepetition Secured Noteholders will be deemed to be parties to, and bound by, the Amended Secured Notes Indenture, without the need for execution thereof by any such applicable Prepetition Secured Noteholder.

The Amended Secured Notes will represent the same indebtedness as the Prepetition Secured Notes, and nothing in the Plan is, or will be deemed to constitute, an issuance of new indebtedness under or in connection with the Amended Secured Notes or the Amended Secured Notes Indenture. The Prepetition Secured Noteholders will also receive the Net Cash Amount on the Effective Date and the Unused Cash Reserve Amount (if any) as and when provided under the Plan.

The obligations arising under the Amended Secured Notes and the Amended Secured Notes Indenture will be guaranteed by RTS, certain subsidiaries of RTS, and certain of the Reorganized Debtors, in each case as set forth in the Amended Secured Notes Indenture Term Sheet.

(b)                                 New Common Stock To be Issued Under the Plan

On the Effective Date, Reorganized HoldCo will issue and sell to RTS 100% of its New Common Stock to be issued pursuant to the terms of the Plan. The New Common Stock will represent all of the equity interests in Reorganized HoldCo as of the Effective Date. Reorganized HoldCo will not be obligated to list the New Common Stock on a national securities exchange. The New Common Stock will be issued without registration under the Securities Act or any similar federal, state or local law as set forth in greater detail in Section VIII herein, titled “Exemptions From Securities Act Registration.”

The remaining equity interests in each Affiliate Debtor will remain in effect and outstanding on the Effective Date and will be owned and held by the same Persons that owned and held such interests immediately prior to the Effective Date.

B.                                    ADMINISTRATIVE, DIP FACILITY AND PRIORITY TAX CLAIMS

The following is a summary of the treatment of Administrative, DIP Facility and Priority Tax Claims under the Plan. For a more detailed description of the treatment of such Claims under the Plan, please see Article II of the Plan.

1.                                      Administrative Claims

The legal, equitable and contractual rights of the Holders of Allowed Administrative Claims are unaltered by the Plan. Subject to sub-paragraph (a) below and Article V.Q of the Plan, on the later of the Effective Date or the date on which an Administrative Claim becomes an Allowed Administrative Claim, or, in each such case, as soon as practicable thereafter, each Holder of an Allowed Administrative Claim (other than an Allowed Professional Fee Claim) will receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim either (i) Cash equal to the amount of such Allowed Administrative Claim; or (ii) such other less favorable treatment as to which the Debtors (with the reasonable consent of the Investor and the Supermajority Consenting Debtholders) or Reorganized Debtors, as applicable, and the Holder of such Allowed Administrative Claim will have agreed upon in writing; provided, however, that Administrative Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court.

(a)                                 Bar Date for Administrative Claims

Except as otherwise provided in Article II.A of the Plan and section 503(b)(1)(D) of the Bankruptcy Code, unless previously Filed or paid, requests for payment of Administrative Claims must be Filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order (as applicable) no later than the Administrative Claims Bar Date. Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims that do not File and serve such a request by the Administrative Claims Bar Date will be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors, the Reorganized Debtors and their respective Estates and property and such Administrative Claims will be deemed discharged as of the Effective Date. All such Claims will, as of the Effective Date, be subject to the permanent injunction set forth in Article X.G of the Plan.

Objections to such requests must be Filed and served on the Reorganized Debtors and the requesting party by the later of (a) 120 days after the Effective Date and (b) 60 days after the Filing of the applicable request for payment of Administrative Claims, if applicable, as the same may be modified or extended from time to time by Final Order of the Bankruptcy Court.

In the case of the Ad Hoc Secured Noteholders Committee Fees and Expenses, such Ad Hoc Secured Noteholders Committee Fees and Expenses will be paid in full in Cash on the Effective Date (to the extent invoiced and not previously paid during the course of the Chapter 11 Cases) from the Debtors’ Claim Portion Cash Reserve, without the requirement to file a fee application with the Bankruptcy Court or a formal request for payment by the Administrative Claims Bar Date. The Prepetition Term Loan Agent Fees and Expenses and the Prepetition Secured Notes Indenture Trustee Fees and Expenses will be paid in full in Cash on the Effective Date or as soon as reasonably practicable thereafter (to the extent invoiced and not previously paid during the course of the Chapter 11 Cases) from the Debtors’ Claim Portion Cash Reserve, without a requirement for the Prepetition Term Loan Agent or the Prepetition Secured Notes Indenture Trustee to file a fee application with the Bankruptcy Court or a formal request for payment by the Administrative Claims Bar Date. DIP Facility Claims shall be paid pursuant to Article II.B of the Plan without the requirement to file a fee application with the Bankruptcy Court or a formal request for payment by the Administrative Claims Bar Date.

(b)                                 Professional Fee Claims

Professionals or other Entities asserting a Professional Fee Claim for services rendered before the Effective Date must File and serve on the Reorganized Debtors and such other Entities who are designated by the Bankruptcy Rules, the Confirmation Order or other order of the Bankruptcy Court an application for final allowance of such Professional Fee Claim no later than the Professional Fees Bar Date; provided that the Reorganized Debtors will pay Professionals in the ordinary course of business for any work performed after the Effective Date, including those reasonable and documented fees and expenses incurred by Professionals in connection with the implementation and consummation of the Plan, in each case without further application or notice to or order of the Bankruptcy Court; provided, further, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses from the Debtors’ Claim Portion Cash Reserve for services rendered before the Effective Date pursuant to the Ordinary Course Professionals Order, in each case without further application or notice to or order of the Bankruptcy Court.

Objections to any Professional Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party by no later than thirty (30) days after the Filing of the applicable final request for payment of the Professional Fee Claim.

Each Holder of an Allowed Professional Fee Claim will be paid in full in Cash from the Professional Fee Reserve within five (5) Business Days after entry of the order approving such Allowed Professional Fee Claim.

2.                                      DIP Facility Claims

Subject to Article V.Q of the Plan, the Allowed DIP Facility Claims will be indefeasibly paid in full in Cash on the Effective Date in full satisfaction, settlement, discharge and release of, and in exchange for, such DIP Facility Claims.

3.                                      Priority Tax Claims

The legal, equitable and contractual rights of the Holders of Allowed Priority Tax Claims are unaltered by the Plan. Subject to Article V.Q and Article VIII of the Plan, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Priority Tax Claim is an Allowed Priority Tax Claim as of the Effective Date or (ii) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim will receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Priority Tax Claim, at the election of the Debtors or Reorganized Debtors, as applicable: (A) Cash equal to the amount of such Allowed Priority Tax Claim; (B) such other less favorable treatment as to which the Debtors (with the reasonable consent of the Investor and the Supermajority Consenting Debtholders) or Reorganized Debtors, as applicable, and the Holder of such Allowed Priority Tax Claim will have agreed upon in writing; (C) such other treatment such that it will not be Impaired pursuant to section 1124 of the Bankruptcy Code or (D) pursuant to and in accordance with sections 1129(a)(9)(C) and 1129(a)(9)(D) of the Bankruptcy Code, Cash in an aggregate amount of such Allowed Priority Tax Claim payable in regular installment payments over a period ending not more than five (5) years after the Petition Date, plus simple interest at the rate required by applicable non-bankruptcy law on any outstanding balance from the Effective Date, or such lesser rate as is agreed to in writing by a particular taxing authority and the Debtors or Reorganized Debtors, as applicable, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; provided, however, that Priority Tax Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court. Any installment payments to be made under clause (C) or (D) above will be made in equal quarterly Cash payments beginning on the first applicable Subsequent Distribution Date, and continuing on each Subsequent Distribution Date thereafter until payment in full of the applicable Allowed Priority Tax Claim.

C.                                    CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN

The following table provides a summary of the classification and treatment of Claims and Equity Interests and the potential distributions to Holders of Allowed Claims and Equity Interests under the Plan.

THE PROJECTED RECOVERIES SET FORTH IN THE TABLE BELOW ARE ESTIMATES ONLY AND THEREFORE ARE SUBJECT TO CHANGE. FOR A COMPLETE DESCRIPTION OF THE DEBTORS’ CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS, REFERENCE SHOULD BE MADE TO THE ENTIRE PLAN AND THE RISK FACTORS DESCRIBED IN ARTICLE VI BELOW. THE TABLE IS INTENDED FOR ILLUSTRATIVE PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR A REVIEW OF THE PLAN AND DISCLOSURE STATEMENT IN THEIR ENTIRETY. FOR CERTAIN CLASSES OF CLAIMS, THE ACTUAL AMOUNT OF ALLOWED CLAIMS COULD BE MATERIALLY DIFFERENT THAN THE ESTIMATED AMOUNTS SHOWN IN THE TABLE BELOW.

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SUMMARY OF EXPECTED RECOVERIES

			Projected
	Claim/Equity		Recovery
Class	Interest	Treatment of Claim/Equity Interest	Under the Plan
1	Other Priority Claims	Each Holder of an Allowed Class 1 Claim will receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 1 Claim:	100%

	Expected Amount: $0

            •      Cash in an amount equal to the amount of such Allowed Other Priority Claim;

            •      Such other less favorable treatment as to which the Debtors (with the reasonable consent of the Investor and the Supermajority Consenting Debtholders) or Reorganized Debtors and the Holder of such Allowed Other Priority Claim shall have agreed upon in writing; or

            •      Such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code.

2	Other Secured Claims	Each Holder of an Allowed Class 2 Claim will receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 2 Claim:	100%

	Expected Amount: $0

            •      Cash in an amount equal to the amount of such Other Secured Claim;

            •      Such other less favorable treatment as to which the Debtors (with the reasonable consent of the Investor and the Supermajority Consenting Debtholders) or Reorganized Debtors and the Holder of such Allowed Other Secured Claim shall have agreed upon in writing;

            •      The Collateral securing such Other Secured Claim; or

            •      Such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code.

3	Secured Tax Claims	Each Holder of an Allowed Class 3 Claim will receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 3 Claim:	100%

	Expected Amount: $0

            •      Cash in an amount equal to the amount of such Allowed Secured Tax Claim;

            •      such other less favorable treatment as to which the Debtors (with the reasonable consent of the Investor and the Supermajority Consenting Debtholders) or Reorganized Debtors, as applicable, and the Holder of such Allowed Secured Tax Claim shall have agreed upon in writing;

            •      The Collateral securing such Secured Tax Claim;

            •      Such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code; or

            •      In accordance with section 1129(a)(9)(C) and (D) of the Bankruptcy Code, Cash in an aggregate amount of such Allowed Secured Tax Claim payable in regular installment payments over a period ending not more than five (5) years after the Petition Date, plus simple interest at the rate required by applicable non-bankruptcy law on any outstanding balance from the Effective Date, or such lesser rate as is agreed to in writing by a particular taxing authority and the Debtors or Reorganized Debtors, as applicable.

4	Prepetition Term Loan Claims Expected Amount: $0	Each Holder of an Allowed Class 4 Claim, to the extent not previously paid in full pursuant to the DIP Facility Orders, will receive, on the Effective Date and in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 4 Claim, Cash equal to the amount of such Allowed Class 4 Claim.	100%

			Projected
	Claim/Equity		Recovery
Class	Interest	Treatment of Claim/Equity Interest	Under the Plan
5	Prepetition Secured Notes Claims Expected Amount: $210,000,000.00(3)

The Prepetition Secured Notes Claims are deemed Allowed in the aggregate amount of approximately $210 million. Each Holder of an Allowed Class 5 Claim will receive, on account of such Claim, its Pro Rata share of the Base Notes and the Net Cash Amount. After the Effective Date, subject to the terms and conditions of the Plan (including Article VII.D.1 of the Plan), the Investment Agreement and the Escrowed Notes Agreement (as applicable), each Holder of an Allowed Class 5 Claim will receive, on account of such Claim, its Pro Rata share of (x) either (i) in the event the Final Purchase Price is greater than the Initial Purchase Price, the sum of (A) an amount equal to the amount by which the Final Purchase Price exceeds the Initial Purchase Price plus (B) the Escrow Amount or (ii) in the event the Final Purchase Price is equal to or less than the Initial Purchase Price, an amount equal to the Escrow Amount, if any, following any distribution to the Investor pursuant to Section 2.3(e) of the Investment Agreement, (y) the Unused Cash Reserve Amount and (z) upon satisfaction of the conditions contained in the Escrowed Notes Agreement, its Pro Rata share of the Escrowed Notes, in each case if any.

			50.3% - 53.9%(4)

6	General Unsecured Claims	Each Holder of an Allowed Class 6 Claim will not receive any distribution or retain any property on account of such Allowed Class 6 Claim.	0%

	Expected Amount: $2,546,983.00

7	Intercompany Claims	Each Holder of an Intercompany Claim shall not receive any distribution or retain any property under the Plan on account of such Intercompany Claim. On or after the Effective Date, the Reorganized Debtors may reconcile such Intercompany Claims as may be advisable in order to avoid the incurrence of any past, present or future tax or similar liabilities by such Reorganized Debtors.	0%

8	Old HoldCo Interests	Old HoldCo Interests will be cancelled and will be of no further force and effect, without further notice to, approval of or action by any Entity, and each Holder of an Old HoldCo Interest shall not receive any distribution or retain any property on account of such Old HoldCo Interest.	0%

9	Old Affiliate Interests in any HoldCo Subsidiary

Subject to the Restructuring Transactions, Old Affiliate Interests will remain effective and outstanding on the Effective Date and will be owned and held by the same applicable Person(s) that held and/or owned such Old Affiliate Interests immediately prior to the Effective Date.

			N/A

D.                                    SOLICITATION PROCEDURES

1.                                      The Solicitation and Voting Procedures

On August 22, 2013 the Bankruptcy Court entered the Disclosure Statement Order which, among other things, (a) approved the dates, procedures and forms applicable to the process of soliciting votes on and providing notice of the Plan, as well as certain vote tabulation procedures and (b) established the deadline for filing objections to the Plan and scheduling the hearing to consider confirmation of the Plan.

The discussion of the procedures below is a summary of the solicitation and voting process. Detailed voting instructions will be provided with each ballot and are also set forth in greater detail in Disclosure Statement Order.

(3)                         Expected Amount of Prepetition Secured Notes Claims excludes accrued interest, fees, and other costs and expenses.

(4)                         The estimated projected recovery for the Senior Secured Notes Claims does not account for other risk factors that impact their recovery, including, for example, potential adjustments to the purchase price as contemplated under the Investment Agreement.

PLEASE REFER TO THE INSTRUCTIONS ACCOMPANYING THE BALLOTS AND THE DISCLOSURE STATEMENT ORDER FOR MORE INFORMATION REGARDING VOTING REQUIREMENTS TO ENSURE THAT YOUR BALLOT IS PROPERLY AND TIMELY SUBMITTED SUCH THAT YOUR VOTE MAY BE COUNTED.

2.                                      The Voting and Claims Agent

The Debtors have sought authority to retain Kurtzman Carson Consultants LLC to, among other things, act as Voting and Claims Agent.

Specifically, the Voting and Claims Agent will assist the Debtors with: (a) mailing Confirmation Hearing Notices (as defined in the Disclosure Statement Order); (b) mailing Solicitation Packages (as defined in the Disclosure Statement Order and as described below); (c) soliciting votes on the Plan; (d) receiving, tabulating, and reporting on ballots cast for or against the Plan by Holders of Claims against the Debtors; (e) responding to inquiries from creditors and stakeholders relating to the Plan, the Disclosure Statement, the Ballots and matters related thereto, including, without limitation, the procedures and requirements for voting to accept or reject the Plan and objecting to the Plan; and (f) if necessary, contacting creditors regarding the Plan and their ballots.

3.                                      Holders of Claims Entitled to Vote on the Plan

Under the provisions of the Bankruptcy Code, not all holders of claims against and equity interests in a debtor are entitled to vote on a chapter 11 plan. The following table provides a summary of the status and voting rights of each Class (and, therefore, of each Holder of a Claim within such Class) under the Plan:

SUMMARY OF STATUS AND VOTING RIGHTS

Class	Claim/Equity Interest	Status	Voting Rights

1	Other Priority Claims	Unimpaired	Deemed to Accept

2	Other Secured Claims	Unimpaired	Deemed to Accept

3	Secured Tax Claims	Unimpaired	Deemed to Accept

4	Prepetition Term Loan Claims	Unimpaired	Deemed to Accept

5	Prepetition Secured Notes Claims	Impaired	Entitled to Vote

6	General Unsecured Claims	Impaired	Deemed to Reject

7	Intercompany Claims	Impaired	Deemed to Accept

8	Old HoldCo Interests	Impaired	Deemed to Reject

9	Old Affiliate Interests in any HoldCo Subsidiary	Unimpaired	Deemed to Accept

Based on the foregoing, the Debtors are soliciting votes to accept the Plan only from Holders of Claims in Class 5 (the “Voting Class”) because Holders of Claims in the Voting Class are Impaired under the Plan and, therefore, have the right to vote to accept or reject the Plan. The Debtors are not soliciting votes from (a) Holders of Unimpaired Claims in Classes 1, 2, 3, and 4, Holders of Intercompany Claims in Class 7, and Holders of Equity Interests in Class 9 because such parties are conclusively presumed to have accepted the Plan or (b) Holders of Claims in Class 6 and Equity Interests in Class 8 because such parties are conclusively presumed to have rejected the Plan (collectively, the “Non-Voting Classes”).

4.                                      The Voting Record Date

The Bankruptcy Court has approved August 14, 2013 as the voting record date with respect to Prepetition Secured Notes Claims and Old HoldCo Interests (the “Securities Voting Record Date”). The Bankruptcy Court has approved August 21, 2013 as the voting record date (the “Non-Securities Voting Record Date” and together with the Securities Voting Record Date, the “Voting Record Date”) with respect to all other Claims and Equity Interests (i.e., those in Classes 1, 2, 3, 4, 6, 7 and 9). The applicable Voting Record Date is the date on which it will be determined: (a) which Holders of Claims in the Voting Class are entitled to vote to accept or reject the Plan and receive Solicitation Packages in accordance with the Disclosure Statement Order; (b) which Holders of Claims in Class 6 are entitled to receive Solicitation Packages, the contents of which will not include a ballot or the Plan Supplement, in accordance with the Disclosure Statement Order; and (c) which Holders of Claims and Equity Interests in the Non-Voting Classes are entitled to receive the Confirmation Hearing Notice, including notice of such Holder’s non-voting status, in accordance with the Disclosure Statement Order.

5.                                      Contents of the Solicitation Package

The following documents and materials will collectively constitute the Solicitation Package:

•                  a cover letter from the Debtors explaining the solicitation process and urging Holders of Claims in the Voting Class to vote to accept the Plan;

•                  the Confirmation Hearing Notice, attached to the Disclosure Statement Order;

•                  this Disclosure Statement (and exhibits annexed thereto, including the Plan);

•                  the Disclosure Statement Order;

•                  to the extent applicable, a ballot and/or notice, appropriate for the specific creditor, in substantially the forms attached to the Disclosure Statement Order (as may be modified for particular classes and with instruction attached thereto). For the avoidance of doubt, the Solicitation Packages distributed to Holders of Claims in Class 6 will not include a ballot or the Plan Supplement; and

•                  such other materials as the Bankruptcy Court may direct.

6.                                      Distribution of the Solicitation Package to Holders of Claims Entitled to Vote on the Plan

With the assistance of the Voting and Claims Agent, the Debtors intend to distribute Solicitation Packages on or before August 26, 2013 (the “Solicitation Mailing Date”). The Debtors submits that the timing of such distribution will provide such Holders of Claims with adequate time within which to review the materials required to allow such parties to make informed decisions with respect to voting on the Plan in accordance with Bankruptcy Rules 3017(d) and 2002(b). The Debtors will make every reasonable effort to ensure that Holders who have more than one Allowed Claim in the Voting Class receive no more than one Solicitation Package. If a Holder holds Claims in more than one Class and is entitled to vote in more than one Class, such Holder will receive separate ballots which must be used for each separate Class of Claims.

7.                                      Distribution of Notices to Holders of Claims in Non-Voting Classes and Holders of Disputed Claims

As set forth above, certain Holders of Claims and Equity Interests are not entitled to vote on the Plan. As a result, such parties, with the exception of Holders of Claims in Class 6, will not receive Solicitation Packages and, instead, will receive the appropriate form of notice as follows:

•                  Unimpaired Claims — Deemed to Accept. DIP Facility Claims, Administrative Claims and Priority Tax Claims are unclassified, non-voting Claims and Claims in Classes 1, 2, 3, and 4 and Equity

Interests in Class 9 are Unimpaired under the Plan and, therefore, are presumed to have accepted the Plan. As such, Holders of such Claims and Equity Interests will receive, in lieu of a Solicitation Package, an “Unimpaired Claims Notice” attached as Exhibit 4 to the Disclosure Statement Order.

•                  Impaired Claims — Deemed to Accept. Claims in Class 7 are Impaired. However, because the Holders of such Claims are Affiliates of the Debtors, the Holders of Claims in Class 7 will be conclusively deemed to have accepted the Plan. As such, Holders of Claims in Class 7 will receive, in lieu of a Solicitation Package, a “Notice of Non-Voting Status: No Recovery” attached as Exhibit 5 to the Disclosure Statement Order.

•                  Impaired Claims — Deemed to Reject. Holders of Claims in Class 6 and Equity Interests in Class 8 are receiving no distribution under the Plan and, therefore, are conclusively presumed to reject the Plan. As such, Holders of such Claims and Equity Interests will receive, in lieu of a Solicitation Package, a Notice of Non-Voting Status: No Recovery. For the avoidance of doubt, Holders of Claims in Class 6 will receive a Solicitation Package, which will not include a ballot or the Plan Supplement, and a Notice of Non-Voting Status: No Recovery.

•                  Disputed Claims.

(a)         Any Holder of a Claim for which the Debtors have filed an objection on or before August 21, 2013, whether such objection related to the entire Claim or a portion thereof, will not be entitled to vote on the Plan and will not be counted in determining whether the requirements of section 1126(c) of the Bankruptcy Code have been met with respect to the Plan. Such Holders will receive a “Notice of Non-Voting Status: Disputed Claims,” attached as Exhibit 2 to the Disclosure Statement Order.

(b)         Any Holder of a Claim in Class 5 against the Debtors for which such Holder has timely filed a Proof of Claim (or an untimely Proof of Claim which has been allowed as timely by the Bankruptcy Court under applicable law on or before the applicable Voting Record Date), which is marked, in whole or in part, as contingent, unliquidated, or disputed, and that is not subject to an objection filed by the Debtors, will have such Claim temporarily allowed for voting purposes only, and not for purposes of allowance or distribution, at $1.00. Such Holders will receive (a) a Solicitation Package that contains the applicable ballot, (b) a “Confirmation Hearing Notice,” which notice informs such person or entity that its entire Claim has been allowed temporarily for voting purposes only and not for purposes of allowance or distribution, at $1.00 and (c) a “Notice of Limited Voting Status to Holders of Contingent, Unliquidated or Disputed Claims for Which No Objection Has Been Filed by the Debtors,” attached as Exhibit 8 to the Disclosure Statement Order.

If any Holder described in the preceding two subparagraphs disagrees with the Debtors’ classification or status of its Claim, then such Holder MUST file and serve a motion requesting temporary allowance of its Claim solely for voting purposes in accordance with the procedures set forth in the Disclosure Statement Order.

•                  Contract and Lease Counterparties. Parties to certain of the Debtors’ Executory Contracts and Unexpired Leases may not have scheduled Claims or Claims based upon Proofs of Claim pending the disposition of their contracts or leases by assumption or rejection. Without amending or altering the Cure Claim Procedures Order or any other prior order of the Bankruptcy Court approving the assumption or rejection of any Executory Contract or Unexpired Lease, to ensure that such parties nevertheless receive notice of the Plan, counterparties to the Debtors’ Executory Contracts and Unexpired Leases will receive, in lieu of a Solicitation Package, a “Contract/Lease Party Notice” attached as Exhibit 6 to the Disclosure Statement Order.

x

8.                                      Additional Distribution of Solicitation Documents

In addition to the distribution of Solicitation Packages to Holders of Claims in the Voting Class and to Holders of Claims in Class 6, the Debtors will also provide parties who have filed requests for notices under Bankruptcy Rule 2002 as of the applicable Voting Record Date with the Disclosure Statement, Disclosure Statement Order and Plan. Additionally, parties may request (and obtain at the Debtors’ expense) a copy of the Disclosure Statement (and any exhibits thereto, including the Plan) by: (a) calling the Voting and Claims Agent at (877) 634-7166; (b) writing to OnCure, c/o Kurtzman Carson Consultants LLC, 2335 Alaska Avenue, El Segundo, California 90245; and/or (c) visiting the Debtors’ restructuring website at: http://www.kccllc.net/OnCure. Parties may also obtain any documents filed in the Chapter 11 Cases for a fee via PACER at http://www.deb.uscourts.gov.

9.                                      Filing of the Plan Supplement

The Debtors will file the Plan Supplement by September 13, 2013. The Debtors will transmit a copy of the Plan Supplement to the Distribution List, as defined in this Section I.D.9. Additionally, parties may request (and obtain at the Debtors’ expense) a copy of the Plan Supplement by: (a) calling the Voting and Claims Agent at (877) 634-7166; (b) writing to OnCure, c/o Kurtzman Carson Consultants LLC, 2335 Alaska Avenue, El Segundo, California 90245; and/or (c) visiting the Debtors’ restructuring website at: http://www.kccllc.net/OnCure. Parties may also obtain any documents filed in the Chapter 11 Cases for a fee via PACER at http://www.deb.uscourts.gov.

The Plan Supplement will include all Exhibits and Plan Schedules that were not already filed as exhibits to the Plan or this Disclosure Statement, all of which are incorporated by reference into, and are an integral part of, the Plan, as all of the same may be amended, supplemented, or modified from time to time.

As used herein, the term “Distribution List” means (a) the Office of the United States Trustee, (b) counsel to the DIP Facility Agent, (c) counsel to the Prepetition Term Loan Agent, (d) counsel to the Ad Hoc Secured Noteholders Committee, (e) counsel to the Prepetition Secured Notes Indenture Trustee, (f) counsel to RTS, (g) American Stock Transfer & Trust Company, LLC (the “Stock Transfer Agent”), (h) the Internal Revenue Service, and (i) all parties that, as of the applicable date of determination, have filed requests for notice in this Chapter 11 Cases pursuant to Bankruptcy Rule 2002.

E.                                    VOTING PROCEDURES

Holders of Claims entitled to vote on the Plan are advised to read the Disclosure Statement Order, which sets forth in greater detail the voting instructions summarized herein.

1.                                      The Voting Deadline

The Bankruptcy Court has approved 5:00 p.m. prevailing Eastern Time on September 23, 2013 as the Voting Deadline. The Voting Deadline is the date by which all Ballots must be properly executed, completed and delivered to the Voting and Claims Agent in order to be counted as votes to accept or reject the Plan.

2.                                      Types of Ballots

The Debtors will provide the following Ballots to Holders of Claims in the Voting Class (i.e. Class 5):

•                  “Beneficial Holder Ballots”, the form of which is attached to the Disclosure Statement Order as Exhibit 3-A, will be sent to Beneficial Holders of Class 5 Prepetition Secured Notes Claims; and

•                  “Master Ballots”, the form of which is attached to the Disclosure Statement Order as Exhibit 3-B, will be sent to Registered Record Owners and Intermediary Record Owners holding Prepetition Secured Notes for, and voting on behalf of, Beneficial Holders of Class 5 Prepetition Secured Notes Claims.

3.                                      Voting Instructions

Under the Plan, Holders of Claims in the Voting Class are entitled to vote to accept or reject the Plan. Those Holders may so vote by completing a Beneficial Holder Ballot and/or Master Ballot, as applicable, and returning it to the Voting and Claims Agent prior to the Voting Deadline. There are special voting rules and procedures for Beneficial Holders of Class 5 Prepetition Secured Notes Claims, which are discussed in Section I.E.4 herein (and set forth in greater detail in the Disclosure Statement Order).

PLEASE REFER TO THE INSTRUCTIONS ATTACHED TO THE BENEFICIAL HOLDER BALLOTS OR MASTER BALLOTS THAT YOU HAVE RECEIVED FOR MORE DETAILED INFORMATION REGARDING THE VOTING REQUIREMENTS, RULES AND PROCEDURES APPLICABLE TO VOTING YOUR CLAIM.

To be counted as votes to accept or reject the Plan, all pre-validated Beneficial Holder Ballots and Master Ballots, as applicable, (all of which will clearly indicate the appropriate return address) must be properly executed, completed, dated and delivered by using the return envelope provided by (a) first class mail, (b) overnight courier or (c) personal delivery, so that they are actually received on or before the Voting Deadline by the Voting and Claims Agent at the following address:

OnCure Balloting Center

c/o Kurtzman Carson Consultants LLC

2335 Alaska Avenue

El Segundo, California 90245

If you have any questions on the procedures for voting

on the Plan, please call the Voting and Claims Agent at:

(877) 634-7166

***BENEFICIAL HOLDERS OF CLASS 5 PREPETITION SECURED NOTES CLAIMS MUST EXECUTE, COMPLETE AND RETURN THEIR BENEFICIAL HOLDER BALLOTS IN ACCORDANCE WITH THE RULES FOR VOTING THEIR CLASS 5 PREPETITION SECURED NOTES CLAIMS SET FORTH IN THIS SECTION AND SECTION I.E.4 BELOW.***

4.                                      Voting Procedures

Prior to the Solicitation Mailing Date, the Voting and Claims Agent will determine the identity of those Registered Record Owners and Intermediary Record Owners (collectively, “Record Owners”) holding Prepetition Secured Notes on behalf of Beneficial Holders as of the Securities Voting Record Date and will distribute an appropriate number of Solicitation Packages to such Record Owners to allow them to forward one to each applicable Beneficial Holder. Intermediary Record Holders will distribute Solicitation Packages to the respective Beneficial Holders within five (5) business days of receiving Solicitation Packages.

Record Owners who elect to pre-validate Beneficial Holder Ballots must deliver Solicitation Packages, including pre-validated Beneficial Holder Ballots, to Beneficial Holders along with a pre-addressed return envelope addressed to the Voting and Claims Agent. Beneficial Holders who receive pre-validated Beneficial Holder Ballots must complete, date, execute and deliver such Beneficial Holder Ballots directly to the Voting and Claims Agent so they are actually received on or before the Voting Deadline.

Record Owners who do not elect to pre-validate Beneficial Holder Ballots must deliver to the Beneficial Holders the Solicitation Packages, including Beneficial Holder Ballots and pre-addressed return envelopes addressed to the Record Owners. Upon the return of completed Beneficial Holder Ballots, such Record Owners will summarize and compile the votes cast and/or other relevant information onto the Master Ballots and date and return the Master Ballot(s) so that they are actually received on or before the Voting Deadline by the Voting and Claims Agent.

5.             Tabulation of Votes

THE FOLLOWING IS IMPORTANT INFORMATION REGARDING VOTING THAT SHOULD BE READ CAREFULLY BY ALL HOLDERS OF CLAIMS IN THE VOTING CLASS.

•                  FOR YOUR VOTE TO BE COUNTED, YOUR PRE-VALIDATED BENEFICIAL HOLDER BALLOT OR MASTER BALLOT, AS APPLICABLE, MUST BE PROPERLY EXECUTED, COMPLETED, DATED AND DELIVERED SUCH THAT IT IS ACTUALLY RECEIVED ON OR BEFORE THE VOTING DEADLINE BY THE VOTING AND CLAIMS AGENT.

•                  A HOLDER OF A CLAIM MAY CAST ONLY ONE VOTE PER EACH CLAIM SO HELD. BY SIGNING AND RETURNING A BENEFICIAL HOLDER BALLOT OR MASTER BALLOT, EACH HOLDER OF A CLAIM WILL CERTIFY TO THE BANKRUPTCY COURT AND THE DEBTORS THAT NO OTHER BENEFICIAL HOLDER BALLOTS OR MASTER BALLOTS WITH RESPECT TO SUCH CLAIM HAS BEEN CAST OR, IF ANY OTHER BENEFICIAL HOLDER BALLOTS OR MASTER BALLOTS HAVE BEEN CAST WITH RESPECT TO SUCH CLAIM, SUCH EARLIER BENEFICIAL HOLDER BALLOTS OR MASTER BALLOTS ARE THEREBY SUPERSEDED AND REVOKED.(5)

•                  ANY BENEFICIAL HOLDER BALLOT OR MASTER BALLOT THAT IS RECEIVED AFTER THE VOTING DEADLINE WILL NOT BE COUNTED TOWARD CONFIRMATION OF THE PLAN UNLESS THE DEBTORS HAVE GRANTED AN EXTENSION OF THE VOTING DEADLINE IN WRITING WITH RESPECT TO SUCH BENEFICIAL HOLDER BALLOT OR MASTER BALLOT.

•                  ADDITIONALLY, THE FOLLOWING BENEFICIAL HOLDER BALLOTS AND MASTER BALLOTS WILL NOT BE COUNTED:

•                          any Beneficial Holder Ballot or Master Ballot that is illegible or contains insufficient information to permit the identification of the Holder of the Claim;

•                          any Beneficial Holder Ballot or Master Ballot cast by or on behalf of an entity that does not hold a Claim in the Voting Class;

•                          any Beneficial Holder Ballot or Master Ballot cast for a Claim listed in the Schedules as contingent, unliquidated or disputed for which the applicable bar date has passed and no proof of claim was timely filed;

•                          any Beneficial Holder Ballot or Master Ballot that (a) is properly completed, executed and timely filed, but does not indicate an acceptance or rejection of the Plan, or (b) indicates both an acceptance and rejection of the Plan, or (c) partially accepts and partially rejects the Plan;

•                          any Beneficial Holder Ballot or Master Ballot cast for a Claim that is subject to an objection pending as of the applicable Voting Record Date (except as otherwise provided in the Disclosure Statement Order);

(5)           If a Beneficial Holder submits more than one Beneficial Holder Ballot to its Intermediary Record Owner, (i) the latest dated Beneficial Holder Ballot received before the submission deadline imposed by the Intermediary Record Owner shall be deemed to supersede any prior Beneficial Holder Ballots submitted by the Beneficial Holder; and (ii) the Intermediary Record Owner shall complete the Master Ballot accordingly.

•                          any Beneficial Holder Ballot or Master Ballot sent to the Debtors, the Debtors’ agents/representatives (other than the Voting and Claims Agent), any indenture trustee or the Debtors’ financial or legal advisors;

•                          any Beneficial Holder Ballot or Master Ballot transmitted by facsimile, telecopy or electronic mail;

•                          any unsigned Beneficial Holder Ballot or Master Ballot; or

•                          any Beneficial Holder Ballot or Master Ballot not cast in accordance with the procedures approved in the Disclosure Statement Order.

F.            CONFIRMATION OF THE PLAN

1.             The Confirmation Hearing

The Confirmation Hearing will commence at 10:00 a.m. prevailing Eastern Time on October 3, 2013 before the Honorable Kevin Gross, United States Bankruptcy Judge, in the United States Bankruptcy Court for the District of Delaware, located at 824 Market Street, 6th Floor, Courtroom 3, Wilmington, Delaware 19801-3024. The Confirmation Hearing may be continued from time to time by the Bankruptcy Court or the Debtors without further notice other than by such adjournment being announced in open court or by a notice of adjournment filed with the Bankruptcy Court and served on such parties as the Bankruptcy Court may order. Moreover, the Plan may be modified or amended, if necessary, pursuant to section 1127 of the Bankruptcy Code, prior to, during or as a result of the Confirmation Hearing, without further notice to parties-in-interest.

2.             The Deadline for Objecting to Confirmation of the Plan

The Confirmation Objection Deadline is 4:00 p.m. prevailing Eastern Time on September 23, 2013. Any objection to confirmation of the Plan must: (i) be in writing; (ii) conform to the Bankruptcy Rules and the Local Rules; (iii) state the name and address of the objecting party and the amount and nature of the Claim of such Entity; (iv) state with particularity the legal and factual bases and nature of any objection to the Plan and, if practicable, a proposed modification to the Plan that would resolve such objection; and (v) be filed, contemporaneously with a proof of service, with the Bankruptcy Court and served so that it is actually received no later than the Confirmation Objection Deadline by the parties set forth below (the “Notice Parties”).

(a)           Counsel to the Debtors, Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022-4834 (Attn: Aaron M. Singer, Esq.) and Richards, Layton & Finger, P.A., One Rodney Square, 920 North King Street, Wilmington, Delaware 19801 (Attn: Daniel J. DeFranceschi, Esq.);

(b)           Counsel to the Ad Hoc Secured Noteholders Committee, Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York, 10038 (Attn: Jayme T. Goldstein, Esq.) and 2029 Century Park East, Los Angeles, California 90067 (Attn: Frank Merola, Esq.) and Young Conaway Stargatt & Taylor, LLP, Rodney Square, 1000 North King Street, Wilmington, DE 19801 (Attn: Edmon L. Morton, Esq. and Matthew B. Lunn, Esq.);

(c)           Counsel to the Prepetition Secured Notes Indenture Trustee, Seward & Kissel LLP, One Battery Park Plaza, New York, NY 10004 (Attn: John R. Ashmead); and

(d)           The Office of the United States Trustee for the District of Delaware, 844 King Street, Suite 2207, Wilmington, Delaware 19801 (Attn: David L. Buchbinder, Esq.).

CONFIRMATION OBJECTIONS NOT TIMELY FILED AND SERVED IN THE MANNER SET FORTH HEREIN MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT AND MAY BE OVERRULED WITHOUT FURTHER NOTICE.

3.             Effect of Confirmation of the Plan

Article X of the Plan contains certain provisions relating to (a) the compromise and settlement of Claims, (b) the release of the Released Parties by the Debtors and certain Holders of Claims, and each of their respective Related Persons, and (c) exculpation of certain parties. It is important to read such provisions carefully so that you understand the implications of these provisions with respect to your Claim such that you may cast your vote accordingly.

THE PLAN SHALL BIND ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NOTWITHSTANDING WHETHER OR NOT SUCH HOLDER (A) WILL RECEIVE OR RETAIN ANY PROPERTY OR INTEREST IN PROPERTY UNDER THE PLAN, (B) HAS FILED A PROOF OF CLAIM OR INTEREST IN THE CHAPTER 11 CASES OR (C) FAILED TO VOTE TO ACCEPT OR REJECT THE PLAN OR VOTED TO REJECT THE PLAN.

G.            CONSUMMATION OF THE PLAN

It will be a condition to confirmation of the Plan that all provisions, terms and conditions of the Plan are approved in the Confirmation Order unless otherwise satisfied or waived pursuant to the provisions of Article IX of the Plan. Following confirmation, the Plan will be consummated on the Effective Date.

H.            RISK FACTORS

PRIOR TO DECIDING WHETHER AND HOW TO VOTE ON THE PLAN, EACH HOLDER OF A CLAIM IN A VOTING CLASS SHOULD CONSIDER CAREFULLY ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT, INCLUDING THE RISK FACTORS DESCRIBED IN SECTION VI HEREIN TITLED, “PLAN-RELATED RISK FACTORS.”

II.

BACKGROUND TO THE CHAPTER 11 CASE

A.            THE DEBTORS’ CORPORATE HISTORY AND STRUCTURE

HoldCo was incorporated in Delaware in 1998. The Debtors began operating their first radiation oncology treatment center in 1998, and have grown to operate 34 radiation oncology treatment centers. In 2006, the Debtors were acquired by Genstar Capital, LLC and its affiliates (“Genstar”). Genstar, directly and indirectly, beneficially owns approximately 76.5% of HoldCo’s outstanding capital stock. There is no established public trading market for HoldCo’s common stock. As of March 15, 2013, there were approximately forty Holders of HoldCo’s existing common stock.

HoldCo owns, directly or indirectly, all of the Debtors in the Chapter 11 Cases. HoldCo is also the indirect parent of six partially-owned non-Debtor Affiliates that are not the subject of these Chapter 11 Cases or of an insolvency proceeding under the laws of any country.

B.            OVERVIEW OF THE DEBTORS’ BUSINESSES

The Debtors are principally engaged in providing business management services to oncology physician groups that treat cancer patients. Specifically, the Debtors contract with radiation oncology medical groups and, in certain cases, with integrated group practices and their radiation oncologists (generally referred to as “physician groups”) through long-term management services agreements (“MSAs”). The Debtors currently provide services to a network of eleven physician groups that treat cancer patients at radiation oncology treatment centers located in Florida, California, and Indiana.

Pursuant to the MSAs, the Debtors provide to the physician groups non-physician clinical and administrative staff, operations management, marketing, purchasing, managed care contract negotiation assistance, reimbursement, billing and collection services, information technology, human resource and payroll administration, compliance services, accounting, and treasury management, among other things. In addition to these management services, the Debtors typically lease the facilities where the radiation oncology treatment centers are located, as well as own or lease all of the medical equipment and leasehold improvements located at these centers. Through the MSAs, the Debtors provide the physician groups with use of these facilities and medical equipment. The physician groups and their physicians, however, retain full control over the clinical aspects of patient care.

The Debtors’ MSAs have an average term of ten years and are generally renewable for an additional five year period. Under the terms of the MSAs, the Debtors are reimbursed for certain operating expenses of each treatment center and earn a monthly management fee from each physician group that is primarily based on a predetermined percentage of each group’s EBITDA. The Debtors estimate that approximately 99% of the physician groups’ revenues depend on reimbursement by third-party payors, including government payors such as Medicare and Medicaid. In 2012, approximately 46% of such net revenue consisted of reimbursements from the Medicare and Medicaid programs.

As such, although the Debtors’ revenue is generated from their MSAs, it is materially impacted by the operations of the treatment centers, especially as they relate to revenues generated by the physician groups. Medicare payments are subject to a statutory formula that directs annual updates to payment amounts. Beginning January 1, 2013, the Centers for Medicare & Medicaid Services (“CMS”) instituted changes that resulted in an aggregate payment reduction of 7% for radiation oncology services reimbursed under the Medicare Physician Fee Schedule for the 2013 calendar year. Further, commencing April 1, 2013, payments to all Medicare providers were reduced by up to an additional 2% per fiscal year as the federal government begins implementing the “sequestration” required by the Budget Control Act of 2011 after the Joint Select Committee on Deficit Reduction failed to achieve certain targeted deficit reductions and Congress took no further action to delay its implementation. As discussed more fully below, these changes had a material adverse impact on the Debtors’ net revenue and results of operations.

The Debtors’ executive offices are located in Englewood, Colorado. As of the Petition Date, the Debtors had approximately 370 employees, none of whom are party to any collective bargaining agreements.

C.            PREPETITION INDEBTEDNESS

The Debtors are party to the Prepetition Term Loan Credit Agreement, under which the Debtors borrowed $15,000,000 in principal amount from the Prepetition Term Loan Lenders. The obligations arising under the Prepetition Term Loan Credit Agreement were secured by senior, first priority security interests in, and liens upon, substantially all of the Debtors’ assets. On June 19, 2013, the Debtors and the DIP Facility Lenders entered into the DIP Facility Credit Agreement and the Prepetition Term Loan Claims were satisfied in full.

HoldCo issued the Prepetition Secured Notes in an aggregate principal amount of $210,000,000 pursuant to the Prepetition Secured Notes Indenture. All other Debtors are guarantors of the Prepetition Secured Notes, which are secured by second priority security interests in, and liens upon, substantially all of the Debtors’ assets. None of the non-Debtor Affiliates of HoldCo are obligors or guarantors under the Prepetition Term Loan Credit Agreement or the Prepetition Secured Notes Indenture.

D.            EVENTS LEADING TO THE CHAPTER 11 FILING

1.             Reduction in Patient Census and Reimbursement Rates.

Radiation therapy is a highly competitive business. The Debtors’ treatment centers face competition from hospitals, other practitioners, and other operators of radiation oncology treatment centers. Notwithstanding their positive market and competitive positions, beginning as early as 2011, the Debtors began to experience significant revenue, cash flow, and liquidity challenges. Most important, overall declines in patient census counts and decreases in Medicare and Medicaid reimbursement rates, which, as noted above, account for almost half of the net revenue of the Debtors’ physician groups, led to increasingly poor financial performance. To illustrate, the Debtors’ consolidated EBITDA decreased from approximately $35.3 million in calendar year 2011 to approximately $26.9 million in calendar year 2012. In the same period, the Debtors’ net revenue declined from approximately $103.3 million in 2011 to approximately $93.9 million in 2012.

2.             Payment Obligations under the Prepetition Debt Credit Agreements.

These challenges left the Debtors in a substantially overleveraged position and unable to make interest payments on their Prepetition Secured Notes, as scheduled. The Debtors were unable to draw upon their undrawn prepetition revolving credit facility for working capital or other purposes due to their inability to satisfy certain financial covenants. In October 2012, the Debtors commenced negotiations regarding an overall debt restructuring with the Ad Hoc Secured Noteholders Committee. In connection with these negotiations, the Debtors elected to make a scheduled interest payment on the Prepetition Secured Notes Indenture on or about November 15, 2012, in the approximate amount of $15.0 million.

Shortly thereafter, and in order to preserve liquidity and stabilize operations, the Debtors and the Prepetition Term Loan Lenders amended and restated the Prepetition Term Loan Credit Agreement. The borrowings under the Prepetition Term Loan Credit Agreement provided sufficient time and liquidity for the Debtors to conduct the restructuring discussions and marketing efforts leading up to these Chapter 11 Cases. The Prepetition Term Loan Lenders are a subgroup of the Prepetition Secured Noteholders. As of the Petition Date, the Debtors had borrowed all amounts available to them under the Prepetition Term Loan Credit Agreement.

An additional interest payment under the Prepetition Secured Notes Indenture of approximately $15.0 million came due on May 15, 2013. The Debtors did not have sufficient liquidity to make this interest payment and, in consultation with the Ad Hoc Secured Noteholders Committee, instead entered into a 30-day payment grace period under the Prepetition Secured Notes Indenture before the failure to pay such interest matured into an event of default on June 15, 2013. Upon the occurrence of an event of default under the Indenture, certain physician groups could potentially seek to terminate their applicable MSAs. Around the same time, the Prepetition Term Loan Credit Agreement was amended to, without limitation, extend the maturity date. The Debtors filed these Chapter 11 Cases prior to the end of the payment grace period under the Prepetition Secured Notes Indenture and the maturity date under the Prepetition Term Loan Credit Agreement. Neither the May 15, 2013 interest payment under the Prepetition Secured Notes Indenture nor the amounts due under the Prepetition Term Loan Credit Agreement were paid prior to the Petition Date.

3.             The Debtors’ Restructuring Efforts: Standalone and Plan Sale Options.

In late 2012, the Debtors began efforts to restructure their businesses. With the assistance of their financial and legal advisors, the Debtors pursued restructuring on a dual track: a standalone business plan to be effectuated through chapter 11 proceedings or a sale of the businesses through chapter 11 proceedings. In an effort to efficiently restructure, the Debtors engaged in active discussions with the Ad Hoc Secured Noteholders Committee, and their financial and legal advisors, to assess both options.

With respect to a potential standalone business plan, the Debtors’ management and advisors, in consultation with the Ad Hoc Secured Noteholders Committee, began developing a standalone Plan in October 2012. The Debtors assessed the financial health of their subsidiaries, the managed radiation oncology centers, their work-force and other factors essential to the implementation of a standalone business plan that would ensure that the Debtors would emerge leaner, more efficient and more profitable. In developing the standalone business plan, the Debtors’ primary focus was to maximize the value of the Debtors’ estates for the benefit of its creditors and other stakeholders.

Simultaneously with the Debtors’ efforts to develop a standalone business plan and beginning in January 2013, the Debtors with their financial advisors, Jefferies LLC (“Jefferies”) launched a protracted and intensive effort to market the Debtors’ assets to potential financial and strategic buyers. Specifically, on January 17, 2013, Jefferies contacted a total of eighty potential buyers, thirty-four of which executed non-disclosure agreements and conducted due diligence. By February 15, 2013, the Debtors had received five preliminary non-binding indications of interest for the acquisition of all or a substantial portion of the Debtors’ assets. Thereafter, the Debtors and Jefferies continued to work extensively with the interested bidders in an effort to obtain second round bids that resulted in three offers to acquire either the stock or assets of the Reorganized Debtors.

Exhaustive discussions among the Debtors, the Ad Hoc Secured Noteholders Committee, and other interested parties ensued to determine whether an acceptable transaction could be accomplished. As a result of the prepetition marketing efforts and negotiations, the Debtors reached an agreement in principle with RTS prior to the Petition Date, which was memorialized after the Petition Date in the Investment Agreement (as described in further detail in Section III.B).

4.             The Debtors’ Entry into the Restructuring Support Agreement.

On June 14, 2013, the Debtors entered into the Restructuring Support Agreement with the members of the Ad Hoc Secured Noteholders Committee, constituting 100% of the Prepetition Term Loan Lenders under the Prepetition Term Loan Credit Agreement and approximately 73% of the Prepetition Secured Notes. The Restructuring Support Agreement establishes certain obligations of both the Debtors and the Consenting Debtholders, including, without limitation, those relating to the management of the Debtors’ businesses during the Chapter 11 Cases, the timetable for these Chapter 11 Cases, any potential standalone business plan, further sale and marketing processes and the Plan.

III.

EVENTS DURING THE CHAPTER 11 CASE

A.            FIRST DAY MOTIONS AND CERTAIN RELATED RELIEF

Immediately following the Petition Date, the Debtors devoted substantial efforts to stabilizing their operations and preserving and restoring their relationships with, among others, vendors, customers, employees and utility providers that the Debtors believed could be impacted by the commencement of the Chapter 11 Cases. As a result of these initial efforts, the Debtors were able to minimize, as much as practicable, the negative impacts of the commencement of the Chapter 11 Cases.

On June 15, 2013, the Debtors filed a number of motions (collectively referred to herein as “First Day Motions”) with the Bankruptcy Court. At hearings conducted on June 18, 2013 and July 24, 2013, the Bankruptcy Court entered several orders in connection with the First Day Motions to, among other things: (i) prevent interruptions to the Debtors’ businesses; (ii) ease the strain on the Debtors’ relationships with certain essential constituents, including employees, vendors, customers and utility providers; (iii) provide access to critical financing and capital; and (iv) allow the Debtors to retain certain advisors to assist with the administration of the Chapter 11 Cases (each, a “First Day Order”).

1.             Procedural Motions

To facilitate a smooth and efficient administration of the Chapter 11 Cases, the Bankruptcy Court entered certain “procedural” First Day Orders, by which the Bankruptcy Court (a) approved an extension of time to file the Debtors’ Schedules (which were filed on August 2, 2013), (b) established notice and hearing procedures with respect to trading in equity securities of the Debtors and (c) established procedures with respect to interim compensation of the Debtors’ bankruptcy-related advisors.

2.             Employment of Advisors

To assist the Debtors in carrying out their duties as debtors in possession and to represent their interests in the Chapter 11 Cases, the Bankruptcy Court entered First Day Orders authorizing the Debtors to retain and employ the following advisors: (a) Latham & Watkins LLP and Richards, Layton & Finger, P.A., as restructuring counsel; (b) Jefferies LLC, as financial advisor and investment banker; (c) Kurtzman Carson Consultants LLC, as the Voting and Claims Agent in the Chapter 11 Cases; and (d) Ernst & Young LLP, as auditor and tax advisor. The Debtors also sought and obtained orders approving and establishing procedures for the retention of professionals utilized in the ordinary course of the Debtors’ businesses.

3.             Stabilizing Operations

Recognizing that any interruption of the Debtors’ businesses, even for a brief period of time, would negatively impact their operations, relationships with the physician groups, revenue and profits, the Debtors filed a number of First Day Motions to help facilitate the stabilization of its operations and effectuate, as much as possible, a smooth transition into operations as debtors in possession. Specifically, in addition to certain orders discussed in greater detail below, the Debtors sought and obtained First Day Orders authorizing the Debtors to:

•                  pay prepetition wages, salaries and other compensation, reimbursable employee expenses and employee medical and similar benefits;

•                  pay prepetition obligations to warehousemen and mechanics able to perfect mechanics’, materialsmens’ or other liens in respect of prepetition obligations;

•                  determine adequate assurance for future utility service and establish procedures for utility providers to object to such assurance;

•                  continue insurance coverage, honor insurance premium financing agreements, and enter into new insurance policies, if necessary;

•                  maintain the existing cash management system; and

•                  remit and pay certain taxes and fees.

In addition to the foregoing relief, to prevent the imposition of the automatic stay from disrupting their businesses and to ensure continued deliveries and services on favorable credit terms, the Debtors sought and obtained Bankruptcy Court approval to pay the prepetition claims of certain vendors and third-party service providers who the Debtors believe are essential to the ongoing operation of their businesses. The Debtors’ ability to pay the claims of these vendors and service providers was and remains critical to maintaining ongoing business operations due to the Debtors’ inability to acquire essential replacement goods and services of the same quality, reliability, cost or availability from other sources. The Debtors’ ability to pay the claims of these vendors and service providers, ultimately, was and remains critical to the success of the Debtors’ Chapter 11 Cases.

4.             DIP Financing and Use of Cash Collateral

A critical goal of the Debtors’ business stabilization efforts was to ensure the Debtors maintained sufficient liquidity to operate their businesses during the pendency of the Chapter 11 Cases. As such, in April 2013, the Debtors and their advisors determined that the Debtors would need debtor in possession financing to operate in chapter 11. The Prepetition Term Loan Lenders, a subset of the Prepetition Secured Noteholders, provided the Debtors with a proposal (the “Noteholder Proposal”) for financing that contemplated a $25 million facility that would be used to repay the Prepetition Term Loan Credit Agreement and provide incremental liquidity to fund the Chapter 11 Cases. The Debtors directed their advisors to obtain alternate proposals from various sources of potential debtor in possession financing. Jefferies contacted twenty potential lenders to inquire whether such lenders would provide the Debtors with financing. Ultimately, three lenders submitted non-binding financing proposals to the Debtors. Later, one such lender withdrew its proposal. After carefully evaluating the terms and costs of the competing financing proposals, the Debtors’ senior management and advisors determined that, on balance, the Noteholder Proposal presented superior debtor-in-possession financing.

On June 15, 2013, the Debtors filed their Motion (I) Pursuant to 11 U.S.C. §§ 105, 361, 362, 363 and 364 Authorizing the Debtors to (A) Obtain Postpetition Financing, (B) Grant Senior Liens and Superpriority Administrative Expense Status, (C) Approving Use of Cash Collateral of Prepetition Secured Parties, and (D) Granting Adequate Protection to Prepetition Lenders; (II) Scheduling a Final Hearing Pursuant to Bankruptcy Rules 4001(B) and 4001(c); (III) Sealing Related Fee Letters and (IV) Granting Related Relief [Docket No. 13] (the “DIP Motion”). Through the DIP Motion, the Debtors sought permission from the Bankruptcy Court to enter into the DIP Facility Credit Agreement, which memorialized the terms of the Noteholder Proposal. The Debtors’ obligations under the DIP Facility Credit Agreement would be granted super-priority administrative claim status, and would be secured by a first priority lien on substantially all of the Debtors’ remaining property and assets. The DIP Facility Credit Agreement also provided for the satisfaction of the Prepetition Term Loan Claims.

At the hearing held on June 18, 2013, the Bankruptcy Court entered the Interim DIP Order, which, among other things: (a) authorized the Debtors to borrow up to $25 million under the DIP Facility Credit Agreement ($20 million of which was made available upon entry of the Interim DIP Order); (b) authorized the satisfaction of the Prepetition Term Loan Claims; and (c) approved the Debtors’ request to use cash collateral. On June 19, 2013, the Debtors and the DIP Facility Lenders entered into the DIP Facility Credit Agreement and the Prepetition Term Loan Claims were satisfied in full. On July 24, 2013, the Bankruptcy Court entered the Final DIP Order approving the Debtors’ entry into the DIP Facility Credit Agreement.

The financing provided under the DIP Facility Credit Agreement and the use of cash collateral has allowed the Debtors to, without limitation: (a) continue their businesses in an orderly manner; (b) maintain their valuable relationships with vendors, suppliers, customers and employees; (c) pay various interest, fees and expenses under the DIP Facility Credit Agreement; and (d) support their working capital, general corporate and overall operational needs. The DIP Facility Credit Agreement has been essential to the preservation and maintenance of the going-concern value of the Debtors’ businesses and, ultimately, a successful reorganization.

B.            REORGANIZATION STRATEGY AND SALE EFFORTS

With the assistance of their legal and financial advisors, and in consultation with the Ad Hoc Secured Noteholders Committee, the Debtors have continued their prepetition efforts to develop a reorganization strategy to (a) maximize the value of their Estates, (b) address the factors that led to the bankruptcy filing and (c) enable the Debtors to emerge from chapter 11 stronger, more viable companies. At the business level, this reorganization strategy has primarily, though not exclusively, focused on:

•                  restructuring the Debtors’ balance sheet and emerging from chapter 11 with long-term capital structure conducive to future profitability;

•                  managing the Debtors’ businesses to enhance their financial and operating performance, including utilizing the unique competitive advantage and opportunities afforded to chapter 11 debtors in possession; and

•                  reviewing the Debtors’ Executory Contracts and Unexpired Leases to determine whether there are benefits to the Debtors in assuming or rejecting any Executory Contracts or Unexpired Leases.

Additionally, on June 22, 2013, HoldCo entered into the Investment Agreement with RTS under which RTS agreed to acquire the New Common Stock of Reorganized HoldCo for approximately $125 million, including $42.5 million in cash (plus covering certain expenses and subject to certain working capital adjustments) and up to $82.5 million in assumed debt. A summary of certain provisions of the Investment Agreement that was attached as Exhibit C to the Bidding Procedures Motion follows:(6)

Material Term	Summary of Relevant Provisions
Company	On Cure Holdings, Inc., a Delaware corporation.

Investor	Radiation Therapy Services, Inc., a Florida corporation.

Purchase of Shares

On the Closing Date, Investor will purchase 100% of the shares of the reorganized Company’s common stock, par value $0.001 per share (collectively, the “Shares”) free and clear of all Liens (other than Permitted Liens).

See § 2.1

Purchase Price	$42,500,000, subject to a working capital adjustment. See § 2.2 & § 2.3

(6)           This table is solely intended to be a summary of certain material terms and conditions of the Investment Agreement and is qualified by reference to the entire Investment Agreement. This summary should not be relied upon for a comprehensive discussion of the Investment Agreement or in lieu of reviewing the Investment Agreement in its entirety. To the extent of any conflict between the terms of this summary and the Investment Agreement, the terms of the Investment Agreement shall control. Capitalized terms used in this table but not otherwise defined herein or in the Plan shall have the respective meanings ascribed to such terms in the Investment Agreement.

Material Term	Summary of Relevant Provisions
Amended Notes

Pursuant to the Plan, the principal amount of the Notes shall be reduced to $82,500,000, and otherwise be amended on terms and conditions consistent in all material respects with those set forth on Exhibit G to the Investment Agreement. Pursuant to the Plan, the Noteholders will retain $75,000,000 of the Amended Notes on and after the Effective Date, and the obligations under the Amended Notes will be guaranteed by Radiation Therapy Services Holdings, Inc., RTS, certain of RTS’s subsidiaries, and certain of the Holdco Subsidiaries. In addition, $7,500,000 of the Amended Notes will be deposited into escrow and upon satisfaction of the conditions contained in the Escrowed Notes Agreement, will be distributed in accordance with the Plan.

See § 7.3(d); Exhibit A to Investment Agreement (Plan Term Sheet; Treatment of Class 4 Claims); Exhibit G to Investment Agreement (Terms of Amended Notes); Exhibit L to Investment Agreement (Amended Indenture)

Use of Proceeds

The Company shall apply the net proceeds from the sale of the Shares in accordance with the terms of the Plan, including if applicable, to fund the payment of claims and administrative claims as provided in the Plan.

See § 2.6

Deposit; Escrow Agreement

Investor shall deposit $5,000,000 to an Escrow Account to be established and maintained pursuant to the terms of the Escrow Agreement. The fees and charges of the Escrow Agent shall be paid 50% by the Company and 50% by Investor in accordance with the terms of the Escrow Agreement.

If the Investment Agreement is terminated for any reason other than if: (i) Investor has breached or failed to perform any of its covenants or other agreements contained in the Investment Agreement such that the closing condition cannot be satisfied; (ii) any representation or warranty of Investor contained in the Investment Agreement shall have become untrue such that there would be an Investor MAE, or (iii) Investor has failed to satisfy certain closing conditions set forth in the Investment Agreement, then the Deposit shall be returned to Investor and Investor shall have no further obligation or liability of any kind whatsoever to any Person except as otherwise set forth in Article VIII of the Investment Agreement.

See § 2.5

Closing and Deliveries

The closing of the purchase and sale of the Shares will occur at 10:00 a.m. (prevailing Eastern Time) on the Effective Date, subject to the satisfaction or waiver (by the party having the benefit of any such condition) of all conditions to Closing specified in the Investment Agreement) other than those conditions that are to be satisfied at Closing), or at such other time, on such other date or in such other manner as the parties mutually agree in writing.

See § 3.1, 3.2 & 3.3

Representations and Warranties of the Company

Except as set forth in the Disclosure Schedules, the Data Room or the Plan, the Company represents and warrants to Investor as of the date of the delivery of the applicable Disclosure Schedules and as of the Closing to various customary representations and warranties, including the following: Existence and Good Standing; Validity and Enforceability; Capitalization of the Company and its Subsidiaries; No Conflict; Financial Statements; Conduct of Business; Taxes; Real Property; Personal Property; Intellectual Property; Material Contracts; Insurance; Litigation and Orders; Compliance with Laws; Permits; Labor Matters; Employee Benefit Plans; Environmental; Accounts Receivable; Managed Practices and Suppliers; Brokers; Healthcare; Arm’s Length; No Unlawful Payments; and No Other Representations and Warranties.

See Article IV

Material Term	Summary of Relevant Provisions

Representations and Warranties of Investor

Investor represents and warrants to the Company as of the date of execution of the Investment Agreement and as of the Closing to various representations and warranties, including the following: Existence and Good Standing; Validity and Enforceability; No Conflict; Financial Ability; Financial Statements; Solvency; No Litigation or Regulatory Action; Capitalization; SEC Reports; Brokers; Exemption from Registration; Independent Investigation and No Other Representations and Warranties.

See Article V

Bankruptcy Milestones

During the period from the date of execution of the Investment Agreement to the Closing Date or the earlier termination of the Investment Agreement, the Company shall use all commercially reasonable efforts to:

a. Within thirty days after filing of the Agreement Motion, obtain entry by the Bankruptcy Court of the Agreement Order;

b. File a motion to approve the Disclosure Statement on or before July 15, 2013;

c. Commence the solicitation of the Plan on or before August 26, 2013;

d. Hold the confirmation hearing to approve the Plan on or before October 11, 2013; and

e. Cause the Effective Date to occur on or before October 25, 2013 (the “End Date”).

See § 6.1(c) & (d)

Interim Operations of the Company

From the date of execution of the Investment Agreement until the earlier of the Closing Date or the date upon which the Investment Agreement is terminated, the Company and its Subsidiaries shall not, among other things, take actions with respect to the following, except as consented to by the Investor or otherwise provided by the Investment Agreement, the Plan or the Restructuring Support Agreement:

a. declaring or paying dividends or acquiring capital stock of the Company or any of its Subsidiaries;

b. adjusting or reclassifying any capital stock of the Company or any of its Subsidiaries;

c. incurring capital expenditures above certain limits or failing to timely make any material capital expenditures in violation of the DIP Motion;

d. asset and stock acquisitions and mergers;

e. disposition and granting of Liens on assets (excluding Permitted Liens);

f. incurring, waiving, cancelling or modifying indebtedness in excess of certain thresholds;

g. amending, modifying or waiving terms and conditions of Material Contracts;

h. amending Organizational Documents of the Company or any of its Subsidiaries except under specified circumstances;

i. failing to maintain Leased Real Property in substantially the same condition as of the date of execution of the Investment Agreement;

j. adopting, entering into, amending or terminating any Employee Plan, or materially increasing director/officer compensation;

k. implementing any employee layoffs that would reasonably be expected to implicate the WARN Act;

l. commencing or settling any Proceedings in excess of certain thresholds;

m. changing materially its financial or tax accounting methods or elections except under specified circumstances;

n. amending or modifying the Restructuring Support Agreement or the Plan to the extent that such amendment or modification would materially and adversely affect Investor;

o. withdrawing or revoking the Restructuring Support Agreement or the Plan or publicly announce its intention not to pursue the Restructuring Support Agreement or the Plan;

Material Term	Summary of Relevant Provisions

p. filing any pleading with the Bankruptcy Court that, in whole or in part, is not consistent in any material respect with the Investment Agreement, the Restructuring Support Agreement or the Plan;

q. making any material changes to the working capital policies applicable to the Company and its Subsidiaries;

r.         making any disclosure to, or any other filing with, a Government Authority, unless required by Law, required in the reasonable judgment of the Company or otherwise required by the Bankruptcy Court in connection with the Chapter 11 Cases; or

s. committing or agree in writing to take any of the foregoing actions.

See § 6.4

Solicitation of Higher and Better Bids

Anything in the Investment Agreement to the contrary notwithstanding, the Investment Agreement and the transactions contemplated thereby are subject to the Company’s right and ability to consider higher or better competing bids with respect to the assets or equity securities of the Company and/or its Subsidiaries pursuant to the Bidding Procedures.

See § 6.9

Common Interest Agreement	Immediately following the execution of the Investment Agreement, the parties shall execute and deliver the Common Interest Agreement.

See § 6.11

CMS MAE	Notwithstanding anything to the contrary in the Investment Agreement, a CMS MAE (as defined below) shall be deemed to constitute a Material Adverse Effect under the Investment Agreement.

A “CMS MAE” means that the Centers for Medicare & Medicaid Services (“CMS”), in its proposed physician fee schedule included in its proposed rule addressing changes to payment policies applicable to radiation oncology services (which is expected to be announced on or about July 1, 2013), sets forth a cumulative combined impact to radiation oncology equal to or greater than ten percent (10%). For the purposes of clarity, the comparable number released by CMS in its proposed rules in 2012 applicable to services furnished in the 2013 calendar year was 15%, as set forth in the Federal Register, Volume 77, No. 146, dated July 30, 2012 in Table 84, under the specialty “Radiation Oncology” and in the column “Total (Cumulative Impact)”.

Due Inquiry; Updated Disclosure Schedules &Update MAE Notice

Following the date of execution of the Investment Agreement and continuing for a period of 20 consecutive days (the “Inquiry Period”) and on a date determined by the Company within five (5) Business Days of the written request of Investor (the “Closing Inquiry Date”), with respect to any representation or warranty contained in Article IV of the Investment Agreement that is qualified by the “Company’s Knowledge”, the Company agrees to use commercially reasonable efforts to cause the Knowledge Members to (x) make reasonable due inquiry of each such Knowledge Member’s direct reports and (y) make due inquiry of the Company’s counsel (including healthcare counsel) with respect to the subject matter addressed by the applicable representations and warranties (the Company’s Knowledge, as qualified by the information obtained from such inquiries, the “Updated Company Knowledge”).

Promptly following such Inquiry Period, the Company shall update the Disclosure Schedules with any additional information and disclosures applicable as a result of the foregoing inquiry. Following the delivery of notice by a Party (the “Disclosing Party”) to the other Party (the “Update Recipient”) of any addition to the disclosure included in the Disclosing Party’s Schedules (the “Updated Schedules”), the Update Recipient will have ten (10) Business Days to advise the Disclosing Party in writing (an “Update MAE Notice”) that, as of such date, it believes the information set forth in the Updated Schedules, together with all changes, effects, events, occurrences, state of facts or developments previously disclosed (individually or in the aggregate), constitute a Material Adverse Effect (an “Update MAE”).

Following the delivery notice of an Update MAE Notice to the Disclosing Party, the Update

Material Term	Summary of Relevant Provisions

Recipient would have an additional five (5) Business Days (the “Update MAE Determination Period”) in which to terminate the Investment Agreement as a result of the Update MAE.

During the Update MAE Determination Period, the Disclosing Party and the Update Recipient shall cooperate in good faith with respect to the determination of whether there is a Material Adverse Effect.

If the Update Recipient has not terminated the Investment Agreement pursuant to the applicable provisions referenced above prior to 10:00 pm Eastern Time on the last day of the Update MAE Determination Period, the Update Recipient shall have been deemed to have waived its right to terminate the Investment Agreement with respect thereto; provided, however, that in the event that there is a further update to the Schedules by the Disclosing Party, the provisions set forth herein with respect to an Update MAE shall once again apply and all changes, effects, events, occurrences, state of facts or developments previously disclosed in accordance with the terms hereof will be taken into consideration by the Update Recipient in determining whether there is a Material Adverse Effect or an investor MAE.

See § 6.8

Diligence Questionnaire & Start Date Meeting

The Company will use all commercially reasonable efforts to (and will use all commercially reasonable efforts to cause its applicable Representatives to) promptly provide Investor and its Representatives to whom information may be disclosed under the Common Interest Agreement (the “Specified Representatives”) with oral responses (to the Company’s Knowledge) to the matters identified in the questionnaire attached as Exhibit H to the Investment Agreement (the “Diligence Questionnaire”), and will otherwise reasonably cooperate and assist Investor and the Specified Representatives in connection with such due diligence investigation, including:

(i)      having the Company’s counsel (including its healthcare counsel) participate in a telephonic meeting on a mutually acceptable Business Day and during regular business hours that the Company may propose to Investor on not less than 2 Business Days’ notice among the Company and such counsel, on the one hand, and Investor and the Specified Representatives, on the other hand, at which the Company shall provide (with the assistance of such counsel) its initial oral responses to the questions included in the Diligence Questionnaire (the date of such telephonic meeting described in this clause (i), the “Start Date Meeting”);

(ii)     providing Investor and the Specified Representatives with such documents, agreements and other material communications that are reasonably requested by Investor or the Specified Representatives in the Diligence Questionnaire (as well as any internal or external correspondence that is materially relevant to the questions and requests set forth in the Diligence Questionnaire); and

(iii)    reasonably assisting and cooperating with Investor and the Specified Representatives with any reasonable follow up questions or requests that arise in connection with the matters that are the subject of the Diligence Questionnaire.

See § 6.14

Company’s Closing Conditions

The obligations of the Company to consummate the transactions contemplated by the Investment Agreement are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

a. The Agreement Order shall have been entered by the Bankruptcy Court and the Agreement Order shall have become a Final Order;

b. The Confirmation Order shall have been entered by the Bankruptcy Court and the Confirmation Order shall have become a Final Order;

c.        The conditions to the Effective Date set forth in the Plan shall have been satisfied or waived in accordance with the Plan, and the Effective Date shall have occurred or shall occur simultaneously with the Closing;

Material Term	Summary of Relevant Provisions

d. The representations and warranties of Investor set forth in the Investment Agreement shall be true and correct in all respects, subject to certain MAE qualifications;

e. Each of the agreements and covenants of Investor to be performed and complied with by Investor shall have been duly performed and complied with in all material respects;

f.        Investor shall have delivered to the Company all Consents that are necessary or required under the terms of the Investor Financing Documents to permit the Contemplated Transactions and/or the Financing Transactions in form and substance reasonably acceptable to the Company;

g.        Investor shall have delivered to the Company all amendments, modifications and supplements to the Investor Financing Documents that are necessary or required to permit the Contemplated Transactions and/or the Financing Transactions in form and substance reasonably acceptable to the Company;

h.        Investor shall have delivered to the Company executed intercreditor agreements (or amendments to existing intercreditor agreements) pursuant to which the Liens on the assets and properties of the Company and its Subsidiaries that secure the Indebtedness under the Investor Credit Documents and the Investor Secured Notes Documents, respectively, are made junior and subordinate in all respects to all Liens on the assets and properties of the Company and its Subsidiaries that secure the Indebtedness under the Amended Notes and the other Amended Note Documents.

i.         Investor shall have delivered to the Company one or more guarantees duly executed and delivered by Radiation Therapy Services Holdings, Inc. and each of its Subsidiaries that guarantee the obligations of Investor under the Investor Secured Notes Documents pursuant to which such Persons guarantee the due and punctual payment and performance of all Indebtedness under the Amended Notes and the other Amended Note Documents;

j.         The Indebtedness and any other obligations under the Amended Notes and the other Amended Note Documents shall be secured by valid and perfected first-priority Liens on the same assets and properties of the Company and its Subsidiaries that secure, or purport to secure, the Indebtedness and other obligations of the Company and/or any of its Subsidiaries under the Notes and the Notes Indenture (as in effect immediately prior to the consummation of the Closing);

k.        Investor shall have delivered to the Company a written opinion of (i) Kirkland & Ellis LLP (counsel to Investor), accompanied by a reliance letter authorizing the holders of the Amended Notes as of the Closing to rely on such opinion, covering such matters as are set forth in Exhibit F-1 to the Investment Agreement, and such opinion shall be in form and substance reasonably acceptable to the Company, and (ii) counsel to Investor reasonably acceptable to the Company in each jurisdiction where a Subsidiary of Parent has been formed or organized other than New York or Delaware, accompanied by a reliance letter authorizing the holders of the Amended Notes as of the Closing to rely on such opinion, covering such matters as are set forth in Exhibit F-2 attached to the Investment Agreement, and such opinion shall be in form and substance reasonably acceptable to the Company;

l.         The offer, issuance and delivery of the Amended Note Guarantees shall be exempt from the registration and prospectus delivery requirements of the Securities Act, and no Proceeding shall be pending or threatened by any Governmental Authority that alleges that the offer, issuance and/or delivery of the Amended Note Guarantees is not exempt from the registration and prospectus delivery requirements of the Securities Act;

m. Since the date of the execution of the Investment Agreement, there shall not have occurred an Investor MAE; and

n. Investor shall have delivered the items required to be delivered by Investor pursuant to the Investment Agreement.

See §7.2

Material Term	Summary of Relevant Provisions

Investor’s Closing Conditions

The obligations of the Investor to consummate the transactions contemplated by the Investment Agreement are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

a. The Agreement Order shall have been entered by the Bankruptcy Court and the Agreement Order shall have become a Final Order;

b. The Confirmation Order shall have been entered by the Bankruptcy Court and the Confirmation Order shall have become a Final Order;

c.        The conditions to the Effective Date set forth in the Plan shall have been satisfied or waived in accordance with the Plan, and the Effective Date shall have occurred or shall occur simultaneously with the Closing;

d. The terms of the Notes shall have been amended on terms and conditions consistent in all material respects with those set forth on Exhibit G to the Investment Agreement;

e. [Intentionally Deleted];

f. The Shares shall be duly authorized, validly issued, and free and clear of all Liens (except Permitted Liens);

g. The representations and warranties of the Company set forth in Article IV of the Investment Agreement shall be true and correct, subject to certain MAE qualifications;

h.        The Organizational Documents of the Company and each of its Subsidiaries shall have been amended and filed with the applicable Governmental Authority to be effective as such as of the Closing and such amended Organizational Documents shall be in form and substance reasonably acceptable to Investor;

i. Since the date of execution of the Investment Agreement, there shall not have occurred a Material Adverse Effect;

j. Each of the agreements and covenants of the Company to be performed and complied with by the Company shall have been duly performed and complied with in all material respects;

k. The Company shall have delivered to Investor the items required to be delivered by the Company pursuant to the Investment Agreement;

l.         Except for the Management Services Agreements set forth on Schedule 7.3(l), each Management Services Agreement shall be valid and in full force and effect, and the Bankruptcy Court shall have entered an Order authorizing the assumption of each such Management Services Agreements; and

m. The Company shall have made the delivery described on Schedule 7.3(m).

See §7.3

Material Term	Summary of Relevant Provisions

Investor Termination Rights	The Investment Agreement may be terminated and the contemplated Transactions may be abandoned at any time by Investor by written notice to the Company, if:

a. the Company has breached or failed to perform any of its bankruptcy related covenants or obligations, subject to any applicable cure periods (if any);

b. the Company has breached or failed to perform any of its covenants or other agreements, subject to any applicable cure periods (if any);

c. any representation or warranty of the Company contained in the Investment Agreement shall have become untrue such that there would be a Material Adverse Effect;

d. the occurrence of a Material Adverse Effect;

e. if the Restructuring Support Agreement shall have been terminated;

f.        if the Bankruptcy Court enters an Order (i) directing the appointment of an examiner with expanded powers or a trustee, (ii) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (iii) dismissing any of the Chapter 11 Cases;

g. if the Company enters into a definitive agreement with any Person with respect to:

(i)       any Inconsistent Transaction except, subject to the terms of the Bidding Procedures, in the event that the entering into such agreement relates to an Inconsistent Transaction with the Winning Bidder and Investor is the Second-Highest Bidder, in which case Investor shall have the right to terminate the Investment Agreement upon the earlier of (x) the date that is 90 days after acceptance by the Company of the Winning Bid in accordance with the Bidding Procedures and (y) the closing of the Winning Bid; or

(ii) a Stand-Alone Plan with the Noteholders; or

h.        within ten (10) Business Days following the Start Date Meeting, without liability or obligation to any party hereunder, if Investor determines, in its sole discretion, that the results of its due diligence investigation with respect to the matters that are the subject of the Diligence Questionnaire could have a material impact on any of Investor or its Affiliates, the Company or the Subsidiaries of the Company following the Closing, whether due to the substance of such findings or a conclusion that it has not received sufficient or complete information with respect to such matters or for any other reason.

See § 8.1

Company Termination Rights	The Investment Agreement may be terminated and the Contemplated Transactions may be abandoned at any time by the Company by written notice to Investor:

a.        in the event that the Company’s board of directors approves an Inconsistent Transaction or Stand-Alone Plan at any time after the date of the Investment Agreement and prior to the entry of the Confirmation Order;

b. if the Investor has breached or failed to perform any of its covenants, obligations or other agreements under the Investment Agreement, subject to any applicable cure periods (if any);

c. any representation or warranty of the Investor contained in the Investment Agreement shall have become untrue such that there would be a Material Adverse Effect; or

d. if the condition set forth in Section 7.3(m) has not been satisfied as of the date that is forty-five (45) days from the date of the Investment Agreement.

See § 8.2

Material Term	Summary of Relevant Provisions

Other Termination Rights	The Investment Agreement may be terminated at any time:

a. by mutual written consent of the Company and Investor;

b.        by Investor or the Company, upon written notice to the other party, if a Governmental Authority of competent jurisdiction has issued an Order permanently enjoining or otherwise prohibiting the consummation of the Contemplated Transactions (unless such party causes the Order to be entered); or

c. by either Investor or the Company if the Closing has not occurred on or before 11:59 p.m. prevailing Eastern Time on the End Date.

See § 8.3

Break-Up Fee	The Investor will be entitled to a Break-Up Fee of $1,000,000 if:

(i)       the Investment Agreement is (x) terminated because the Company breaches any representation or warranty or the occurrence of a Material Adverse Effect (other than a CMS MAE) and (y) the Company consummates an Inconsistent Transaction on or prior to the date that is four (4) months following the date of such termination;

(ii) the Investment Agreement is terminated because the Company enters into an Inconsistent Transaction;

(iii)     the Investment Agreement is (x) terminated because the Company enters into a StandAlone Plan and (y) the Company consummates such transaction on or prior to the date that is four (4) months following the date of such termination; or

(iv) the Investment Agreement is terminated by the Company in accordance with its fiduciary duties.

Investor’s right to receive the Break Up Fee shall be Investor’s sole and exclusive remedy following a termination of the Investment Agreement and shall be paid as liquidated damages.

For the avoidance of doubt, Investor shall not be entitled to receive payment of the Break Up Fee, and the Company shall not be required to pay the Break Up Fee to Investor, if the Investment Agreement is terminated by Investor as a result of, or on account of, a CMS MAE.

See § 8.5(a)

Limitation of Damages Upon Termination

In the event of a termination of the Investment Agreement by the Company because of the Investor’s breach of the Investment Agreement or failure to make its representations and warranties, then the Company shall receive all of the amounts then remaining in the Escrow Account and the receipt of such amounts shall be the Company’s sole and exclusive remedy as a result of any such termination; provided, however, that in the event that such termination shall have been caused by, or shall have resulted from, a willful and intentional breach by Investor of any term, covenant, representation, warranty or other provision of the Investment Agreement, then, in addition to (and not in lieu of) the Company’s right to receive the amounts then remaining in the Escrow Account, and as the Company’s sole and exclusive remedy, Investor shall be liable for all actual damages and/or liabilities incurred or suffered by the Company or any of its Subsidiaries as a result of any such breach; provided, that, in no event shall such liability exceed an amount equal to the sum of (x) amounts then remaining in the Escrow Account and (y) $10,000,000.

For purposes of the Investment Agreement, “willful and intentional breach” shall mean a breach by Investor of any term, covenant, representation, warranty or other provision set forth in the Investment Agreement that is a consequence of an act or failure to act, in each case, taken or omitted intentionally and with the knowledge that the taking of such act or failure to act would, when taken in the context of other related actions taken by Investor, cause a breach of the Investment Agreement.

See § 8.5(c)

Material Term	Summary of Relevant Provisions

Expense Reimbursement

Investor will be entitled to reimbursement of Transaction Expenses if the Investment Agreement is terminated because: (i) the Company has breached or failed to perform any of its bankruptcy related covenants or obligations, (ii) the Company has breached or failed to perform any of its covenants or other agreements, (iii) there exists any change, effect, event, occurrence, state of facts or development that would cause a Material Adverse Effect, (iv) any representation or warranty of the Company shall have become untrue such that there would be a Material Adverse Effect (unless such termination is due to the existence of a CMS MAE), or (v) the company enters into a definitive agreement with any Person with respect to an Inconsistent Transaction (or the Company’s board of directors approves an Inconsistent Transaction or Stand Alone Plan).

The amount of Transaction Expenses reimbursable and payable shall not exceed $2,000,000 in the aggregate.

The obligations of the Company to reimburse the Transaction Expenses are in addition to, and do not limit, the Company’s obligations to pay the Break-Up Fee (if earned and payable).

See § 2.4

Specific Performance	Subject to the Bidding Procedures, the Investor has the right to seek the specific performance of the Company and injunctive relief with respect thereto.

Anything in the Investment Agreement to the contrary notwithstanding, neither the Company, the Noteholders’ Representative or any other Person shall be entitled to seek or otherwise obtain specific performance to require Investor to effect the Closing or pay the Initial Purchase Price. In furtherance and not in limitation of the foregoing, neither the Company, the Noteholders’ Representative or any other Person shall have any right whatsoever to specific performance, injunctive or other equitable relief against Investor.

See § 10.14

The proposed acquisition of the Debtors’ businesses by RTS pursuant to the Investment Agreement remains subject to approval by the Bankruptcy Court. The Investment Agreement constitutes and serves as a lead or “stalking horse” bid in the postpetition sale process. The Investment Agreement is attached, without certain schedules and exhibits thereto, as Exhibit G to the Plan. Certain schedules and exhibits to the Investment Agreement have not been filed due to the sensitive nature of the information contained therein. Copies of the schedules and exhibits are available for review by all Holders of Class 5 Claims on a secure website maintained and monitored by the Debtors in the ordinary course of business.

On August 7, 2013, HoldCo and RTS entered into an amendment to the Investment Agreement (the “Amendment”). The Amendment has not been filed due to the sensitive nature of the information contained therein. A copy of the Amendment is available for review by all Holders of Class 5 Claims on a secure website maintained and monitored by the Debtors in the ordinary course of business.

On the same day the Investment Agreement was executed, the Debtors filed the Motion for Order (A) Establishing Bidding Procedures for the Sale of All or Substantially All of the Debtors’ Purchased Assets or New Stock Pursuant to a Chapter 11 Plan (B) Approving Certain Stalking Horse Protections (C) Authorizing and Scheduling a Date and Time for Auction Pursuant to Such Procedures and (D) Granting Certain Related Relief [Docket No. 58] (the “Bidding Procedures Motion”). The Bidding Procedures Motion sought approval, among other things, of proposed bidding procedures for the sale of all or substantially all of the Debtors’ assets or the New Common Stock of Reorganized Holdco. These bidding procedures are to be utilized by the Debtors in the postpetition sale process in an effort to secure the highest or otherwise best offer for the sale of the Debtors’ businesses. The Debtors also requested authorization to schedule a sale auction, to the extent necessary under the Investment Agreement. A further description of the Investment Agreement, the bidding procedures and the auction are provided in the Bidding Procedures Motion, and are incorporated herein by reference. The Bankruptcy Court entered an order approving the Bidding Procedures Motion on July 24, 2013. No additional bids were received by August 14, 2013, the deadline for potential bidders to submit bids pursuant to the Bidding Procedures Order. On

August 15, 2013, the auction was cancelled pursuant to the terms of the Bidding Procedures Motion and a notice thereof was filed with the Bankruptcy Court.

C.            FILING OF THE SCHEDULES AND ESTABLISHMENT OF THE CLAIMS BAR DATE

1.             Filing of the Schedules

The Debtors filed their Schedules of Assets and Liabilities, Schedules of Current Income and Expenditures, Schedules of Executory Contracts and Unexpired Leases and Statements of Financial Affairs with the Bankruptcy Court pursuant to section 521 of the Bankruptcy Code on August 2, 2013.

2.             Establishment of the Claims Bar Date

On July 3, 2013, the Debtors filed the Motion of Debtors for Entry of an Order Pursuant to Bankruptcy Rule 3003(c)(3) and Local Rule 2002-1(e) Establishing Bar Dates and Related Procedures for Filing Proofs of Claim (Including for Administrative Expense Claims Arising under Section 503(b)(9) of the Bankruptcy Code) and Approving the Form and Manner of Notice Thereof [Docket No. 96] (the “Bar Date Motion”), requesting that September 12, 2013 be established as the Bar Date (as defined under the Bar Date Motion) and establishing December 11, 2013 as the Governmental Bar Date (as defined under the Bar Date Motion).

D.            EXCLUSIVE PERIOD FOR FILING A PLAN AND SOLICITING VOTES

Under the Bankruptcy Code, a debtor has the exclusive right to file and solicit acceptance of a plan or plans of reorganization for an initial period of 120 days from the date on which the debtor filed for voluntary relief. If a debtor files a plan within this exclusive period, then the debtor has the exclusive right for 180 days from the petition date to solicit acceptances to the plan. During these exclusive periods, no other party in interest may file a competing plan of reorganization; however, a court may extend these periods upon request of a party in interest and “for cause.”

The Debtors’ initial exclusive periods to file a plan and solicit acceptances of a plan are set to expire on October 15, 2013 and December 11, 2013, respectively. The Debtors intend to file motions to extend these deadlines as necessary.

E.            DEADLINE TO ASSUME OR REJECT LEASES OF NONRESIDENTIAL REAL PROPERTY

Pursuant to section 365(d)(4) of the Bankruptcy Code, the time within which the Debtors have to assume or reject unexpired leases of nonresidential real property is also scheduled to expire on October 15, 2013, unless extended by order of the Bankruptcy Court. The Debtors intend to file motions to extend this deadline as necessary.

IV.

SUMMARY OF THE PLAN

THIS SECTION IV IS INTENDED ONLY TO PROVIDE A SUMMARY OF THE MATERIAL TERMS OF THE PLAN AND IS QUALIFIED BY REFERENCE TO THE ENTIRE DISCLOSURE STATEMENT AND THE PLAN AND SHOULD NOT BE RELIED ON FOR A COMPREHENSIVE DISCUSSION OF THE PLAN. TO THE EXTENT THERE ARE ANY INCONSISTENCIES OR CONFLICTS BETWEEN THIS SECTION IV AND THE PLAN, THE TERMS AND CONDITIONS SET FORTH IN THE PLAN SHALL CONTROL AND GOVERN.

A.            ADMINISTRATIVE, DIP FACILITY AND PRIORITY TAX CLAIMS

1.             Administrative Claims

The legal, equitable and contractual rights of the Holders of Allowed Administrative Claims are unaltered by the Plan. Subject to sub-paragraph (a) below and Article V.Q of the Plan, on the later of the Effective Date or the date on which an Administrative Claim becomes an Allowed Administrative Claim, or, in each such case, as soon as practicable thereafter, each Holder of an Allowed Administrative Claim (other than an Allowed Professional Fee Claim) will receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim either (i) Cash equal to the amount of such Allowed Administrative Claim; or (ii) such other less favorable treatment as to which the Debtors (with the reasonable consent of the Investor and the Supermajority Consenting Debtholders) or Reorganized Debtors, as applicable, and the Holder of such Allowed Administrative Claim will have agreed upon in writing; provided, however, that Administrative Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court.

(a)           Bar Date for Administrative Claims

Except as otherwise provided in Article II.A of the Plan and section 503(b)(1)(D) of the Bankruptcy Code, unless previously Filed or paid, requests for payment of Administrative Claims must be Filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order (as applicable) no later than the Administrative Claims Bar Date. Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims that do not File and serve such a request by the Administrative Claims Bar Date will be forever barred, estopped and enjoined from asserting such Administrative Claims against the Debtors, the Reorganized Debtors and their respective Estates and property and such Administrative Claims will be deemed discharged as of the Effective Date. All such Claims will, as of the Effective Date, be subject to the permanent injunction set forth in Article X.G of the Plan.

Objections to such requests must be Filed and served on the Reorganized Debtors and the requesting party by the later of (a) 120 days after the Effective Date and (b) 60 days after the Filing of the applicable request for payment of Administrative Claims, if applicable, as the same may be modified or extended from time to time by Final Order of the Bankruptcy Court.

In the case of the Ad Hoc Secured Noteholders Committee Fees and Expenses, such Ad Hoc Secured Noteholders Committee Fees and Expenses will be paid in full in Cash on the Effective Date (to the extent invoiced and not previously paid during the course of the Chapter 11 Cases) from the Debtors’ Claim Portion Cash Reserve, without the requirement to file a fee application with the Bankruptcy Court or a formal request for payment by the Administrative Claims Bar Date. The Prepetition Term Loan Agent Fees and Expenses and the Prepetition Secured Notes Indenture Trustee Fees and Expenses will be paid in full in Cash on the Effective Date or as soon as reasonably practicable thereafter (to the extent invoiced and not previously paid during the course of the Chapter 11 Cases) from the Debtors’ Claim Portion Cash Reserve, without a requirement for the Prepetition Term Loan Agent or the Prepetition Secured Notes Indenture Trustee to file a fee application with the Bankruptcy Court or a formal request for payment by the Administrative Claims Bar Date. DIP Facility Claims shall be paid pursuant to Article

II.B of the Plan without the requirement to file a fee application with the Bankruptcy Court or a formal request for payment by the Administrative Claims Bar Date.

(b)                                 Professional Fee Claims

Professionals or other Entities asserting a Professional Fee Claim for services rendered before the Effective Date must File and serve on the Reorganized Debtors and such other Entities who are designated by the Bankruptcy Rules, the Confirmation Order or other order of the Bankruptcy Court an application for final allowance of such Professional Fee Claim no later than the Professional Fees Bar Date; provided that the Reorganized Debtors will pay Professionals in the ordinary course of business for any work performed after the Effective Date, including those reasonable and documented fees and expenses incurred by Professionals in connection with the implementation and consummation of the Plan, in each case without further application or notice to or order of the Bankruptcy Court; provided, further, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses from the Debtors’ Claim Portion Cash Reserve for services rendered before the Effective Date pursuant to the Ordinary Course Professionals Order, in each case without further application or notice to or order of the Bankruptcy Court.

Objections to any Professional Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party by no later than thirty (30) days after the Filing of the applicable final request for payment of the Professional Fee Claim.

Each Holder of an Allowed Professional Fee Claim will be paid in full in Cash from the Professional Fee Reserve within five (5) Business Days after entry of the order approving such Allowed Professional Fee Claim.

2.                                      DIP Facility Claims

Subject to Article V.Q of the Plan, the Allowed DIP Facility Claims will be indefeasibly paid in full in Cash on the Effective Date in full satisfaction, settlement, discharge and release of, and in exchange for, such DIP Facility Claims.

3.                                      Priority Tax Claims

The legal, equitable and contractual rights of the Holders of Allowed Priority Tax Claims are unaltered by the Plan. Subject to Article V.Q and Article VIII of the Plan, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Priority Tax Claim is an Allowed Priority Tax Claim as of the Effective Date or (ii) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim will receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Priority Tax Claim, at the election of the Debtors or Reorganized Debtors, as applicable: (A) Cash equal to the amount of such Allowed Priority Tax Claim; (B) such other less favorable treatment as to which the Debtors (with the reasonable consent of the Investor and the Supermajority Consenting Debtholders) or Reorganized Debtors, as applicable, and the Holder of such Allowed Priority Tax Claim will have agreed upon in writing; (C) such other treatment such that it will not be Impaired pursuant to section 1124 of the Bankruptcy Code or (D) pursuant to and in accordance with sections 1129(a)(9)(C) and 1129(a)(9)(D) of the Bankruptcy Code, Cash in an aggregate amount of such Allowed Priority Tax Claim payable in regular installment payments over a period ending not more than five (5) years after the Petition Date, plus simple interest at the rate required by applicable non-bankruptcy law on any outstanding balance from the Effective Date, or such lesser rate as is agreed to in writing by a particular taxing authority and the Debtors or Reorganized Debtors, as applicable, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; provided, however, that Priority Tax Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court. Any installment payments to be made under clause (C) or (D) above will be made in equal quarterly Cash payments beginning on the first applicable Subsequent Distribution Date, and continuing on each Subsequent Distribution Date thereafter until payment in full of the applicable Allowed Priority Tax Claim.

B.                                    CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

1.                                      Summary

The Plan constitutes a single plan of reorganization for all Debtors for voting and confirmation purposes. All Claims and Equity Interests, except Administrative Claims, DIP Facility Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, DIP Facility Claims and Priority Tax Claims have not been classified, as described below.

The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including, without limitation, for voting, confirmation and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. The Plan deems a Claim or Equity Interest to be classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and will be deemed classified in a different Class to the extent that any remaining portion of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that any such Claim or Equity Interest is Allowed in that Class and has not been paid, released, Disallowed or otherwise settled prior to the Effective Date. As described more fully in Article V.A of the Plan, the Plan contemplates, and is predicated upon, entry of an order substantively consolidating the Debtors’ Estates for the limited purposes of voting and confirmation under the Plan with respect to Impaired Claims.

2.                                      Classification and Treatment of Claims and Equity Interests

(a)                                 Class 1 — Other Priority Claims

•                  Classification: Class 1 consists of the Other Priority Claims.

•                  Treatment: The legal, equitable and contractual rights of the Holders of Allowed Class 1 Claims are unaltered by the Plan. Subject to Article V.Q and Article VIII of the Plan, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 1 Claim is an Allowed Class 1 Claim as of the Effective Date or (ii) the date on which such Class 1 Claim becomes an Allowed Class 1 Claim, each Holder of an Allowed Class 1 Claim will receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 1 Claim, at the election of the Debtors or Reorganized Debtors, as applicable: (A) Cash equal to the amount of such Allowed Class 1 Claim; (B) such other less favorable treatment as to which the Debtors (with the reasonable consent of the Investor and the Supermajority Consenting Debtholders) or Reorganized Debtors, as applicable, and the Holder of such Allowed Class 1 Claim have agreed upon in writing; or (C) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that Class 1 Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.

•                  Voting: Class 1 is an Unimpaired Class, and the Holders of Claims in Class 1 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 1 are not entitled to vote to accept or reject the Plan.

(b)                                 Class 2 — Other Secured Claims

•                  Classification: Class 2 consists of the Other Secured Claims. Class 2 consists of separate subclasses for each Other Secured Claim that may exist against the Debtors.

•                  Treatment: The legal, equitable and contractual rights of the Holders of Allowed Class 2 Claims are unaltered by the Plan. Subject to Article V.Q and Article VIII of the Plan, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 2 Claim is an Allowed Class 2 Claim as of the Effective Date or (ii) the date on which such Class 2 Claim becomes an Allowed Class 2 Claim, each Holder of an Allowed Class 2 Claim will receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 2 Claim, at the election of the Debtors or Reorganized Debtors, as applicable: (A) Cash equal to the amount of such Allowed Class 2 Claim; (B) such other less favorable treatment as to which the Debtors (with the reasonable consent of the Investor and the Supermajority Consenting Debtholders) or Reorganized Debtors, as applicable, and the Holder of such Allowed Class 2 Claim have agreed upon in writing; (C) the Collateral securing such Allowed Class 2 Claim; or (D) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that Class 2 Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.

•                  Voting: Class 2 is an Unimpaired Class, and the Holders of Claims in Class 2 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 2 are not entitled to vote to accept or reject the Plan.

(c)                                  Class 3 - Secured Tax Claims

•                  Classification: Class 3 consists of the Secured Tax Claims.

•                  Treatment: The legal, equitable and contractual rights of the Holders of Allowed Class 3 Claims are unaltered by the Plan. Subject to Article V.Q and Article VIII of the Plan, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 3 Claim is an Allowed Class 3 Claim as of the Effective Date or (ii) the date on which such Class 3 Claim becomes an Allowed Class 3 Claim, each Holder of an Allowed Class 3 Claim will receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 3 Claim, at the election of the Debtors or Reorganized Debtors, as applicable: (A) Cash equal to the amount of such Allowed Class 3 Claim; (B) such other less favorable treatment as to which the Debtors (with the reasonable consent of the Investor and the Supermajority Consenting Debtholders) or Reorganized Debtors, as applicable, and the Holder of such Allowed Class 3 Claim have agreed upon in writing; (C) the Collateral securing such Allowed Class 3 Claim; (D) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code or (E) pursuant to and in accordance with sections 1129(a)(9)(C) and 1129(a)(9)(D) of the Bankruptcy Code, Cash in an aggregate amount of such Allowed Class 3 Claim payable in regular installment payments over a period ending not more than five (5) years after the Petition Date, plus simple interest at the rate required by applicable non-bankruptcy law on any outstanding balance from the Effective Date, or such lesser rate as is agreed to in writing by a particular taxing authority and the Debtors or Reorganized Debtors, as applicable, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; provided, however, that Class 3 Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court. Any installment payments to be made under clause (D) or (E) above will be made in equal quarterly Cash payments beginning on the first applicable Subsequent Distribution Date, and continuing on each Subsequent Distribution Date thereafter until payment in full of the applicable Allowed Class 3 Claim.

•                  Voting: Class 3 is an Unimpaired Class, and the Holders of Claims in Class 3 shall be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Claims in Class 3 are not entitled to vote to accept or reject the Plan.

(d)                                 Class 4 — Prepetition Term Loan Claims

•                  Classification: Class 4 consists of the Prepetition Term Loan Claims.

•                  Treatment: The legal, equitable and contractual rights of the Holders of Allowed Class 4 Claims are unaltered by the Plan. To the extent not previously paid in full pursuant to the DIP Facility Orders, each Holder of an Allowed Class 4 Claim will receive, on the Effective Date and in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 4 Claim, Cash equal to the amount of such Allowed Class 4 Debtors.

•                  Voting: Class 4 is an Unimpaired Class, and the Holders of Claims in Class 4 will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Claims in Class 4 are not entitled to vote to accept or reject the Plan.

(e)                                  Class 5 — Prepetition Secured Notes Claims

•                  Classification: Class 5 consists of the Prepetition Secured Notes Claims.

•                  Allowance: The Prepetition Secured Notes Claims are deemed Allowed in the aggregate amount of approximately $210 million.(7)

•                  Treatment: On the Effective Date, the Prepetition Secured Notes and the Prepetition Secured Notes Indenture will be deemed amended in their entirety by the Amended Secured Notes and the Amended Secured Notes Indenture, respectively. On the Effective Date, and in addition to the agreements described in Article V.F, Article V.G, and Article V.H of the Plan, each Holder of an Allowed Prepetition Secured Notes Claim will receive, on account of such Claim, its Pro Rata share of the Base Notes and the Net Cash Amount. After the Effective Date, subject to the terms and conditions of the Plan (including Article VII.D.1 of the Plan), the Investment Agreement and the Escrowed Notes Agreement (as applicable), each Holder of an Allowed Prepetition Secured Notes Claim will receive, on account of such Claim, its Pro Rata share of (x) either (i) in the event the Final Purchase Price is greater than the Initial Purchase Price, the sum of (A) an amount equal to the amount by which the Final Purchase Price exceeds the Initial Purchase Price plus (B) the Escrow Amount or (ii) in the event the Final Purchase Price is equal to or less than the Initial Purchase Price, an amount equal to the Escrow Amount, if any, following any distribution to the Investor pursuant to Section 2.3(e) of the Investment Agreement, (y) the Unused Cash Reserve Amount and (z) upon satisfaction of the conditions contained in the Escrowed Notes Agreement, its Pro Rata share of the Escrowed Notes, in each case if any.

(7)                              The Allowed amount excludes accrued interest, fees and other costs and expenses.

•                  Voting: Class 5 is Impaired, and Holders of Claims in Class 5 are entitled to vote to accept or reject the Plan.

(f)                                   Class 6 — General Unsecured Claims

•                  Classification: Class 6 consists of all General Unsecured Claims.

•                  Treatment: Each Holder of a General Unsecured Claim will not receive any distribution or retain any property on account of such General Unsecured Claim.

•                  Voting: Class 6 is an Impaired Class, and the Holders of Claims in Class 6 will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Claims in Class 6 will not be entitled to vote to accept or reject the Plan.

(g)                                  Class 7 — Intercompany Claims

•                  Classification: Class 7 consists of the Intercompany Claims.

•                  Treatment: Each Holder of an Intercompany Claim shall not receive any distribution or retain any property under the Plan on account of such Intercompany Claim. On or after the Effective Date, the Reorganized Debtors may reconcile such Intercompany Claims as may be advisable in order to avoid the incurrence of any past, present or future tax or similar liabilities by such Reorganized Debtor.

•                  Voting: Class 7 is an Impaired Class. However, because the Holders of such Claims are Affiliates of the Debtors, the Holders of Claims in Class 7 will be conclusively deemed to have accepted the Plan.

(h)                                 Class 8 — Old HoldCo Interests

•                  Classification: Class 8 consists of the Old HoldCo Interests.

•                  Treatment: On the Effective Date, the Old HoldCo Interests will be cancelled without further notice to, approval of or action by any Entity, and each Holder of an Old HoldCo Interest will not receive any distribution or retain any property on account of such Old HoldCo Interest.

•                  Voting: Class 8 is an Impaired Class, and the Holders of Old HoldCo Interests in Class 8 will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Old HoldCo Interests in Class 8 will not be entitled to vote to accept or reject the Plan.

(i)                                     Class 9 - Old Affiliate Interests in any HoldCo Subsidiary

•                  Classification: Class 9 consists of the Old Affiliate Interests in any HoldCo Subsidiary.

•                  Treatment: Subject to the Restructuring Transactions, the Old Affiliate Interests will remain effective and outstanding on the Effective Date and will be owned and held by the same applicable Person(s) that held and/or owned such Old Affiliate Interests immediately prior to the Effective Date.

•                  Voting: Class 9 is an Unimpaired Class, and the Holders of the Old Affiliate Interests in Class 9 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of the Old Affiliate Interests in Class 9 are not entitled to vote to accept or reject the Plan.

3.                                      Special Provision Governing Unimpaired Claims

Except as otherwise provided therein, nothing under the Plan will affect or limit the Debtors’ or the Reorganized Debtors’ rights and defenses (whether legal or equitable) in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

4.                                      Elimination of Vacant Classes

Any Class of Claims that is not occupied as of the commencement of the Confirmation Hearing by an Allowed Claim or a claim temporarily allowed under Bankruptcy Rule 3018, or as to which no vote is cast, will be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

C.                                    ACCEPTANCE OR REJECTION OF THE PLAN

1.                                      Presumed Acceptance of Plan

Classes 1, 2, 3, 4, and 9 are Unimpaired under the Plan. Therefore, the Holders of Claims or Equity Interests in such Classes are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan. Class 7 is Impaired under the Plan. However, because the Holders of such Claims are Affiliates of the Debtors, the Holders of Claims in Class 7 will be conclusively deemed to have accepted the Plan.

2.                                      Presumed Rejection of Plan

Classes 6 and 8 are Impaired and will receive no distribution under the Plan on account of their respective Claims or Equity Interests. Therefore, the Holders of Claims or Equity Interests in such Classes are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

3.                                      Voting Class

Class 5 is Impaired under the Plan. The Holders of Claims in such Class as of the Securities Voting Record Date are entitled to vote to accept or reject the Plan.

4.                                      Acceptance by Impaired Classes of Claims

Pursuant to section 1126(c) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted the Plan if the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims in such Class actually voting have voted to accept the Plan.

5.                                      Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code will be satisfied for purposes of Confirmation by acceptance of the Plan by Class 5. The Debtors request confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code. Acceptance of the Plan by an Impaired Class holding a Claim against any Consolidated Debtor shall satisfy Section 1129(a)(10) for purposes of all of the Debtors. The Debtors reserve the right to modify the Plan or any Exhibit or Plan Schedule in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

6.                                      Votes Solicited in Good Faith

The Debtors have, and upon the Confirmation Date will be deemed to have, solicited votes on the Plan from the Voting Class in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation, sections 1125 and 1126 of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with the solicitation. Accordingly, the Debtors, the Reorganized Debtors, and each of their respective Related Parties will be entitled to, and upon the Confirmation Date are hereby granted, the protections of section 1125(e) of the Bankruptcy Code.

D.                                    MEANS FOR IMPLEMENTATION OF THE PLAN

1.                                      Limited Substantive Consolidation

(a)                                 Generally

The Plan contemplates and is predicated upon entry of an order substantively consolidating the Estates of HoldCo and each HoldCo Subsidiary (collectively, the “Consolidated Debtors”) solely for the limited purposes of voting and confirmation under the Plan. Accordingly, for voting and confirmation purposes only, (i) any obligation of HoldCo or any HoldCo Subsidiary and all guarantees with respect thereto executed by HoldCo or one or more HoldCo Subsidiary will be treated as a single obligation and any obligation of HoldCo and one or more HoldCo Subsidiaries, and all multiple Claims against such entities on account of such joint obligations, will be treated and Allowed only as a single Claim against the Consolidated Debtors, (ii) each Claim Filed against HoldCo or one or more HoldCo Subsidiary will be deemed Filed against the Consolidated Debtors and will be deemed to be a single Claim against and a single obligation of the Consolidated Debtors, (iii) the Estate of each of the Consolidated Debtors will be deemed to be one consolidated Estate; and (iv) all property of the Estate of each Consolidated Debtor shall be deemed to be property of the consolidated Estates.

Except for the limited purposes of voting and confirmation related to the Plan as set forth in this Paragraph D.1(a), such limited substantive consolidation will not and will not be deemed to: (i) modify, affect or otherwise alter the legal or corporate structures of the Debtors or the Reorganized Debtors or merge or otherwise affect the separate legal existence of the Debtors or the Reorganized Debtors, subject to the right of the Debtors or Reorganized Debtors to effect Restructuring Transactions as provided in Article V.B of the Plan; (ii) cause any Debtor or Reorganized Debtor to be liable for any Claim for which it otherwise is not liable, and the liability for any such Claim will not be affected by such substantive consolidation; (iii) modify, affect or otherwise alter the distribution to be made to the holders of Claims in any Class on account of such Claims absent the limited substantive consolidation; (iv) modify, affect or otherwise alter any Intercompany Claims or any Old Affiliate Interests; (v) modify, affect or otherwise alter any obligations under any Executory Contracts or Unexpired Leases assumed by the Debtors; or (vi) modify, affect or otherwise alter any obligations of each and every Debtor to pay quarterly fees to the United States Trustee. Notwithstanding anything to the contrary herein or in the Plan, the Claims of a particular Debtor shall remain the obligations solely of such Debtor and shall not become obligations of any other Debtor by virtue of the limited substantive consolidation set forth in this Paragraph 1(a).

(b)                                 Substantive Consolidation Order

Unless the Bankruptcy Court has approved such limited substantive consolidation of the Chapter 11 Cases by a prior Final Order, the Plan will serve as, and will be deemed to be, a motion for entry of an order substantively consolidating the Consolidated Debtors on the limited basis as provided in Paragraph A.1 above pursuant to section 105 of the Bankruptcy Code. If no objection to substantive consolidation is timely Filed and served by any Holder of a Claim affected by the Plan as provided under the Plan on or before the deadline for objection to confirmation of the Plan, the Substantive Consolidation Order (which may be the Confirmation Order) may be entered by the Bankruptcy Court without further notice and hearing as to such substantive consolidation. If any such objections are timely filed and served, a hearing with respect to such proposed substantive consolidation and the objections thereto will be scheduled by the Bankruptcy Court, which hearing may, but is not required to, coincide with the Confirmation Hearing.

2.                                      Restructuring Transactions

Without limiting any rights and remedies of the Debtors or Reorganized Debtors under the Plan or applicable law, but in all cases subject to the terms and conditions of the Restructuring Documents and any consents or approvals required thereunder, the entry of the Confirmation Order will constitute authorization for the Reorganized Debtors to take, or to cause to be taken, all actions necessary or appropriate to consummate and implement the provisions of the Plan prior to, on and after the Effective Date, including such actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses, to otherwise simplify the overall corporate structure of the Reorganized Debtors, or to reincorporate certain of the Affiliate Debtors under the laws of jurisdictions other than the laws of which the applicable Affiliate Debtors are presently incorporated. Such restructuring may include one or more mergers, consolidations, restructures, dispositions, liquidations, or dissolutions, as may be determined by the Debtors or Reorganized Debtors to be necessary or appropriate, but in all cases subject to the terms and conditions of the Plan and the Restructuring Documents and any consents or approvals required thereunder (collectively, the “Restructuring Transactions”).

All such Restructuring Transactions taken, or caused to be taken, will be deemed to have been authorized and approved by the Bankruptcy Court. The actions to effect the Restructuring Transactions may include: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (iii) the filing of appropriate certificates or articles of merger, consolidation, or dissolution pursuant to applicable state law; and (iv) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions, but in all cases subject to the terms and conditions of the Plan and the Restructuring Documents and any consents or approvals required thereunder.

3.                                      Consummation of the Investment Agreement; Amended Secured Notes Indenture; Amended Secured Notes Guarantees; New Intercreditor Agreements

On the Effective Date and provided that the conditions precedent set forth in the Investment Agreement have been satisfied or waived in accordance with the terms of the Investment Agreement, the Debtors and the Reorganized Debtors (as applicable) will be authorized to execute and deliver, and to consummate the transactions contemplated by, the Investment Agreement in exchange for the Initial Purchase Price, as well as execute, deliver, file, record and issue any notes, documents (including UCC financing statements), or agreements in connection therewith, in each case in form and substance reasonably acceptable to the Majority Consenting Debtholders and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by the Investment Agreement).

Upon the Effective Date of the Plan, all Prepetition Secured Noteholders shall be deemed to have consented to the Amended Secured Notes Indenture, Amended Secured Notes, the Amended Secured Notes Guarantees, the New Intercreditor Agreements, the Escrowed Notes Agreement and other Restructuring Documents in the form that they exist on the Effective Date. On and as of the Effective Date, notwithstanding any requirements for amendment set forth in the Prepetition Secured Notes Indenture, and provided that the conditions precedent set forth in the Investment Agreement have been satisfied or waived in accordance with the terms of the Investment Agreement, the Prepetition Secured Notes Indenture Trustee shall be authorized to (i) execute and deliver the Amended Secured Notes Indenture, the Amended Secured Notes Guarantees, and the New Intercreditor Agreements (each to the extent it is a party thereto), subject to Article V.J of the Plan, as well as to execute, deliver, file, record and issue any notes, documents (including UCC financing statements), or agreements in connection therewith, to which the Prepetition Secured Notes Indenture Trustee is a party, to the extent provided in the relevant Restructuring Documents, and to promptly consummate the transactions contemplated thereby, and (ii) take any other actions required or contemplated to be taken by the Prepetition Secured Notes Indenture Trustee under the Plan or any of the Restructuring Documents to which it is a party.

4.                                      Continued Corporate Existence

Subject to the Restructuring Transactions permitted by Article V.B of the Plan, after the Effective Date, the Reorganized Debtors will, notwithstanding the limited substantive consolidation provided in Article V.A of the Plan, continue to exist as separate legal entities in accordance with the applicable law in the respective jurisdiction in which they are incorporated or formed and pursuant to their respective certificates or articles of incorporation and by-laws, or other applicable organizational documents, in effect immediately prior to the Effective Date, except to the extent such certificates or articles of incorporation and by-laws, or other applicable organizational documents, are amended, restated or otherwise modified under the Plan. Notwithstanding anything to the contrary under the Plan, the Claims of a particular Debtor or Reorganized Debtor will remain the obligations solely of such Debtor or Reorganized Debtor and will not become obligations of any other Debtor or Reorganized Debtor solely by virtue of the Plan or the Chapter 11 Cases.

5.                                      Vesting of Assets in the Reorganized Debtors Free and Clear of Liens and Claims

Except as otherwise expressly provided in the Plan, the Confirmation Order, or any Restructuring Document, pursuant to sections 1123(a)(5), 1123(b)(3), 1141(b) and (c), and other applicable provisions of the Bankruptcy Code, on and after the Effective Date, all property and assets of the Estates of the Debtors, including all claims, rights, and Litigation Claims of the Debtors, and any other assets or property acquired by the Debtors or the Reorganized Debtors during the Chapter 11 Cases or under or in connection with the Plan (other than the Cash Reserves), will vest in the Reorganized Debtors free and clear of all Claims, Liens, charges, and other encumbrances, subject to the Restructuring Transactions and Liens which survive the occurrence of the Effective Date as described in Article III of the Plan (including, without limitation, the Liens that secure the Amended Secured Notes). On and after the Effective Date, the Reorganized Debtors may (i) operate their respective businesses, (ii) use, acquire, and dispose of their respective property and (iii) compromise or settle any Claims, in each case without notice to, supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by the Plan or the Confirmation Order.

6.                                      Amended Secured Notes; Amended Secured Notes Indenture

On and as of the Effective, the following will occur:

(i)                                     Without limiting the Prepetition Secured Noteholders’ rights to receive the Net Cash Amount orthe Unused Cash Reserve Amount as provided in Article III under the Plan, the principal amount of the Prepetition Secured Notes will be reduced on a Pro Rata basis to $82,500,000;

(ii)                                  the Prepetition Secured Notes Indenture and the Prepetition Secured Notes will be amended as set forth in the Amended Secured Notes Indenture and the Amended Secured Notes, respectively;

(iii)                               the Escrowed Notes will be transferred to the escrow agent under, and be held in escrow pending release to the Holders of the Amended Secured Notes upon satisfaction of the conditions contained in, the Escrowed Notes Agreement;

For the avoidance of doubt, interest paid on the Escrowed Notes prior to the start of the first accrual period beginning in 2016 will be returned to the Reorganized Debtors. Interest accruing from the start of the first accrual period beginning in 2016 will be paid pursuant to the Amended Secured Notes Indenture, subject to the terms of the Escrowed Notes Agreement. The obligations arising under the Amended Secured Notes and the Amended Secured Notes Indenture will be guaranteed by Radiation Therapy Services Holdings, Inc., the Investor, certain subsidiaries of the Investor pursuant to the Amended Secured Notes Guarantees, and certain of the HoldCo Subsidiaries, in each case as set forth in the Amended Secured Notes Indenture Term Sheet.

On and as of the Effective Date, all of the Prepetition Secured Noteholders will be deemed to be bound by the Amended Secured Notes Indenture, the Amended Secured Notes Guarantees and the related Restructuring Documents.

7.                                      No New Issuance of Debt

Notwithstanding anything in the Plan to the contrary, the Amended Secured Notes will represent the same indebtedness as the Prepetition Secured Notes, and nothing in the Plan is, or will be deemed to constitute, an issuance of new indebtedness under or in connection with the Amended Secured Notes or the Amended Secured Notes Indenture. Except as expressly amended or modified by the Plan, the Prepetition Secured Notes Indenture and all Collateral Documents (as defined therein) will remain in full force and effect and will, in their original form and as amended or modified pursuant to the Plan, secure the obligations and indebtedness arising under or in connection with the Amended Secured Notes, and, at the written request of the Prepetition Secured Notes Indenture Trustee, the Reorganized Debtors will execute and deliver conforming amendments to such documents necessary in order to implement the same, all without further notice to or order of the Bankruptcy Court. The Prepetition Secured Notes Indenture Trustee and any applicable Distribution Agent shall, and the Debtors and/or Reorganized Debtors and their agents shall be authorized to, coordinate with DTC such that the allocations of the Amended Secured Notes shall be made by means of book-entry exchange through the facilities of the DTC in accordance with the customary practices of the DTC.

8.                                      No Discharge or Release of Liens Securing the Prepetition Secured Notes Claims

Notwithstanding anything in the Plan to the contrary, all property of the Estates of the Debtors, including all claims, rights, and causes of action and any property acquired by the Debtors or the Reorganized Debtors under or in connection with the Plan, will remain encumbered by and subject to the Liens securing the Prepetition Secured Notes Claims which, as of the Effective Date, secure the obligations and indebtedness arising under or in connection with the Amended Secured Notes, and such Liens will not be, and will not be deemed to be, discharged or released on account of the Confirmation or Consummation of the Plan.

9.                                      New Common Stock

On the Effective Date, subject to the terms and conditions of the Investment Agreement, Reorganized HoldCo will issue 100% of the New Common Stock to the Investor or its designated Affiliate pursuant to the Amended/New Organizational Documents in consideration for the Purchase Price. The Reorganized Debtors will not be obligated to register the New Common Stock under the Securities Act or to list the New Common Stock for public trading on any securities exchange.

Distributions of the New Common Stock may be made by delivery or book-entry transfer thereof by the applicable Distribution Agent in accordance with the Investment Agreement. Upon the Effective Date, after giving effect to the transactions contemplated hereby, the authorized capital stock or other equity securities of Reorganized HoldCo will be that number of shares of New Common Stock as may be designated in the Amended/New Organizational Documents.

10.                               Plan Securities and Related Documentation; Exemption from Securities Laws

On and after the Effective Date, the Debtors, the Reorganized Debtors, the Investor and their respective Affiliates are each authorized to and will provide or issue, as applicable, the Plan Securities and the Plan Securities and Documents, in each case in form and substance satisfactory to the Supermajority Consenting Debtholders, the Investor, and to the extent it is a signatory thereto, in form and substance reasonably satisfactory to the Prepetition Secured Notes Indenture Trustee, and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity.

The distribution and issuance, as applicable, of the Plan Securities and Documents under the Plan will be exempt from registration under applicable securities laws (including Section 5 of the Securities Act or any similar state or local law requiring the registration for offer or sale of a security or registration or licensing of an issuer of a security) pursuant to section 1145(a) of the Bankruptcy Code, Section 4(2) of the Securities Act and/or other applicable exemptions. An offering of Plan Securities provided in reliance on the exemption from registration under the Securities Act pursuant to section 1145(a) of the Bankruptcy Code may be sold without registration to the extent permitted under section 1145 of the Bankruptcy Code and is deemed to be a public offering, and such Plan

Securities may be resold without registration to the extent permitted under section 1145 of the Bankruptcy Code. Any Plan Securities and Documents provided in reliance on the exemption from registration under the Securities Act provided by Section 4(2) of such act will be provided in a private placement.

The Amended Secured Notes and the Guarantees are being issued as a result of certain modifications to the Prepetition Secured Notes Indenture. As such, the Amended Secured Notes and the Guarantees are a continuation and modification of the Prepetition Secured Notes and the obligations thereunder. However, the offer and delivery of the Amended Secured Notes and the Guarantees to creditors is subject to federal securities laws. The offer and delivery of the Amended Secured Notes and the Guarantees will be made without registration under the Securities Act, in reliance on an exemption from registration provided by Section 1145(a)(1) of the Bankruptcy Code, which also exempts the offer and delivery of the Amended Secured Notes and the Guarantees from similar state securities laws.

Resales by Restricted Holders would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act. Restricted Holders would, however, be permitted to resell the New Common Stock or any Plan Securities that are offered pursuant to an exemption under section 1145(a) of the Bankruptcy Code, as applicable, without registration if they are able to comply with the provisions of Rule 144 under the Securities Act, or if such securities are registered with the Commission pursuant to a registration agreement or otherwise. Under the Plan, Restricted Holders are not entitled to any registration rights.

For purposes of the Plan, to the extent necessary, and solely for purposes of section 1145 of the Bankruptcy Code, each of the Investor (as the intended purchaser that plans to acquire the New Common Stock), Radiation Therapy Services Holdings, Inc. (as the parent of the Investor) and certain subsidiaries of the Investor pursuant to the Amended Secured Notes Guarantees (as subsidiaries of the Investor) shall be deemed a “successor” of HoldCo under section 1145(a)(1) of the Bankruptcy Code and are each sponsors of the Plan. The HoldCo Subsidiaries shall be deemed “affiliates” as defined in section 101(2) of the Bankruptcy Code of HoldCo and are co-proponents of the Plan.

Without limiting the effect of section 1145 of the Bankruptcy Code, all documents, agreements, and instruments entered into and delivered on or as of the Effective Date contemplated by or in furtherance of the Plan will become effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by such applicable agreement).

11.                               Release of Liens and Claims

To the fullest extent provided under section 1141(c) and other applicable provisions of the Bankruptcy Code, except as otherwise provided under the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article VII of the Plan, all Liens, Claims, mortgages, deeds of trust, or other security interests against the assets or property of the Debtors or the Estates will be fully released, canceled, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity. The filing of the Confirmation Order with any federal, state, or local agency or department will constitute good and sufficient evidence of, but will not be required to effect, the termination of such Liens, Claims and other interests described above. Any Entity holding such Liens, Claims or interests will, pursuant to section 1142 of the Bankruptcy Code, promptly execute and deliver to the Reorganized Debtors such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors.

12.                               Organizational Documents of the Reorganized Debtors

The respective organizational documents of each of the Debtors will be amended and restated or replaced (as applicable) in form and substance satisfactory to the Investor and as necessary to satisfy the provisions of the Plan and the Bankruptcy Code. Such organizational documents shall (i) to the extent required by section 1123(a)(6)

of the Bankruptcy Code, include a provision prohibiting the issuance of non-voting equity securities; (ii) authorize the issuance of New Common Stock in an amount not less than the amount necessary to permit the distributions thereof required or contemplated by the Plan; (iii) to the extent necessary or appropriate, include restrictions on the transfer of New Common Stock; and (iv) to the extent necessary or appropriate, include such provisions as may be needed to effectuate and consummate the Plan and the transactions contemplated under the Plan. After the Effective Date, the Reorganized Debtors may, subject to the terms and conditions of the Restructuring Documents, amend and restate their respective organizational documents as permitted by applicable law.

13.                               Directors and Officers of the Reorganized Debtors

The New Board will initially consist of up to five (5) directors, who will be designated in accordance with the terms and conditions of the Investment Agreement, which directors shall be identified in the Plan Supplement as Plan Schedule 2. The initial new board of directors or other governing body of each HoldCo Subsidiary shall consist of one or more of the directors or officers of Reorganized HoldCo. Any directors elected pursuant to this section will be subject to approval of the Bankruptcy Court pursuant to section 1129(a)(5) of the Bankruptcy Code.

Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose, at or prior to the Confirmation Hearing, the identity and affiliations of any Person proposed to serve on the initial board of directors or be an officer of each of the Reorganized Debtors, and, to the extent such Person is an insider other than by virtue of being a director or an officer, the nature of any compensation for such Person. Each such director and officer will serve from and after the Effective Date pursuant to applicable law and the terms of the Amended/New Organizational Documents and the other constituent and organizational documents of the applicable Reorganized Debtors. The existing boards of directors and other governing bodies of the Debtors will be deemed to have resigned on and as of the Effective Date, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity.

14.                               Corporate Action

Each of the Debtors and the Reorganized Debtors may take any and all actions to execute, deliver, File or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan, including, without limitation, the issuance and the distribution of the securities to be issued pursuant hereto, in each case in form and substance satisfactory to the Investor, and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers or directors of the Debtors or the Reorganized Debtors or by any other Person (except for those expressly required pursuant to the Plan or by the Restructuring Documents).

Prior to, on or after the Effective Date (as appropriate), all matters provided for pursuant to the Plan that would otherwise require approval of the stockholders, directors, officers, managers, members or partners of the Debtors (as of prior to the Effective Date) shall be deemed to have been so approved and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to applicable law and without any requirement of further action by the stockholders, directors, officers, managers, members or partners of the Debtors or the Reorganized Debtors, or the need for any approvals, authorizations, actions or consents of any Person.

As of the Effective Date, all matters provided for in the Plan involving the legal or corporate structure of the Debtors or the Reorganized Debtors (including, without limitation, the adoption of the Amended/New Organization Documents and similar constituent and organizational documents, and the selection of directors and officers for, each of the Reorganized Debtors), and any legal or corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and shall be in full force and effect in all respects, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the stockholders, directors, officers, managers, members or partners of the Debtors or the Reorganized Debtors or by any other Person.

On and after the Effective Date, the appropriate officers of the Debtors and the Reorganized Debtors are authorized to issue, execute, and deliver, and consummate the transactions contemplated by, the contracts, agreements, documents, guarantees, pledges, consents, securities, certificates, resolutions and instruments contemplated by or described in the Plan in the name of and on behalf of the Debtors and the Reorganized Debtors, in each case in form and substance satisfactory to the Investor, and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person. The secretary and any assistant secretary of the Debtors and the Reorganized Debtors will be authorized to certify or attest to any of the foregoing actions.

15.                               Cancellation of Notes, Certificates and Instruments

On the Effective Date, except to the extent otherwise provided in the Plan (including, without limitation, and for the avoidance of doubt, Article V.F, Article V.G and Article V.H of the Plan) all notes, stock, instruments, certificates, agreements and other documents evidencing or relating to the DIP Facility Claims, the Prepetition Debt Claims, any Impaired Claim and/or the Old HoldCo Interests will be canceled, and the obligations of the Debtors thereunder or in any way related thereto will be fully released, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person; provided that (i) the terms of the Prepetition Secured Notes Indenture will continue in effect for the limited purpose of allowing Holders of Claims thereunder to receive, and allowing and preserving the rights of the Prepetition Secured Notes Indenture Trustee to make, distributions under the Plan, and (ii) the DIP Facility Credit Agreement and the Prepetition Term Loan Credit Agreement will continue in effect for the limited purposes of allowing Holders of Claims thereunder to receive, and allowing and preserving the rights of the applicable Distribution Agents to make, distributions under the Plan. Except to the extent otherwise provided under the Plan, upon completion of all such distributions, the DIP Facility Credit Agreement and the Prepetition Debt Prepetition Term Loan Credit Agreements and any and all notes, securities and instruments issued in connection therewith will terminate completely without further notice or action and be deemed surrendered. For the avoidance of doubt, nothing in this Subsection “15” will affect the Amended Secured Notes Indenture, including without any limitation any Trustee Charging Lien, the Amended Secured Notes Guarantees and related Restructuring Documents, which will be in full force and effect as of the Effective Date.

16.                               Old Affiliate Interests

On the Effective Date, the Old Affiliate Interests shall remain effective and outstanding, and shall be owned and held by the same applicable Person(s) that held and/or owned such Old Affiliate Interests immediately prior to the Effective Date. Each HoldCo Subsidiary shall continue to be governed by the terms and conditions of its applicable organizational documents as in effect immediately prior to the Effective Date, except as amended or modified by the Plan.

17.                               Sources of Cash for Plan Distributions

Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Debtors or the Reorganized Debtors, as applicable, to make payments required pursuant to the Plan will be obtained from their respective Cash balances, including Cash from operations, the Cash Reserve, and the Initial Purchase Price or the Final Purchase Price, as applicable. The Debtors and the Reorganized Debtors, as applicable, may also make such payments using Cash received from their subsidiaries through their respective consolidated cash management systems and the incurrence of intercompany transactions, but in all cases subject to the terms and conditions of the Restructuring Documents.

To the extent paid in Cash, all Allowed Claims that constitute any amount of the Debtors’ Claim Portion will be paid in Cash from either (i) Cash on the Debtors’ balance sheet immediately prior to the Effective Date or (ii) the Cash Reserves. All Allowed Claims that constitute any amount of the Reorganized Debtors’ Claim Portion will be paid in Cash by the Reorganized Debtors from their cash balances.

18.                               Continuing Effectiveness of Final Orders

Payment authorization granted to the Debtors under any prior Final Order entered by the Bankruptcy Court shall continue in effect after the Effective Date. Accordingly, the Debtors or the Reorganized Debtors may pay or otherwise satisfy any Claim to the extent permitted by, and subject to, the applicable Final Order without regard to the treatment that would otherwise be applicable to such Claim under the Plan.

19.                               Funding and Use of Cash Reserves

On or before the Effective Date, the Debtors shall fund the Cash Reserves in such amount as determined by the Debtors, with the consent of the Supermajority Consenting Debtholders or as determined by order of the Bankruptcy Court, as necessary in order to be able to pay in full in Cash the obligations and liabilities for which such reserves were established, including, without limitation, reserving an amount of Cash equal to 100% of distributions to which Holders of Disputed Claims in each such applicable Class would be entitled under the Plan as of such date if such Disputed Claims were Allowed Claims in their respective Face Amount (or based on the Debtors’ books and records if the applicable Holder has not yet Filed a Proof of Claim and the Claims Bar Date has not yet expired); provided, however, that the Debtors and the Reorganized Debtors, as applicable, shall have the right to file a motion seeking to estimate any Disputed Claims, subject to the rights of the Noteholders’ Representative contained in Article V.T of the Plan; provided, further, that the Debtors shall provide the Investor with information regarding the Cash Reserves as may be reasonably requested by the Investor.

The Cash contained in each applicable Cash Reserve shall be first used solely to pay the obligations and liabilities for which such applicable reserve was established, with any excess funds (if any) in an applicable Cash Reserve being next available to pay the obligations and liabilities for which any other Cash Reserve was established. The Debtors and the Reorganized Debtors, as applicable, shall maintain detailed records of all payments made from each Cash Reserve, such that all payments and transactions shall be adequately and promptly documented in, and readily ascertainable from, their respective books and records. After the Effective Date, neither the Debtors nor the Reorganized Debtors shall deposit any other funds or property into the Cash Reserves without further order of the Bankruptcy Court or otherwise commingle funds in the Cash Reserves.

20.                               The Noteholders’ Representative

(a)                                 Appointment

From and after the Effective Date, the Noteholders’ Representative shall be authorized and empowered to act as agent, proxy, attorney-in-fact and representative for all Prepetition Secured Noteholders to the extent contemplated by the Investment Agreement, including but not limited to (i) in connection with any dispute regarding the calculation of the post-closing adjustment to the Initial Purchase Price under the Investment Agreement (to the extent contemplated by the Investment Agreement), (ii) for purposes of electing an Accounting Firm as contemplated by Section 1.1 of the Investment Agreement and (iii) becoming a party to the Escrowed Notes Agreement as contemplated by Section 2.5(a) of the Investment Agreement. The Noteholders’ Representative shall serve in such capacity until resignation or discharge and the appointment of a successor Noteholders’ Representative by the Majority Consenting Debtholders.

(b)                                 Rights, Powers and Duties of the Noteholders’ Representative

As the representative for all Prepetition Secured Noteholders, the Noteholders’ Representative shall be authorized and empowered to act as agent, proxy, attorney-in-fact and representative for and on behalf of all Prepetition Secured Noteholders, to execute, deliver, file or record such documents, instruments, releases and other agreements and to take such actions (whether in or out of court) as may be necessary or appropriate to fulfill its obligations under the Investment Agreement, including but not limited to (i) in connection with any dispute regarding the calculation of the post-closing adjustment to the Initial Purchase Price under the Investment Agreement (to the extent contemplated by the Investment Agreement), (ii) for purposes of electing an Accounting Firm as contemplated by Section 1.1 of the Investment Agreement and (iii) becoming a party to the Escrow Agreement as contemplated by Section 2.5(a) of the Investment Agreement, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity. From and after the Effective Date and continuing through the date of entry of a final decree closing the Chapter 11 Case, the Noteholders’ Representative shall possess the rights of a party-in-interest pursuant to section 1109(b) of the Bankruptcy Code for all matters arising in, arising under or related to the Chapter 11 Cases and, in connection therewith, shall have the right to appear and be heard on matters brought before the Bankruptcy Court and/or the interpretation or enforcement of the Investment Agreement, including, without limitation, the following

(i)             settling, allowing, objecting to or otherwise disposing of any Claims that constitute the Debtors’ Claim Portion;

(ii)           seeking estimation of contingent or unliquidated Claims that constitute the Debtors’

Claim Portion under section 502(c) of the Bankruptcy Code;

(iii)          seeking determination of the tax liability associated with any Claims that constitute the Debtors’ Claim Portion under section 505 of the Bankruptcy Code;

(iv)          taking any and all other actions necessary or appropriate to implement any of the foregoing.

(c)                                  Reimbursement of Costs and Expenses

The reimbursement of reasonable costs and expenses of the Noteholders’ Representative, including, without limitation, any professionals retained by the Noteholders’ Representative, shall be made from the Noteholders’ Representative Cash Reserve. The payment of such amounts to the Noteholders’ Representative and its retained professionals shall be made in the ordinary course of business with the consent of the Supermajority Consenting Debtholders and shall not be subject to the approval of the Bankruptcy Court; provided, however, that any disputes related to such fees, costs and expenses shall be brought before the Bankruptcy Court.

(d)                                 Limitation of Liability

As of and after the Effective Date, neither the Noteholders’ Representative nor any of its Related Persons shall be liable for any act taken or omitted to be taken in such capacity in connection with or in contemplation of the transactions contemplated by the Plan and/or the Investment Agreement, in each case other than for acts or omissions constituting gross negligence, actual fraud or willful misconduct of such applicable Entity as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction.

The Noteholders’ Representative and each of its Related Persons may, in connection with the performance of their respective functions, and in their sole and absolute discretion and without any requirement or obligation, consult with the respective attorneys, accountants, financial advisors, and other professionals of the Reorganized Debtors, and shall not be liable for any act taken, omitted to be taken or suffered to be done in accordance with advice or opinions rendered by such Persons, regardless of whether such advice or opinions are provided in writing (other than for acts or omissions constituting gross negligence, actual fraud or willful misconduct of such applicable Entity as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction).

(e)                                  Forum For Actions Against the Noteholders’ Representative

The Confirmation Order shall state that, without permission of the Bankruptcy Court, no judicial, administrative, arbitral or other action or proceeding shall be commenced against the Noteholders’ Representative in its official capacity as such, with respect to its status, duties, powers, acts or omissions as Noteholders’ Representative in any forum other than the Bankruptcy Court.

(f)                                   Insurance

The Noteholders’ Representative shall be authorized to obtain all reasonably necessary insurance coverage for itself and its Related Persons, including, but not limited to, coverage with respect to the liabilities, duties and obligations of the Noteholders’ Representative and its Related Persons under the Investment Agreement and the Plan (in the form of an errors and omissions policy, general liability, or otherwise), which insurance coverage may remain in effect for a reasonable period (not to exceed six years) after the closing of the Chapter 11 Cases. Any such insurance coverage shall be paid for from the Noteholders’ Representative Cash Reserve.

(g)                                  Authority to Object to and Settle Certain Disputed Claims.

From and after the Effective Date, the Noteholders’ Representative shall be authorized with respect to those Claims which are not Allowed under the Plan or by Final Order and that constitute the Debtors’ Claim Portion, (i) to object to, and seek estimation of, any such Claims and (ii) pursuant to Bankruptcy Rule 9019(b) and section 105(a) of the Bankruptcy Code, to compromise and settle such Disputed Claims, in the ordinary course of business and without further notice to or order of the Bankruptcy Court.

21.                               Fees and Expenses of Prepetition Term Loan Agent & Ad Hoc Secured Noteholders Committee

Without limiting the terms or conditions of Section 3.3(f) of the Investment Agreement, the Debtors will, on the Effective Date and to the extent invoiced, pay the Prepetition Term Loan Agent Fees and Expenses and the Ad Hoc Secured Noteholders Committee Fees and Expenses (in each case whether accrued prepetition or postpetition and to the extent not otherwise paid during the Chapter 11 Cases), without application by any such parties to the Bankruptcy Court, and without notice and a hearing pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise; provided, however, if the Debtors or Reorganized Debtors and any such Entity cannot agree with respect to the reasonableness of the fees and expenses to be paid to such party, the reasonableness of any such fees and expenses shall be determined by the Bankruptcy Court (with any undisputed amounts to be paid by the Debtors on the Effective Date and any disputed amounts to be escrowed by the Debtors).

22.                               Fees and Expenses of Indenture Trustee

Without limiting the terms or conditions of Section 3.3(f) of the Investment Agreement, the Debtors will, on the Effective Date and to the extent invoiced, pay the Prepetition Secured Notes Indenture Trustee Fees and Expenses (in each case whether accrued prepetition or postpetition and to the extent not otherwise paid during the Chapter 11 Cases), without the need to provide individual time records or application by any such parties to the Bankruptcy Court, and without notice and a hearing pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise; provided, however, if the Debtors or Reorganized Debtors and any such Entity cannot agree with respect to the reasonableness of the fees and expenses to be paid to such party, the Debtors shall (i) pay the undisputed portion of any invoices submitted on or before the Effective Date, (ii) place any disputed amounts in escrow on the Effective Date, and (iii) notify the Prepetition Secured Notes Indenture Trustee of any dispute within ten (10) days after the presentation of an invoice by the Prepetition Secured Notes Indenture Trustee. Upon such notification, the Prepetition Secured Notes Indenture Trustee may assert the Trustee Charging Lien to pay the undisputed and unpaid portion of the Prepetition Secured Notes Indenture Trustee Fees and Expenses, and/or after the parties have attempted in good faith to resolve any such dispute for at least fifteen (15) days after the notification of the dispute, may submit such dispute for resolution to the Bankruptcy Court; provided, however, that the Bankruptcy Court’s review shall be limited to a determination under the reasonableness standard in accordance with the Prepetition Secured Notes Indenture. Nothing herein or in the Plan shall be deemed to impair, waive, discharge, or negatively affect any Trustee Charging Lien for any fees, costs and expenses not paid pursuant to the Plan and otherwise claimed by the Prepetition Secured Notes Indenture Trustee pursuant to this section and in accordance with the Prepetition Secured Notes Indenture. For the avoidance of doubt, the Trustee Charging Lien shall be released as and when required under the Prepetition Secured Notes Indenture and the Amended Secured Notes Indenture.

23.                               Completion Bonus Program

On and after the Effective Date, the Debtors and the Reorganized Debtors, as applicable, shall be authorized to make the payments contemplated by the Completion Bonus Program pursuant to section 1129(a)(4) of the Bankruptcy Code, without further notice and hearing or consent of any Person. The aggregate payments under the Completion Bonus Program will not exceed $750,000.

E.                                    TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

1.                                      Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, all Executory Contracts and Unexpired Leases of the Debtors will be assumed by the Debtors (subject to the consent of the Investor given in its sole discretion) in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except for those Executory Contracts and Unexpired Leases that:

(i)                                     have been assumed or rejected by prior order of the Bankruptcy Court;

(ii)                                  are the subject of a motion to reject pending on the Effective Date;

(iii)                               are identified on Plan Schedule 5 or in the Plan Supplement, in either case which Plan Schedule may be amended by the Debtors (subject to the consent of the Investor given in its sole discretion) to add or remove Executory Contracts and Unexpired Leases by filing with the Bankruptcy Court an amended Plan Schedule and serving it on the affected contract parties at least ten (10) days prior to the date of the Confirmation Hearing; or

(iv)                              are rejected or terminated pursuant to the terms of the Plan.

Without amending or altering the Cure Claim Procedures Order or any other prior order of the Bankruptcy Court approving the assumption or rejection of any Executory Contract or Unexpired Lease, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

To the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned (as applicable) pursuant to the Plan (including, without limitation, any “change of control” provision) prohibits, restricts or conditions, or purports to prohibit, restrict or condition, or is modified, breached or terminated, or deemed modified, breached or terminated by, (i) the commencement of these Chapter 11 Cases, (ii) any Debtor’s or any Reorganized Debtor’s assumption or assumption and assignment (as applicable) of such Executory Contract or Unexpired Lease or (iii) the Confirmation or Consummation of the Plan, then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-debtor party thereto to modify or terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights or remedies with respect thereto, and any required consent under any such contract or lease shall be deemed satisfied by the Confirmation of the Plan. The inclusion or exclusion of a contract or lease on any schedule or exhibit shall not constitute an admission by any Debtor that such contract or lease is an Executory Contract or Unexpired Lease or that any Debtor has any liability thereunder. Each Executory Contract and Unexpired Lease assumed pursuant to the Plan or by an order of the Bankruptcy Court, which has not been assigned to a third party on or prior to the Effective Date, shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its respective terms and conditions, except as limited or modified by the provisions of the Plan.

2.                                      Assignment of Executory Contracts of Unexpired Leases

In the event of an assumption and assignment of an Executory Contract or Unexpired Lease, at least ten (10) days prior to the Confirmation Hearing, the Debtors shall serve upon counterparties to such Executory Contracts and Unexpired Leases, a notice of the proposed assumption and assignment, which will: (a) list the applicable cure amount, if any; (b) identify the party to which the Executory Contract or Unexpired Lease will be assigned; (c) describe the procedures for filing objections thereto; and (d) explain the process by which related disputes will be resolved by the Bankruptcy Court. Additionally, the Debtors shall file with the Bankruptcy Court a list of such Executory Contracts and Unexpired Leases to be assigned and the proposed cure amounts. Any applicable cure amounts shall be satisfied, pursuant to and to the extent required by section 365(b)(1) of the Bankruptcy Code, by payment of the applicable cure amount in Cash on the Effective Date or on such other terms as the Bankruptcy Court may order or the parties to such Executory Contracts or Unexpired Leases may otherwise agree.

Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assignment or any related cure amount must be filed, served and actually received by the Debtors at least three (3) days prior to the Confirmation Hearing (notwithstanding anything in the Schedules or a Proof of Claim to the contrary). Without amending or altering the Cure Claim Procedures Order, any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assignment or cure amount will be deemed to have consented to such assignment of its Executory Contract or Unexpired Lease. The Confirmation Order shall constitute an order of the Bankruptcy Court approving any proposed assignments of Executory Contracts or Unexpired Leases pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

In the event of a dispute regarding (a) the amount of any cure payment, (b) the ability of any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assigned or (c) any other matter pertaining to assignment, the applicable cure payments required by section 365(b)(1) of the Bankruptcy Code shall, without amending or altering the Cure Claim Procedures Order, be made following the entry of a Final Order or orders resolving the dispute and approving the assignment. If an objection to an assignment or a cure amount is sustained by Final Order of the Bankruptcy Court, the Debtors or the Reorganized Debtors, as applicable, may elect to reject such Executory Contract or Unexpired Lease in lieu of assuming and assigning it. The Debtors or the Reorganized Debtors, as applicable, shall be authorized to effect such rejection by filing a written notice of rejection with the Bankruptcy Court and serving such notice on the applicable counterparty within ten (10) days of the entry of such Final Order.

3.                                      Rejection of Executory Contracts or Unexpired Leases

The Debtors reserve the right, at any time prior to the Effective Date, except as otherwise specifically provided in the Plan, to seek to reject any contract or lease to which any Debtor is a party and to file a motion requesting authorization for the rejection of any such contract or lease. All Executory Contracts and Unexpired Leases listed on Plan Schedule 5 shall be deemed rejected as of the Effective Date. The Confirmation Order shall constitute an order of the Bankruptcy Court approving the rejections described in this Article VI pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of any preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases.

4.                                      Claims on Account of the Rejection of Executory Contracts or Unexpired Leases

All Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be filed with the Bankruptcy Court within thirty (30) days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection.

Any Entity that is required to file a Proof of Claim arising from the rejection of an Executory Contract or an Unexpired Lease that fails to timely do so shall be forever barred, estopped and enjoined from asserting such Claim, and such Claim shall not be enforceable, against the Debtors, the Reorganized Debtors or the Estates, and the Debtors, the Reorganized Debtors and their Estates and their respective assets and property shall be forever discharged from any and all indebtedness and liability with respect to such Claim unless otherwise ordered by the Bankruptcy Court or as otherwise provided under the Plan. All such Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in Article X.G of the Plan. To the extent applicable, the limitations imposed by section 502 of the Bankruptcy Code shall apply to the relevant rejection Claim, including, without limitation, subsection 502(b)(6) and subsection 502(b)(7) thereof.

5.                                      Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to and to the extent required by section 365(b)(1) of the Bankruptcy Code and without amending or altering the Cure Claim Procedures Order, by payment of the applicable default amount in Cash on the Effective Date or on such other terms as the Bankruptcy Court may order or the parties to such Executory Contracts or Unexpired Leases may otherwise agree (the “Cure Claim Amount”). At least ten (10) days prior to the Confirmation Hearing, the Debtors shall file and serve upon counterparties to such Executory Contracts and Unexpired Leases, a notice of the proposed assumption, which will: (1) list the applicable cure amount, if any; and (2) describe the procedures for filing objections thereto.

Without amending or altering the Cure Claim Procedures Order, any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related cure amount must be filed, served and actually received by the Debtors at least three (3) days prior to the Confirmation Hearing (notwithstanding anything in the Schedules or a Proof of Claim to the contrary). Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount will be deemed to have consented to such matters and will be deemed to have forever released and waived any objection to the proposed assumption and cure amount. In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall, without amending or altering the Cure Claim Procedures Order, be made following the entry of a Final Order or orders resolving the dispute and approving the assumption. If an objection to assumption or cure amount is sustained by Final Order of the Bankruptcy Court, the Debtors or the Reorganized Debtors, as applicable, may elect to reject such Executory Contract or Unexpired Lease in lieu of assuming it. The Debtors or the Reorganized Debtors, as applicable, shall be authorized to effect such rejection by filing a written notice of rejection with the Bankruptcy Court and serving such notice on the applicable counterparty within ten (10) days of the entry of such Final Order.

Subject to any cure claims Filed with respect thereto, assumption of any Executory Contract or Unexpired Lease pursuant to the Plan shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption, in each case as provided in section 365 of the Bankruptcy Code. Any Proofs of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed by Final Order shall be deemed disallowed and expunged (subject to any cure claims Filed with respect thereto), without further notice to or action, order, or approval of the Bankruptcy Court.

6.                                      Extension of Time to Assume or Reject

Notwithstanding anything to the contrary set forth in Article VI of the Plan, in the event of a dispute as to whether a contract is executory or a lease is unexpired, the right of the Reorganized Debtors to move to assume or reject such contract or lease shall be extended until the date that is ten (10) days after entry of a Final Order by the Bankruptcy Court determining that the contract is executory or the lease is unexpired. The deemed assumption provided for in Article VI.A of the Plan shall not apply to any such contract or lease, and any such contract or lease shall be assumed or rejected only upon motion of the Reorganized Debtors following the Bankruptcy Court’s determination that the contract is executory or the lease is unexpired.

F.                                     PROVISIONS GOVERNING DISTRIBUTIONS

1.                                      Distributions for Claims Allowed as of the Effective Date

Except as otherwise provided in the “Treatment” sections in Article III of the Plan or as ordered by the Bankruptcy Court, initial distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made on the Initial Distribution Date or as soon thereafter as is practicable. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day. Distributions on account of Disputed Claims that first become Allowed Claims after the Effective Date shall be made pursuant to Article VIII of the Plan.

2.                                      No Postpetition Interest on Claims

Unless otherwise specifically provided for in the Plan, the Confirmation Order or Final Order of the Bankruptcy Court, or required by applicable bankruptcy law (including, without limitation, as required pursuant to section 506(b) or section 511 of the Bankruptcy Code), postpetition interest shall not accrue or be paid on any Claims and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim.

3.                                      Distributions by Reorganized Debtors or Other Applicable Distribution Agent

Other than as specifically set forth below, the Debtors, the Reorganized Debtors, or other applicable Distribution Agent shall make all distributions required to be distributed under the Plan. Distributions on account of the Allowed Prepetition Term Loan Claims and Allowed Prepetition Secured Notes Claims shall be made to the Prepetition Term Loan Agent and the Prepetition Secured Notes Indenture Trustee, respectively, and such applicable agent will be, and shall act as, the Distribution Agent with respect to its respective Class of Claims. The Reorganized Debtors may employ or contract with other entities to assist in or make the distributions required by the Plan and may pay the reasonable fees and expenses of such entities and the Distribution Agents in the ordinary course of business. No Distribution Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

4.                                      Delivery and Distributions; Undeliverable or Unclaimed Distributions

(a)                                 Record Date for Distributions

On the Distribution Record Date, the Claims Register shall be closed. Accordingly, the Debtors, the Reorganized Debtors, or other applicable Distribution Agent will have no obligation to recognize the assignment, transfer or other disposition of, or the sale of any participation in, any Allowed Claim (other than Prepetition Debt Claims) that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes under the Plan to recognize and distribute securities, property, notices and other documents only to those Holders of Allowed Claims (other than Prepetition Debt Claims) who are Holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date. The Reorganized Debtors or other applicable Distribution Agent shall be entitled to recognize and deal for all purposes under the Plan with only those record holders stated on the Claims Register, or their books and records, as of the close of business on the Distribution Record Date; provided, however, that the foregoing shall not apply to the Prepetition Debt Claims. Instead, (i) the Prepetition Term Loan Agent shall be deemed the holder of the Prepetition Term Loan Claims and distributions with respect thereto shall be governed by the Prepetition Term Loan Credit Agreement and (ii) solely with respect to receiving distributions under the Plan, the Prepetition Secured Notes Indenture Trustee shall be deemed to be the holder of the Prepetition Secured Notes Claims and distributions with respect thereto shall be governed by the Prepetition Secured Notes Indenture.

(b)                                 Delivery of Distributions in General

Except as otherwise provided under the Plan, the Debtors, the Reorganized Debtors or other applicable Distribution Agent, as applicable, shall make distributions to Holders of Allowed Claims, or in care of their authorized agents, as appropriate, at the address for each such Holder or agent as indicated on the Debtors’ or other applicable Distribution Agent’s books and records as of the date of any such distribution; provided, however, that the manner of such distributions shall be determined in the discretion of the applicable Distribution Agent (subject to the terms and conditions of the relevant Prepetition Debt Credit Agreement, if applicable); provided further, that the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in the latest Proof of Claim Filed by such Holder pursuant to Bankruptcy Rule 3001 as of the Distribution Record Date.

(c)           Minimum Distributions

Notwithstanding anything under the Plan to the contrary, no Distribution Agent shall be required to make distributions or payments of less than $25.00 (whether in Cash or otherwise) or to make partial distributions or payments of fractions of dollars, in each case with respect to Impaired Claims. With respect to Impaired Claims, whenever any payment or distribution of a fraction of a dollar (including with respect to the Amended Secured Notes, if applicable) under the Plan would otherwise be called for, the actual payment or distribution will reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or more being rounded up to the next higher whole number and with less than half dollars being rounded down to the next lower whole number.

No Distribution Agent shall have any obligation to make a distribution on account of an Allowed Claim that is Impaired under the Plan if: (a) the aggregate amount of all distributions authorized to be made on the Subsequent Distribution Date in question is or has an economic value less than $25,000, unless such distribution is a final distribution; or (b) the amount to be distributed to the specific Holder of an Allowed Claim on such Subsequent Distribution Date does not constitute a final distribution to such Holder and is or has an economic value less than $25.00, which shall be treated as an undeliverable distribution under subsection (d) below.

(d)           Undeliverable Distributions

Holding of Certain Undeliverable Distributions. If the distribution to any Holder of an Allowed Claim is returned to the Distribution Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Distribution Agent is notified in writing of such Holder’s then current address, at which time all currently due but missed distributions shall be made to such Holder on the next Subsequent Distribution Date (or such earlier date as determined by the applicable Distribution Agent). Undeliverable distributions shall remain in the possession of the Reorganized Debtors or in the applicable reserve, subject to Article VII.D.4(b) of the Plan, until such time as any such distributions become deliverable. Undeliverable distributions shall not be entitled to any additional interest, dividends or other accruals of any kind on account of their distribution being undeliverable.

Failure to Claim Undeliverable Distributions. Any Holder of an Allowed Claim (or any successor or assignee or other Person or Entity claiming by, through, or on behalf of, such Holder) that does not assert a right pursuant to the Plan for an undeliverable or unclaimed distribution within one (1) year after the later of the Effective Date or the date such distribution is due shall be deemed to have forfeited its rights for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such rights for an undeliverable or unclaimed distribution against the Debtors or their Estates, the Reorganized Debtors or their respective assets or property, or any Distribution Agent. In such case, any Cash for distribution on account of such rights for undeliverable or unclaimed distributions shall become the property of the Estates free and clear of any Claims of such Holder with respect thereto and notwithstanding any federal or state escheat laws to the contrary. Any Cash, Amended Secured Notes and/or other Plan Securities and Documents or other property held for distribution or allocation on account of such Claim shall be distributed or allocated to the Prepetition Secured Notes Indenture Trustee for distribution or allocation in accordance with the Plan. Nothing contained in the Plan shall require the Debtors, the Reorganized Debtors, or any Distribution Agent to attempt to locate any Holder of an Allowed Claim.

Failure to Present Checks. Checks issued by the Distribution Agent on account of Allowed Claims shall be null and void if not negotiated within 180 days after the issuance of such check. In an effort to ensure that all Holders of Allowed Claims receive their allocated distributions, no later than 90 days after the issuance of such checks, the Reorganized Debtors shall File with the Bankruptcy Court a list of the Holders of any un-negotiated checks. This list shall be maintained and updated periodically in the sole discretion of the Reorganized Debtors for as long as the Chapter 11 Cases stay open. Requests for reissuance of any check shall be made directly to the Distribution Agent by the Holder of the relevant Allowed Claim with respect to which such check originally was issued. Any Holder of an Allowed Claim holding an un-negotiated check that does not request reissuance of such un-negotiated check within 365 days after the date of mailing or other delivery of such check shall have its Claim for such un-negotiated check discharged and be forever barred, estopped and enjoined from asserting any such Claim against the Debtors or their Estates, the Reorganized Debtors or their respective assets or property. In such case, any Cash held for payment on account of such Claims shall be distributed to the Prepetition Secured Notes Indenture Trustee for distribution in accordance with the Plan, free and clear of any Claims of such Holder with respect thereto and notwithstanding any federal or state escheat laws to the contrary.

5.             Compliance with Tax Requirements

In connection with the Plan and all distributions under the Plan, the Reorganized Debtors or other applicable Distribution Agent shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions under the Plan shall be subject to any such withholding and reporting requirements. The Reorganized Debtors or other applicable Distribution Agent shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. All Persons holding Claims shall be required to provide any information necessary to effect information reporting and the withholding of such taxes. Notwithstanding any other provision of the Plan to the contrary, each Holder of an Allowed Claim shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution.

6.             Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated for income tax purposes to the principal amount of the Claim first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

7.             Means of Cash Payment

Payments of Cash made pursuant to the Plan shall be in U.S. dollars and shall be made, at the option of the Debtors or the Reorganized Debtors (as applicable), by checks drawn on, or wire transfer from, a domestic bank selected by the Debtors or the Reorganized Debtors. Cash payments to foreign creditors may be made, at the option of the Debtors or the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

8.             Timing and Calculation of Amounts to Be Distributed

Except as otherwise provided in the “Treatment” sections in Article III of the Plan or as ordered by the Bankruptcy Court, on the Initial Distribution Date (or if a Claim is not an Allowed Claim on the Effective Date, on the Subsequent Distribution Date occurring after such Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim against the Debtors shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in the applicable class treatment or in Article VIII of the Plan. Except as otherwise provided under the Plan, Holders of Claims shall not be entitled to interest, dividends or accruals on the distributions provided for under the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

9.             Setoffs

Without altering or limiting any of the rights and remedies of the Debtors and the Reorganized Debtors under section 502(d) of the Bankruptcy Code, all of which rights and remedies are hereby reserved, the Debtors and the Reorganized Debtors may, but shall not be required to, withhold (but not setoff except as set forth below) from the distributions called for under the Plan on account of any Allowed Claim an amount equal to any claims, Causes of Action and Litigation Claims of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim; provided that, at least ten (10) days prior to effectuating such withholding, the Debtors or the Reorganized Debtors, as applicable, shall provide written notice thereof to the applicable Holder of such Claim, and all objections and defenses of such Holder to such withholding are preserved. In the event that any such claims, Causes of Action or Litigation Claims are adjudicated by Final Order or otherwise resolved against the applicable Holder, the Debtors and the Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant hereto on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), the amount of such adjudicated or resolved claims, Causes of Action or Litigation Claims. Neither the failure to effect such a setoff nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claims, Causes of Action or Litigation Claims, all of which are reserved unless expressly released or compromised pursuant to the Plan or the Confirmation Order.

G.            PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS

1.             Resolution of Disputed Claims

(a)           Allowance of Claims

After the Effective Date, the Debtors and the Reorganized Debtors shall, subject to the rights of the Noteholders’ Representative contained in Article V.T of the Plan, have and shall retain any and all available rights and defenses that the Debtors had with respect to any Claim, including, without limitation, the right to assert any objection to Claims based on the limitations imposed by section 502 of the Bankruptcy Code. Subject to the rights of the Noteholders’ Representative contained in Article V.T of the Plan, the Debtors and the Reorganized Debtors may contest the amount and validity of any Disputed Claim or contingent or unliquidated Claim in the ordinary course of business in the manner and venue in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced.

(b)           Prosecution of Objections to Claims

After the Confirmation Date but before the Effective Date, the Debtors, and after the Effective Date, the Reorganized Debtors, subject to the rights of the Noteholders’ Representative contained in Article V.T of the Plan, shall have the exclusive authority to File objections to Claims and settle, compromise, withdraw or litigate to judgment objections to any and all Claims, regardless of whether such Claims are in an Unimpaired Class or otherwise; provided, however, this provision shall not apply to Professional Fee Claims, which may be objected to by any party in interest in these Chapter 11 Cases. From and after the Effective Date, the Reorganized Debtors, subject to the rights of the Noteholders’ Representative contained in Article V.T of the Plan, may settle or compromise any Disputed Claim without any further notice to or action, order or approval of the Bankruptcy Court. The Reorganized Debtors shall, subject to the rights of the Noteholders’ Representative contained in Article V.T of the Plan, have the sole authority to administer and adjust the Claims Register and their respective books and records to reflect any such settlements or compromises without any further notice to or action, order or approval of the Bankruptcy Court.

(c)           Claims Estimation

After the Confirmation Date but before the Effective Date, the Debtors, and after the Effective Date, the Reorganized Debtors may at any time, subject to the rights of the Noteholders’ Representative contained in Article V.T of the Plan, request that the Bankruptcy Court estimate any Disputed Claim or contingent or unliquidated Claim pursuant to applicable law, including, without limitation, section 502(c) of the Bankruptcy Code, and the

Bankruptcy Court shall retain jurisdiction under 28 U.S.C. §§ 157 and 1334 to estimate any such Claims, including during the litigation concerning any objection to any Claim or during the pendency of any appeal relating to any such objection. All of the aforementioned Claims and objection, estimation and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court. The rights and objections of all parties are reserved in connection with any such estimation.

(d)           Deadline to File Objections to Claims

Any objections to Claims will be Filed by no later than the Claims Objection Deadline; provided that nothing contained herein will limit the Reorganized Debtors’ right to object to Claims, if any, Filed or amended after the Claims Objection Deadline, subject to the rights of the Noteholders’ Representative contained in Article V.T of the Plan. Moreover, notwithstanding the expiration of the Claims Objection Deadline, the Debtors or the Reorganized Debtors shall, subject to the rights of the Noteholders’ Representative contained in Article V.T of the Plan, continue to have the right to amend any claims objections and to file and prosecute supplemental objections and counterclaims to a Disputed Claim until such Disputed Claim is Allowed. Moreover, notwithstanding the expiration of the Claims Objection Deadline, the Reorganized Debtors shall continue to have the right to amend any claims or other objections and to File and prosecute supplemental objections and counterclaims to a Disputed Claim until such Disputed Claim is or becomes Allowed by Final Order of the Bankruptcy Court.

2.             No Distributions Pending Allowance

Notwithstanding any other provision of the Plan to the contrary, no payments or distributions of any kind or nature shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim has become an Allowed Claim pursuant to a Final Order.

3.                                      Distributions on Account of Disputed Claims Once They Are Allowed and Additional Distributions on Account of Previously Allowed Claims

On each Subsequent Distribution Date (or such earlier date as determined by the Reorganized Debtors in their sole discretion), the Reorganized Debtors or other applicable Distribution Agent will make distributions (a) on account of any Disputed Claim that has become an Allowed Claim during the preceding calendar quarter, and (b) on account of previously Allowed Claims of property that would have been distributed to the Holders of such Claim on the dates distributions previously were made to Holders of Allowed Claims in such Class had the Disputed Claims that have become Allowed Claims or Disallowed Claims by Final Order of the Bankruptcy Court been Allowed or disallowed, as applicable, on such dates. Such distributions will be made pursuant to the applicable provisions of Article VII of the Plan.

4.             Reserve for Disputed Claims

The Debtors, the Reorganized Debtors and the Distribution Agent, as applicable, shall establish such appropriate reserves for Disputed Claims in Classes as it determines necessary and appropriate, including, without limitation, as part of the Cash Reserves, in each case with the consent of the Noteholders’ Representative or as approved by order of the Bankruptcy Court. Without limiting the foregoing, reserves for Disputed Claims shall equal an amount of Cash equal to 100% of distributions to which Holders of such Disputed Claims in each applicable Class would be entitled under the Plan as of such date if such Disputed Claims were Allowed Claims in their respective Face Amount (or based on the Debtors’ books and records if the applicable Holder has not yet Filed a Proof of Claim and the Claims Bar Date has not yet expired); provided, however, that the Debtors and the Reorganized Debtors, as applicable, shall have the right to file a motion seeking to estimate any Disputed Claims, subject to the rights of the Noteholders’ Representative contained in Article V.T of the Plan; provided, further, that the Debtors shall provide the Investor with information regarding the reserves established for Disputed Claims as may be reasonably requested by Investor .

H.            CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN

1.             Conditions Precedent to Confirmation

It shall be a condition to Confirmation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C of the Plan:

•                  The Plan and the Restructuring Documents shall be in form and substance consistent in all material respects with the Restructuring Term Sheet and otherwise reasonably acceptable to the Debtors, the Supermajority Consenting Debtholders, and the Investor; and

•                  The Confirmation Order shall have been entered by the Bankruptcy Court.

2.             Conditions Precedent to Consummation

It shall be a condition to Consummation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C of the Plan:

•                  The Confirmation Order shall have become a Final Order and the Confirmation Date shall have occurred.

•                  The Bankruptcy Court shall have entered one or more Final Orders (which may include the Confirmation Order), in form and substance reasonably acceptable to the Debtors and the Supermajority Consenting Debtholders and acceptable to the Investor, authorizing the assumption, assumption and assignment and rejection of the Executory Contracts and Unexpired Leases by the Debtors as contemplated in the Plan and the Plan Supplement.

•                  The Plan and the Restructuring Documents shall not have been amended or modified other than in a manner in form and substance consistent in all material respects with the Restructuring Term Sheet and otherwise reasonably acceptable to the Debtors, the Supermajority Consenting Debtholders and the Investor.

•                  The Restructuring Documents shall have been filed, tendered for delivery, and been effected or executed by all Entities party thereto (as appropriate), and in each case in full force and effect. All conditions precedent to the effectiveness of such Restructuring Documents, including, without limitation, the Investment Agreement, shall have been satisfied or waived pursuant to the terms of such applicable Restructuring Documents (or shall be satisfied concurrently with the occurrence of the Effective Date).

•                  All consents, actions, documents, certificates and agreements necessary to implement the Plan and the transactions contemplated by the Investment Agreement shall have been, as applicable, obtained and not otherwise subject to unfulfilled conditions, effected or executed and delivered to the required parties and, to the extent required, filed with the applicable governmental units in accordance with applicable laws, and in each case in full force and effect.

•                  The Debtors shall have received, or will receive concurrently with the occurrence of the Effective Date, the Initial Purchase Price in Cash and in accordance with the terms and conditions of the Investment Agreement.

•                  The New Board shall have been selected.

•                  The Cash Reserves shall have been funded in full in Cash by the Debtors in accordance with the terms and conditions of the Plan.

•                  All Ad Hoc Secured Noteholders Committee Fees and Expenses shall have been paid in full in Cash or reserved in a manner acceptable to the Majority Consenting Debtholders to the extent of any disputes, as required by the DIP Facility Orders, including the adequate protection obligations in paragraph 12 thereof, pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise

3.             Waiver of Conditions

Subject to section 1127 of the Bankruptcy Code, the conditions to Confirmation and Consummation of the Plan set forth in this Article IX may be waived by the Debtors, with the consent of the Supermajority Consenting Debtholders and the Investor, without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate the Plan. The failure of the Debtors or Reorganized Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each right shall be deemed an ongoing right that may be asserted at any time.

4.             Effect of Non-Occurrence of Conditions to Confirmation or Consummation

If the Confirmation or the Consummation of the Plan does not occur with respect to one or more of the Debtors, then the Plan shall, with respect to such applicable Debtor or Debtors, be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any claims by or Claims against or Equity Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders or any other Entity; (3) constitute an Allowance of any Claim or Equity Interest; or (4) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any Holders or any other Entity in any respect.

I.             RELEASE, DISCHARGE, INJUNCTION AND RELATED PROVISIONS

1.             General

Pursuant to section 1123 of the Bankruptcy Code (and, in addition, but solely with respect to Class 5 Claims, Bankruptcy Rule 9019), and in consideration for the classification, distributions, releases and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Equity Interests and controversies resolved pursuant to the Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Equity Interests and controversies, as well as a finding by the Bankruptcy Court that any such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Equity Interests and is fair, equitable and reasonable.

Notwithstanding anything contained under the Plan to the contrary, the allowance, classification and treatment of all Allowed Claims and Equity Interests and their respective distributions (if any) and treatments under the Plan, takes into account the relative priority and rights of the Claims and the Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise. As of the Effective Date, any and all contractual, legal and equitable subordination rights, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise, relating to the allowance, classification and treatment of all Allowed Claims and Equity Interests and their respective distributions (if any) and treatments under the Plan, are settled, compromised, terminated and released pursuant to the Plan; provided, however, that nothing contained in the Plan shall preclude any Person or Entity from exercising their rights pursuant to and consistent with the terms of the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with the Plan.

2.             Release of Claims and Causes of Action

(a)           Release by the Debtors

Pursuant to section 1123(b) and any other applicable provisions of the Bankruptcy Code, and except as otherwise expressly provided in Article X of the Plan or elsewhere in the Plan or the Confirmation Order, effective as of the Effective Date, for good and valuable consideration provided by each of the Released Parties, the adequacy and sufficiency of which is hereby confirmed, the Debtors and the Reorganized Debtors, in their respective individual capacities and as debtors-in-possession, including, without limitation, any successor to the Debtors or any Estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code (collectively, the “Debtor Releasing Parties”) will be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever provided a full discharge, waiver and release to each of the Released Parties (and each such Released Party so released shall be deemed forever released, waived and discharged by the Debtor Releasing Parties) and their respective assets and properties (the “Debtor Release”) from any and all Claims, Causes of Action, Litigation Claims and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, whether directly or derivatively held, existing as of the Effective Date or thereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way in whole or in part to any of (i) the Debtors, the Chapter 11 Cases, the Disclosure Statement, The Plan, the Restructuring Support Agreement and the Restructuring Documents, (ii) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, (iii) the business or contractual arrangements between any Debtor and any Released Parties, (iv) the negotiation, formulation or preparation of the Restructuring Support Agreement, the Plan, the Disclosure Statement, the Plan Supplement, the Restructuring Documents, or related agreements, instruments or other documents, (v) the restructuring of Claims or Equity Interests prior to or during the Chapter 11 Cases, (vi) the purchase, sale or rescission of the purchase or sale of any Equity Interest of the Debtors or the Reorganized Debtors, and/or (vii) the Confirmation or Consummation of the Plan or the solicitation of votes on the Plan that such Debtor Releasing Party would have been legally entitled to assert (whether individually or collectively) or that any Holder of a Claim or Equity Interest or other Entity would have been legally entitled to assert for, or on behalf or in the name of, any Debtor, its respective Estate or any Reorganized Debtor (whether directly or derivatively) against any of the Released Parties; provided, however, that the foregoing provisions of this Debtor Release shall not operate to waive or release: (i) any Causes of Action expressly listed on Plan Schedule 6; (ii) any Causes of Action arising from gross negligence, actual fraud or willful misconduct of such applicable Released Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; and/or (iii) the rights of such Debtor Releasing Party to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with the Plan or assumed pursuant to the Plan or assumed pursuant to Final Order of the Bankruptcy Court. The foregoing release shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person and the Confirmation Order will permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Debtor Release. Notwithstanding the foregoing, nothing in Article X.B of the Plan shall or shall be deemed to (i) prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, Causes of Action or liabilities they may have against any Person that is based upon an alleged breach of a confidentiality or non-compete obligation owed to the Debtors or the Reorganized Debtors and/or (ii) operate as a release or waiver of any Intercompany Claims, in each case unless otherwise expressly provided for in the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained under the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (i) in exchange for the good and valuable consideration provided by the Released Parties; (ii) a good faith settlement and compromise of the Claims released by the Debtor Release; (iii) in the best interest of the Debtors and their Estates; (iv) fair, equitable and reasonable; and (v) given and made after due notice and opportunity for hearing.

(b)           Release by Third Parties

Pursuant to section 1123(b) and any other applicable provisions of the Bankruptcy Code, and except as otherwise expressly provided in Article X of the Plan or elsewhere in the Plan or the Confirmation Order, effective as of the Effective Date, to the fullest extent permitted by applicable law, for good and valuable consideration provided by each of the Released Parties, the adequacy and sufficiency of which is hereby confirmed, and without limiting or otherwise modifying the scope of the Debtor Release provided by the Debtor Releasing Parties above, each Non-Debtor Releasing Party (together with the Debtor Releasing Parties, the “Releasing Parties”) will be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever provided a full discharge, waiver and release to each of the Released Parties (and each such Released Party so released shall be deemed forever released, waived and discharged by the Non-Debtor Releasing Parties) and their respective assets and properties (the “Third Party Release”) from any and all Claims, Causes of Action, Litigation Claims and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, whether directly or derivatively held, existing as of the Effective Date or thereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way in whole or in part to any of (i) the Debtors, the Chapter 11 Cases, the Disclosure Statement, the Plan, the Restructuring Support Agreement and the Restructuring Documents, (ii) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, (iii) the business or contractual arrangements between any Debtor and any Released Parties, (iv) the negotiation, formulation or preparation of the Restructuring Support Agreement, the Plan, the Disclosure Statement, the Plan Supplement, the Restructuring Documents, or related agreements, instruments or other documents, (v) the restructuring of Claims or Equity Interests prior to or during the Chapter 11 Cases, (vi) the purchase, sale or rescission of the purchase or sale of any Equity Interest of the Debtors or the Reorganized Debtors, and/or (vii) the Confirmation or Consummation of the Plan or the solicitation of votes on the Plan that such Non-Debtor Releasing Party would have been legally entitled to assert (whether individually or collectively) against any of the Released Parties; provided, however, that the foregoing provisions of this Third Party Release shall not operate to waive or release: (i) any Causes of Action expressly listed on Plan Schedule 7; (ii) any Causes of Action arising from gross negligence, actual fraud or willful misconduct of such applicable Released Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; (iii) the rights of such Non-Debtor Releasing Party to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with the Plan or assumed pursuant to the Plan or assumed pursuant to Final Order of the Bankruptcy Court; and/or (iv) any objections with respect to any Professional’s final fee application or accrued Professional Fee Claims in these Chapter 11 Cases. The foregoing release shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person and the Confirmation Order will permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Third Party Release.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third Party Release, which includes by reference each of the related provisions and definitions contained under the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Third Party Release is: (i) in exchange for the good and valuable consideration provided by the Released Parties; (ii) a good faith settlement and compromise of the Claims released by the Third Party Release; (iii) in the best interest of the Debtors and all Holders of Claims and Equity Interests; (iv) fair, equitable and reasonable; and (v) given and made after due notice and opportunity for hearing.

3.             Waiver of Statutory Limitations on Releases

Each of the Releasing Parties in each of the releases contained above expressly acknowledges that although ordinarily a general release may not extend to Claims which the Releasing Party does not know or suspect to exist in its favor, which if known by it may have materially affected its settlement with the party released, they have carefully considered and taken into account in determining to enter into the above releases the possible existence of such unknown losses or claims. Without limiting the generality of the foregoing, each Releasing Party expressly waives any and all rights conferred upon it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in its favor at the time of providing the release, which if known by it may have materially affected its settlement with the released party. The releases contained in the Plan are effective regardless of whether those released matters are presently known, unknown, suspected or unsuspected, foreseen or unforeseen.

4.             Discharge of Claims

To the fullest extent provided under section 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code, except as otherwise expressly provided by the Plan or the Confirmation Order, effective as of the Effective Date, all consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims, Equity Interests and Causes of Action of any kind or nature whatsoever against the Debtors or any of their respective assets or properties, and regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims, Equity Interests or Causes of Action.

Except as otherwise expressly provided by the Plan or the Confirmation Order, upon the Effective Date, the Debtors and their Estates shall be deemed discharged and released under and to the fullest extent provided under sections 524 and 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code from any and all Claims of any kind or nature whatsoever, including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code. Such discharge shall void any judgment obtained against the Debtors or the Reorganized Debtors at any time, to the extent that such judgment relates to a discharged Claim.

Except as otherwise expressly provided by the Plan or the Confirmation Order, upon the Effective Date: (i) the rights afforded under the Plan and the treatment of all Claims and Equity Interests shall be in exchange for and in complete satisfaction, settlement, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of their respective assets, property, or Estates; (ii) all Claims and Equity Interests shall be satisfied, discharged, and released in full, and each of the Debtor’s liability with respect thereto shall be extinguished completely without further notice or action; and (iii) all Entities shall be precluded from asserting against the Debtors, the Estates, the Reorganized Debtors, each of their respective successors and assigns, and each of their respective assets and properties, any such Claims or Equity Interests, whether based upon any documents, instruments or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date or otherwise.

5.             Exculpation

Effective as of the Effective Date, the Exculpated Parties shall neither have nor incur any liability to any Entity for any claims or Causes of Action arising on or after the Petition Date and prior to or on the Effective Date for any act taken or omitted to be taken in connection with, or related to, formulating, negotiating, preparing, disseminating, implementing, administering, confirming or effecting the Confirmation or Consummation of the Plan, the Disclosure Statement, the Restructuring Documents or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, including the Restructuring Support Agreement, or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, the approval of the Disclosure Statement or Confirmation or Consummation of the Plan; provided, however, that the foregoing provisions of this exculpation shall not operate to waive or release (i) any Causes of Action expressly set forth in and preserved by the Plan or the Plan Supplement; (ii) any Causes of Action arising from gross negligence, actual fraud or willful misconduct of such applicable Exculpated Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; (iii) the rights of any Entity to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with the Plan or assumed pursuant to the Plan or assumed pursuant to Final Order of the Bankruptcy Court; and/or (iv) any objections with respect to any Professional’s final fee application or accrued Professional Fee Claims in these Chapter 11 Cases; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning its respective duties pursuant to, or in connection with, the above referenced documents, actions or inactions. The foregoing exculpation shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person. Notwithstanding the foregoing, nothing in this Article X.E of the Plan shall or shall be deemed to prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, Causes of Action or liabilities they may have against any Person that is based upon an alleged breach of a confidentiality or non-compete obligation owed to the Debtors or the Reorganized Debtors, in each case unless otherwise expressly provided for in the Plan.

6.             Preservation of Causes of Action

(a)           Maintenance of Causes of Action

Except as otherwise provided in Article X of the Plan or elsewhere in the Plan or the Confirmation Order, after the Effective Date, the Reorganized Debtors shall retain all rights to commence, pursue, litigate or settle, as appropriate, any and all Litigation Claims, whether existing as of the Petition Date or thereafter arising, in any court or other tribunal including, without limitation, in an adversary proceeding Filed in the Chapter 11 Cases, but in all cases subject to the rights of the Noteholders’ Representative contained in Article V.T of the Plan. The Reorganized Debtors, as the successors-in-interest to the Debtors and the Estates, may, and shall have the exclusive right to, enforce, sue on, settle, compromise, transfer or assign (or decline to do any of the foregoing) any or all of the Litigation Claims without notice to or approval from the Bankruptcy Court, but in all cases subject to the rights of the Noteholders’ Representative contained in Article V.T of the Plan.

(b)           Preservation of All Causes of Action Not Expressly Settled or Released

The Debtors expressly reserve all Causes of Action and Litigation Claims for later adjudication by the Debtors or the Reorganized Debtors (including, without limitation, Causes of Action and Litigation Claims not specifically identified or of which the Debtors may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to the Debtors at this time or facts or circumstances that may change or be different from those the Debtors now believe to exist) and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches shall apply to such Causes of Action or Litigation Claims upon or after the Confirmation or Consummation of the Plan based on the Disclosure Statement, the Plan or the Confirmation Order, except in each case where such Causes of Action or Litigation Claims have been expressly waived, relinquished, released, compromised or settled in the Plan (including, without limitation, and for the avoidance of doubt, the Release contained in Article X.B of the Plan and Exculpation contained in Article X.E of the Plan) or any other Final Order (including, without limitation, the Confirmation Order). In addition, the Debtors and the

Reorganized Debtors expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which any of the Debtors are a plaintiff, defendant or an interested party, against any Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits.

7.             Injunction

Except as otherwise expressly provided in the Plan or the Confirmation Order, from and after the Effective Date, all Entities are, to the fullest extent provided under section 524 and other applicable provisions of the Bankruptcy Code, permanently enjoined from (i) commencing or continuing, in any manner or in any place, any suit, action or other proceeding; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any lien or encumbrance; (iv) asserting a setoff or right of subrogation of any kind; or (v) commencing or continuing in any manner any action or other proceeding of any kind, in each case on account of or with respect to any claim, demand, liability, obligation, debt, right, cause of action, equity interest, or remedy released or to be released, exculpated or to be exculpated, settled or to be settled or discharged or to be discharged pursuant to the Plan or the Confirmation Order against any entity so released, discharged, or exculpated (or the property or estate of any entity so released, discharged, or exculpated). All injunctions or stays provided for in the Chapter 11 Cases under section 105 or section 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

J.             BINDING NATURE OF THE PLAN

On the Effective Date, and effective as of the Effective Date, the Plan shall bind, and shall be deemed binding upon, the Debtors, the Reorganized Debtors, any and all Holders of Claims against and Equity Interests in the Debtors, all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, any and all non-debtor parties to Executory Contracts and Unexpired Leases with the Debtors and the respective successors and assigns of each of the foregoing, to the maximum extent permitted by applicable law, and notwithstanding whether or not such Entity (i) will receive or retain any property, or interest in property, under the Plan, (ii) has Filed a Proof of Claim or interest in the Chapter 11 Cases, or (iii) failed to vote to accept or reject the Plan, affirmatively voted to reject the Plan or is conclusively presumed to reject the Plan.

K.            PROTECTION AGAINST DISCRIMINATORY TREATMENT

To the extent provided by section 525 of the Bankruptcy Code and the Supremacy Clause of the United States Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend or refuse to renew a license, permit, charter, franchise or other similar grant to, condition such a grant to, discriminate with respect to such a grant, against the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because any Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge) or has not paid a debt that is dischargeable in the Chapter 11 Cases.

L.            PLAN INDEMNITY

In addition to the matters set forth in the Plan and not by way of limitation thereof, the Reorganized Debtors and the Investor shall, and the Debtors shall continue to, indemnify and hold harmless all Persons who are or were managers, officers or directors of any of the Debtors at any time on or after the Petition Date on account of and with respect to any Claims (whether or not any Proof of Claim or cure claim has been Filed with respect thereto) or other obligations, suits, judgments, damages, debts, rights, remedies, Causes of Action or liabilities threatened or asserted by any Person against any such managers, officers or directors with respect to or based upon, in whole or in part, any act taken or omitted to be taken, or alleged act taken or omitted to be taken, in such capacities on or prior to the Effective Date, irrespective of whether such amounts are owed in connection with a prepetition or postpetition act or omission, but in each case only to the extent that (a) the acts, omissions or alleged acts or omissions of such applicable Person were indemnifiable under the Debtors’ prepetition organizational documents (whether in the bylaws, certificates of incorporation, charters, operating agreements, board resolutions, employment contracts or otherwise) and (b) the otherwise indemnifiable expense, liability, loss, or other amount is determined not to be covered under the D&O Tail Policy purchased by the Debtors prior to the Petition Date. The Debtors are further authorized to take such actions, and to execute and deliver such documents, as may be reasonably necessary or appropriate to implement, maintain, cause the binding of, satisfy any terms or conditions of, or otherwise secure for the insureds the benefits of the D&O Tail Policy, without further notice to or order of the Bankruptcy Court.

M.           INTEGRAL PART OF PLAN

Each of the provisions set forth in the Plan with respect to the settlement, release, discharge, exculpation, injunction, indemnification and insurance of, for or with respect to Claims and/or Causes of Action are an integral part of the Plan and essential to its implementation. Accordingly, each Entity that is a beneficiary of such provision shall have the right to independently seek to enforce such provision.

V.

CONFIRMATION AND CONSUMMATION PROCEDURES

A.            SOLICITATION OF VOTES

The process by which the Debtors will solicit votes to accept or reject the Plan is summarized in Section I herein titled, “Executive Summary” and set forth in detail in the Disclosure Statement Order, which is attached as Exhibit B to this Disclosure Statement.

PLEASE REFER TO THE DISCLOSURE STATEMENT ORDER FOR MORE INFORMATION REGARDING VOTING REQUIREMENTS TO ENSURE THAT VOTES ARE PROPERLY AND TIMELY SUBMITTED SUCH THAT THEY ARE COUNTED AS VOTES TO ACCEPT OR REJECT THE PLAN.

B.            CONFIRMATION PROCEDURES

1.             Confirmation Hearing

The Confirmation Hearing will commence at 10:00 a.m. prevailing Eastern Time on October 3, 2013 before the Honorable Kevin Gross, United States Bankruptcy Judge, in the United States Bankruptcy Court for the District of Delaware, located at 824 Market Street, 6th Floor, Courtroom 3, Wilmington, Delaware 19801-3024. The Confirmation Hearing may be continued from time to time by the Bankruptcy Court or the Debtors without further notice other than by such adjournment being announced in open court or by a notice of adjournment filed with the Bankruptcy Court and served on such parties as the Bankruptcy Court may order. Moreover, the Plan may be modified or amended, if necessary, pursuant to section 1127 of the Bankruptcy Code, prior to, during or as a result of the Confirmation Hearing, without further notice to parties-in-interest.

The Confirmation Objection Deadline is 4:00 p.m. prevailing Eastern Time on September 23, 2013.

All Confirmation Objections must be filed with the Bankruptcy Court and served on the Debtors and certain other parties in accordance with the Disclosure Statement Order on or before the Confirmation Objection Deadline.

CONFIRMATION OBJECTIONS NOT TIMELY FILED AND SERVED IN THE MANNER SET FORTH HEREIN MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT AND MAY BE OVERRULED WITHOUT FURTHER NOTICE.

2.             Filing Objections to the Plan

Any objection to confirmation of the Plan must: (i) be in writing; (ii) conform to the Bankruptcy Rules and the Local Rules; (iii) state the name and address of the objecting party and the amount and nature of the Claim of such Entity; (iv) state with particularity the basis and nature of any objection to the Plan and, if practicable, a proposed modification to the Plan that would resolve such objection; and (v) be filed, contemporaneously with a proof of service, with the Bankruptcy Court and served so that it is actually received no later than the Confirmation Objection Deadline by the Notice Parties, as defined in Section I.F herein.

C.            STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies the requirements of section 1129 of the Bankruptcy Code. The Debtors believe that: (i) the Plan satisfies or will satisfy all of the statutory requirements of chapter 11 of the Bankruptcy Code; (ii) the Debtors have complied or will have complied with all of the requirements of chapter 11 of the Bankruptcy Code; and (iii) the Plan has been proposed in good faith. Specifically, the Debtors believe that the Plan satisfies or will satisfy the applicable confirmation requirements of section 1129 of the Bankruptcy Code set forth below:

•                  The Plan complies with the applicable provisions of the Bankruptcy Code;

•                  The Debtors complied with the applicable provisions of the Bankruptcy Code;

•                  The Plan has been proposed in good faith and not by any means forbidden by law;

•                  Any payment made or promised under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the cases, has been or will be disclosed to the Bankruptcy Court, and any such payment: (a) made before the confirmation of the Plan is reasonable; or (b) if it is to be fixed after confirmation of the Plan, is subject to the approval of the Bankruptcy Court for the determination of reasonableness;

•                  The Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director, officer, or voting trustee of the Debtors, an affiliate of the Debtors participating in the Plan with the Debtors, or a successor to the Debtors under the Plan. The appointment to, or continuance in, such office by such individual, will be consistent with the interests of creditors and equity security holders and with public policy and the Debtors will have disclosed the identity of any insider that the Reorganized Debtors will employ or retain, and the nature of any compensation for such insider;

•                  Either each Holder of an Impaired Claim will have accepted the Plan, or will receive or retain under the Plan on account of such Claim, property of a value, as of the Effective Date of the Plan, that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated on that date under chapter 7 of the Bankruptcy Code;

•                  Each Class of Claims that is entitled to vote on the Plan will either have accepted the Plan or will not be Impaired under the Plan, or the Plan can be confirmed without the approval of such voting Class pursuant to section 1129(b) of the Bankruptcy Code;

•                  Except to the extent that the Holder of a particular Claim will agree to a different treatment of its Claim, the Plan provides that Administrative Claims and Other Priority Claims will be paid in full in Cash on the Effective Date, or as soon thereafter as is reasonably practicable, and that Priority Tax Claims will be paid in accordance with section 1129(a)(9)(C) of the Bankruptcy Code;

•                  At least one Class of Impaired Claims will accept the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in that Class;

•                  Confirmation of the Plan will not likely be followed by the liquidation or the need for further financial reorganization of the Debtors or any successor thereto under the Plan; and

•                  All outstanding fees payable pursuant to section 1930 of title 28 of the United States Code will be paid when due.

1.             Best Interests of Creditors Test/Liquidation Analysis

Often called the “best interests” test, section 1129(a)(7) of the Bankruptcy Code requires that a bankruptcy court find, as a condition to confirmation, that a chapter 11 plan provide, with respect to each class, that each holder of a claim or an equity interest in such class either (a) has accepted the plan or (b) will receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor or debtors are liquidated under chapter 7 of the Bankruptcy Code. To make these findings, the Bankruptcy Court must: (a) estimate the cash liquidation proceeds that a chapter 7 trustee would generate if the chapter 11 cases were converted to a chapter 7 case and the assets of the particular debtors’ estate were liquidated; (b) determine the liquidation distribution that each non-accepting holder of a claim or an equity interest would receive from such liquidation proceeds under the priority scheme dictated in chapter 7; and

(c) compare such holder’s liquidation distribution to the distribution under the chapter 11 plan that such holder would receive if the chapter 11 plan were confirmed.

In chapter 7 cases, creditors and interest holders of a debtor are paid from available assets generally in the following order, with no junior class receiving any payments until all amounts due to senior classes have been paid in full: (a) holders of secured claims (to the extent of the value of their collateral); (b) holders of priority claims; (c) holders of unsecured claims; (d) holders of debt expressly subordinated by its terms or by order of the bankruptcy court; and (e) holders of equity interests.

Accordingly, the cash amount that would be available for satisfaction of claims (other than secured claims) would consist of the proceeds resulting from the disposition of the unencumbered assets of the debtors, augmented by the unencumbered cash held by the debtors at the time of the commencement of the liquidation. Such cash would be reduced by the amount of the costs and expenses of the liquidation and by such additional administrative and priority claims that may result from termination of the debtor’s business and the use of chapter 7 for purposes of a liquidation.

As described in more detail in the liquidation analysis attached hereto as Exhibit D (the “Liquidation Analysis”), the Debtors believe that confirmation of the Plan will provide each Holder of an Allowed Claim or Equity Interest in each Class with a recovery greater than or equal to the value of any distributions if the Chapter 11 Cases were converted to a case under chapter 7 of the Bankruptcy Code because, among other reasons, proceeds received in a chapter 7 liquidation are likely to be significantly discounted due to the distressed nature of the sale of the Debtors’ assets and the fees and expenses of a chapter 7 trustee would likely further reduce Cash available for distribution. In addition, distributions in a chapter 7 case may not occur for a longer period of time than distributions under the Plan, thereby reducing the present value of such distributions. In this regard, it is possible that distribution of the proceeds of a liquidation could be delayed for a significant period while the chapter 7 trustee and its advisors become knowledgeable about, among other things, the Chapter 11 Cases and the Claims against the Debtors. As set forth in the Liquidation Analysis, Holders of Class 6 and Class 7 Claims and Class 8 Old HoldCo Interests would not receive any recovery under a chapter 7 liquidation, so the Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code with respect to such Classes.

2.             Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that the bankruptcy court find that confirmation is not likely to be followed by the liquidation of the Reorganized Debtors or the need for further financial reorganization, unless the plan contemplates such liquidation. For purposes of demonstrating that the Plan meets this “feasibility” standard, the Debtors have analyzed the ability of the Reorganized Debtors to meet their obligations under the Plan and to retain sufficient liquidity and capital resources to conduct their businesses.

The Debtors believe that the Plan meets the feasibility requirement set forth in section 1129(a)(11) of the Bankruptcy Code. In connection with the development of the Plan and for the purposes of determining whether the Plan satisfies this feasibility standard, the Debtors analyzed the ability of the Reorganized Debtors to satisfy their financial obligations while maintaining sufficient liquidity and capital resources. Financial projections of the Reorganized Debtors for the quarter ending December 31, 2013, and for the years ending December 31, 2014 and December 31, 2015 (the “Financial Projections”) are attached hereto as Exhibit C. Additionally, the Debtors’ consolidated historical financial statements from 2010 through 2013 are attached hereto as Exhibit E (the “Historical Financial Statements”).

In general, as illustrated by the Financial Projections, the Debtors believe that as a result of the transactions contemplated by the Plan and Investment Agreement, the Reorganized Debtors should have sufficient cash flow and availability to make all payments required pursuant to the Plan while conducting ongoing business operations. The Debtors believe that confirmation and consummation is, therefore, not likely to be followed by the liquidation or further reorganization of the Reorganized Debtors. Accordingly, the Debtors believe that the Plan satisfies the feasibility requirement of section 1129(a)(11) of the Bankruptcy Code.

THE FINANCIAL PROJECTIONS, INCLUDING THE UNDERLYING ASSUMPTIONS, SHOULD BE CAREFULLY REVIEWED IN EVALUATING THE PLAN. WHILE MANAGEMENT BELIEVES THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS, WHEN CONSIDERED ON AN OVERALL BASIS, ARE REASONABLE IN LIGHT OF CURRENT CIRCUMSTANCES AND EXPECTATIONS, NO ASSURANCE CAN BE GIVEN THAT THE FINANCIAL PROJECTIONS WILL BE REALIZED.

THE FINANCIAL PROJECTIONS HAVE NOT BEEN EXAMINED OR COMPILED BY INDEPENDENT ACCOUNTANTS. THE DEBTORS AND THE INVESTOR MAKE NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OF THE FINANCIAL PROJECTIONS OR THEIR ABILITY TO ACHIEVE THE PROJECTED RESULTS. MANY OF THE ASSUMPTIONS ON WHICH THE PROJECTIONS ARE BASED ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES WHICH ARE BEYOND THE CONTROL OF THE DEBTORS AND THE INVESTOR. INEVITABLY, SOME ASSUMPTIONS WILL NOT MATERIALIZE AND UNANTICIPATED EVENTS AND CIRCUMSTANCES MAY AFFECT THE ACTUAL FINANCIAL RESULTS. THEREFORE, THE ACTUAL RESULTS ACHIEVED THROUGHOUT THE PERIOD OF THE FINANCIAL PROJECTIONS MAY VARY FROM THE PROJECTED RESULTS AND THE VARIATIONS MAY BE MATERIAL. ALL HOLDERS OF CLAIMS THAT ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN ARE URGED TO EXAMINE CAREFULLY ALL OF THE ASSUMPTIONS ON WHICH THE FINANCIAL PROJECTIONS ARE BASED IN CONNECTION WITH THEIR EVALUATION OF THE PLAN.

BASED ON THE FINANCIAL PROJECTIONS SET FORTH IN EXHIBIT C HERETO, THE DEBTORS BELIEVE THAT THEY WILL BE ABLE TO MAKE ALL DISTRIBUTIONS AND PAYMENTS UNDER THE PLAN AND THAT CONFIRMATION OF THE PLAN IS NOT LIKELY TO BE FOLLOWED BY LIQUIDATION OF THE REORGANIZED DEBTORS OR THE NEED FOR FURTHER FINANCIAL REORGANIZATION OF THE REORGANIZED DEBTORS.

3.             Acceptance by Impaired Classes

The Bankruptcy Code requires, as a condition to confirmation, that, except as described in the following section, each class of claims or equity interests that is impaired under a plan, accept the plan. A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such class is not required. A class is “impaired” unless the plan: (a) leaves unaltered the legal, equitable and contractual rights to which the claim or the equity interest entitles the holder of such claim or equity interest; (b) cures any default and reinstates the original terms of such obligation; or (c) provides that, on the consummation date, the holder of such claim or equity interest receives Cash equal to the allowed amount of that claim or, with respect to any equity interest, any fixed liquidation preference to which the holder of such equity interest is entitled to any fixed price at which the debtor may redeem the security.

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of claims in that class, but for that purpose counts only those who actually vote to accept or to reject the plan. Thus, a class of claims will have voted to accept the plan only if two-thirds (2/3) in amount and a majority in number actually voting cast their ballots in favor of acceptance.

Claims in Classes 1, 2, 3, 4 and 9 are not Impaired under the Plan, and, as a result, the Holders of such Claims are deemed to have accepted the Plan. Claims in Class 7 are Impaired, but are deemed to have accepted the Plan because such Holders are Affiliates of HoldCo. Accordingly, the Debtors are not required to solicit their vote.

Claims in Class 5 are Impaired under the Plan, and as a result, the Holders of Claims in Class 5 are entitled to vote on the Plan. Pursuant to section 1129 of the Bankruptcy Code, the Holders of Claims in the Voting Class must accept the Plan for the Plan to be confirmed without application of the “fair and equitable test” to Class 5, and without considering whether the Plan “discriminates unfairly” with respect to Class 5, as both standards are described herein. As explained above, Class 5 will have accepted the Plan if the Plan is accepted by at least two-thirds (2/3) in amount and a majority in number of the Claims of Class 5 (other than any Claims of creditors designated under section 1126(e) of the Bankruptcy Code) that have voted to accept or reject the Plan.

Claims in Class 6 (General Unsecured Claims) and Equity Interests in Class 8 (Old HoldCo Interests) are impaired and deemed to have rejected the Plan. The Debtors, therefore, will request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code as more fully described below.

4.             Confirmation Without Acceptance by All Impaired Classes

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a plan even if less than all impaired classes entitled to vote on the plan have accepted it, provided that the plan has been accepted by at least one impaired class of claims. Pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding an impaired Class’s rejection or deemed rejection of the Plan, the Plan will be confirmed, at the Debtors’ request, in a procedure commonly known as “cram down,” so long as the Plan does not “discriminate unfairly” and is “fair and equitable” with respect to each Class of Claims or Equity Interests that is impaired under, and has not accepted, the Plan.

5.             No Unfair Discrimination

This test applies to classes of claims or equity interests that are of equal priority and are receiving different treatment under the Plan. The test does not require that the treatment be the same or equivalent, but that such treatment be “fair.” In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims of equal rank (e.g., classes of the same legal character). Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly, and, accordingly, a plan could treat two classes of unsecured creditors differently without unfairly discriminating against either class.

6.             Fair and Equitable Test

This test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the amount of the allowed claims in such class. As to the dissenting class, the test sets different standards depending on the type of claims or equity interests in such class:

•              Secured Claims. The condition that a plan be “fair and equitable” to a non-accepting class of secured claims includes the requirements that: (a) the holders of such secured claims retain the liens securing such claims to the extent of the allowed amount of the claims, whether the property subject to the liens is retained by the debtor or transferred to another entity under the plan; and (b) each holder of a secured claim in the class receives deferred Cash payments totaling at least the allowed amount of such claim with a present value, as of the effective date of the plan, at least equivalent to the value of the secured claimant’s interest in the debtor’s property subject to the liens.

•              Unsecured Claims. The condition that a plan be “fair and equitable” to a non-accepting class of unsecured claims includes the following requirement that either: (a) the plan provides that each holder of a claim of such class receive or retain on account of such claim property of a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (b) the holder of any claim or any equity interest that is junior to the claims of such class will not receive or retain under the plan on account of such junior claim or junior equity interest any property.

•              Equity Interests. The condition that a plan be “fair and equitable” to a non-accepting class of equity interests includes the requirements that either:

•                          the plan provides that each holder of an equity interest in that class receives or retains under the plan on account of that equity interest property of a value, as of the effective date of the plan, equal to the greater of: (a) the allowed amount of any fixed liquidation preference to which such holder is entitled; (b) any fixed redemption price to which such holder is entitled; or (c) the value of such interest; or

•                          if the class does not receive the amount required in the paragraph directly above, no class of equity interests junior to the non-accepting class may receive a distribution under the plan.

As noted above, the Debtors will seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code, to the extent applicable, in view of the deemed rejection by Classes 6 and 8. To the extent that the Voting Class votes to reject the Plan, the Debtors further reserve the right to seek (a) confirmation of the Plan under section 1129(b) of the Bankruptcy Code and/or (b) modify the Plan in accordance with Article XII of the Plan.

The votes of Holders of Claims in Class 6 and Equity Interests in Class 8 are not being solicited because, under Article III of the Plan, there will be no distribution to such Holders and, therefore, such Holders are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. All Class 6 Claims and Class 8 Equity Interests will be deemed canceled and will be of no further force and effect, whether surrendered for cancellation or otherwise.

Notwithstanding the deemed rejection by Classes 6 and 8, the Debtors do not believe that the Plan discriminates unfairly against any Impaired Class of Claims or Equity Interests. The Debtors believe that the Plan and the treatment of all Classes of Claims and Equity Interests under the Plan satisfy the foregoing requirements for non-consensual confirmation of the Plan.

D.            CONSUMMATION OF THE PLAN

The Plan will be consummated on the Effective Date. For a more detailed discussion of the conditions precedent to the consummation of the Plan and the impact of failure to meet such conditions, see Article IX.B of the Plan.

VI.

PLAN-RELATED RISK FACTORS

PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN, ALL HOLDERS OF CLAIMS OR EQUITY INTERESTS THAT ARE IMPAIRED SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH HEREIN, AS WELL AS ALL OTHER INFORMATION SET FORTH OR OTHERWISE REFERENCED IN THIS DISCLOSURE STATEMENT. ALTHOUGH THESE RISK FACTORS ARE MANY, THESE FACTORS SHOULD NOT BE REGARDED AS CONSTITUTING THE ONLY RISKS PRESENT IN CONNECTION WITH THE DEBTORS’ BUSINESSES, THE PLAN OR THE IMPLEMENTATION OF THE PLAN.

A.            CERTAIN BANKRUPTCY LAW CONSIDERATIONS

1.             Parties in Interest May Object to the Debtors’ Classification of Claims and Equity Interests.

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. The Debtors believe that the classification of Claims and Equity Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Equity Interests, each encompassing Claims or Equity Interests, as applicable, that are substantially similar to the other Claims and Equity Interests in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

2.             The Debtors May Fail to Satisfy the Vote Requirement.

If votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtors intend to seek, as promptly as practicable thereafter, confirmation of the Plan. In the event that sufficient votes are not received, the Debtors may seek to accomplish an alternative chapter 11 plan of reorganization. There can be no assurance that the terms of any such alternative chapter 11 plan would be similar or as favorable to the Holders of Allowed Claims as those proposed in the Plan.

3.             The Debtors May Not Be Able to Secure Confirmation of the Plan.

As discussed above, section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan, and requires, among other things, findings by the bankruptcy court that: (a) such plan does not “unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (b) confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the plan; and (c) the value of distributions to non-accepting holders of claims within a particular class under such plan will not be less than the value of distributions such holders would receive if the debtor were liquidated under chapter 7 of the Bankruptcy Code.

Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting Holder of an Allowed Claim might challenge either the adequacy of this Disclosure Statement or whether the balloting procedures and voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determined that the Disclosure Statement, the balloting procedures and voting results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it found that any of the statutory requirements for confirmation were not met, including the requirement that the terms of the Plan do not “unfairly discriminate” and are “fair and equitable” to non-accepting Classes.

Section 1129(b)(1) of the Bankruptcy Code provides that, in the event an impaired class does not vote in favor of a plan, but all other requirements of section 1129(a) are satisfied, the Bankruptcy Court may only confirm such a plan if it “does not discriminate unfairly, and is fair and equitable, with respect to each class of claims or interests that is impaired under, and has not accepted, the Plan.” Subject to the Restructuring Transactions, the Plan contemplates that all Old Affiliate Interests in any HoldCo Subsidiary will remain effective and outstanding on the

Effective Date and will be owned and held by the same applicable Person(s) that held and/or owned such Old Affiliate Interests immediately prior to the Effective Date. The Plan’s treatment of Old Affiliate Interests has no economic substance and does not enable any junior creditor or interest holder to retain or recover any value under the Plan. This technical preservation of Old Affiliate Interests is solely a means to preserve the corporate and organizational structure of the Debtors in order to avoid the unnecessary cost of reconstituting that structure. There can be no assurance, however, that the Bankruptcy Court will find that the Plan satisfies the requirements of section 1129(b)(1) of the Bankruptcy Code.

Confirmation of the Plan is also subject to certain conditions as described in Article IX of the Plan. If the Plan is not confirmed, it is unclear what distributions, if any, Holders of Allowed Claims would receive with respect to their Allowed Claims.

The Debtors, subject to the terms and conditions of the Plan, reserve the right to modify the terms and conditions of the Plan as necessary for confirmation. Any such modifications could result in less favorable treatment of any non-accepting Class, as well as any Classes junior to such non-accepting Class, than the treatment currently provided in the Plan. Such less favorable treatment could include a distribution of property to the Class affected by the modification of a lesser value than currently provided in the Plan or no distribution of property whatsoever under the Plan.

4.             Non-Consensual Confirmation of the Plan May Be Necessary.

In the event that any impaired class of claims or equity interests does not accept a chapter 11 plan, a bankruptcy court may nevertheless confirm such a plan at the proponents’ request if at least one impaired class has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and, as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes. The Debtors believe that the Plan satisfies these requirements and the Debtors may request such non-consensual confirmation in accordance with subsection 1129(b) of the Bankruptcy Code. Nevertheless, in the event that the Voting Class does not accept the Plan, there can be no assurance that the Bankruptcy Court will reach this conclusion.

5.             The Debtors May Object to the Amount or Classification of a Claim.

Except as otherwise provided in the Plan, the Debtors and Reorganized Debtors reserve the right to object to the amount or classification of any Claim under the Plan. The estimates set forth in this Disclosure Statement cannot be relied on by any Holder of a Claim where such Claim is or may become subject to an objection. Any Holder of a Claim that is or may become subject to an objection thus may not receive its expected share of the estimated distributions described in this Disclosure Statement.

6.             The Effective Date May Not Occur.

Although the Debtors believe that the Effective Date may occur quickly after the Confirmation Date, there can be no assurance as to such timing or as to whether the Effective Date will, in fact, occur.

7.             The Investment Agreement, and the Transactions Contemplated Thereby, May Not Become Effective.

Although the Debtors believe that the Investment Agreement will become effective shortly after the Confirmation Date, there can be no assurance as to such timing or as to whether the Investment Agreement, and the transactions contemplated under the Investment Agreement, will become effective. As discussed in Section III.B herein, there are certain material conditions to Closing contemplated by the Investment Agreement that may not be satisfied, including, for example, the Debtors’ ability to assume one or more of the MSAs.

8.                                      Contingencies Will Not Affect Validity of Votes of the Voting Class to Accept or Reject the Plan.

The distributions available to Holders of Allowed Claims under the Plan can be affected by a variety of contingencies. The occurrence of any and all such contingencies, which could affect distributions available to Holders of Allowed Claims under the Plan, will not affect the validity of the vote taken by the Voting Class to accept or reject the Plan or require any sort of revote by the Impaired Classes.

9.             Objection of Simi Valley.

On August 16, 2013, Simi Valley Hospital & Health Care Services (“Simi Valley”) Filed its Objection of Simi Valley Hospital & Health Care Services to Debtors’ Motion for Entry of an Order (A) Approving the Disclosure Statement, (B) Establishing the Voting Record Date, Voting Deadline and Other Dates, (C) Approving Procedures for Soliciting, Receiving and Tabulating Votes on the Plan and for Filing Objections to the Plan and (D) Approving the Manner and Forms of Notice and Other Related Documents [Docket No. 262] (the “Objection”). Simi Valley asserts in the Objection, among other things, that the Plan cannot be confirmed because of the proposed treatment of certain executory contracts and rights of first refusal of non-Debtor entities. The Debtors continue to review the Objection and reserve all of their rights related thereto. Nevertheless, there can be no assurance that the Bankruptcy Court will not sustain the Objection or that the Objection will not delay Confirmation or consummation of the Plan.

B.                                    RISK FACTORS THAT MAY AFFECT THE VALUE OF SECURITIES TO BE ISSUED UNDER THE PLAN AND/OR RECOVERIES UNDER THE PLAN

1.             The Valuation of the Reorganized Debtors May Not Be Adopted by the Bankruptcy Court.

In connection with the consummation of the Plan, the Reorganized Debtors expect to receive the consideration contemplated under the Investment Agreement. Parties in interest in these Chapter 11 Cases may oppose confirmation of the Plan by alleging that the value of the Reorganized Debtors is higher than the purchase price under the Investment Agreement and that the Plan thereby improperly limits or extinguishes their rights to recoveries under the Plan. At the Confirmation Hearing, the Bankruptcy Court will hear evidence regarding the views of the Debtors and opposing parties, if any, with respect to the valuation of the Reorganized Debtors. Based on that evidence, the Bankruptcy Court will determine the appropriate valuation for the Reorganized Debtors for purposes of the Plan.

2.             There May Be a Lack of a Trading Market For the New Common Stock.

It is anticipated that there will be no active trading market for the New Common Stock. The Reorganized Debtors have no intention of registering any of the securities under the Securities Act, nor applying to list any of the securities on any national securities exchange. Accordingly, there can be no assurance that any market will develop or as to the liquidity of any market that may develop for any such securities. In addition, the Reorganized Debtors will not be required to file reports with the Securities and Exchange Commission or otherwise provide financial or other information to the public which may further impair liquidity and prevent brokers or dealers from publishing quotations.

3.                                      The Reorganized Debtors May Not Be Able to Achieve Projected Financial Results or Service Their Debt.

Although the Financial Projections represent management’s view based on current known facts and assumptions about the future operations of the Reorganized Debtors there is no guarantee that the Financial Projections will be realized. The Reorganized Debtors may not be able to meet their projected financial results or achieve projected revenues and Cash flows assumed in projecting future business prospects. To the extent the Reorganized Debtors do not meet their projected financial results or achieve projected revenues and Cash flows, the Reorganized Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date, may be unable to service their debt obligations as they come due or may not be able to meet their operational needs. Any one of these failures may preclude the Reorganized Debtors from, among other things: (a) taking advantage of future opportunities; (b) growing their businesses; or (c) responding to future changes in the healthcare industry or competitive pressures. Further, a failure of the Reorganized Debtors to meet their projected financial results or achieve projected revenues and Cash flows could lead to Cash flow and working capital constraints, which constraints may require the Reorganized Debtors to seek additional working capital. The Reorganized Debtors may not be able to obtain such working capital when it is required.

4.                                      The Estimated Valuation of the Reorganized Debtors, the New Common Stock and the Estimated Recoveries to Holders of Allowed Claims Are Not Intended to Represent the Private or Public Sale Values of the New Common Stock.

The Debtors’ estimated recoveries to Holders of Allowed Claims are not intended to represent the private or public sale values of the Reorganized Debtors’ securities. The estimated recoveries are based on numerous assumptions (the realization of many of which is beyond the control of Reorganized Debtors), including, without limitation: (a) the successful reorganization of the Debtors; (b) an assumed date for the occurrence of the Effective Date; (c) the Debtors’ ability to achieve the operating and financial results included in the Financial Projections; and (d) the Debtors’ ability to maintain adequate liquidity to fund operations.

5.             RTS Will Control Reorganized HoldCo and the Reorganized Debtors.

Consummation of the Plan and the effectuation of the Investment Agreement will result in RTS acquiring 100% of the New Common Stock of Reorganized Holdco. RTS will, among other things, exercise a controlling influence over the businesses and affairs of the Reorganized Debtors.

C.            RISK FACTORS THAT COULD NEGATIVELY IMPACT THE DEBTORS’ BUSINESS

1.             Medicare and Medicaid Reimbursement Reductions.

The Debtors depend on Medicare and Medicaid revenues generated by the physician groups and physicians for a significant amount of the Debtors’ net revenue, and the Debtors’ businesses could be materially harmed by changes that result in reimbursement reductions.

Reimbursements from Medicare patients make up a high proportion of net revenue due to the high proportion of cancer patients over the age of 65. The Debtors estimate that approximately 46%, 45%, and 44% of the physician groups’ net revenue for fiscal years 2012, 2011 and 2010, respectively, consisted of payments from Medicare and Medicaid. These government programs generally reimburse on a fee-for-service basis based on a predetermined reimbursement rate schedule. Medicare payments are made under the Medicare Physician Fee Schedule, and many state Medicaid programs use a fixed percentage of the Medicare fee schedule as a basis for their reimbursement rate schedule. Medicare reimbursement rates under the Medicare Physician Fee Schedule are updated on an annual basis using a statutory formula that is applied to all physician specialties. Under the existing statutory formula, payments for the past several years would have decreased significantly without Congressional intervention and extensions. CMS issued projected rate reductions of 27.4%, 26.5% and 24.4% for each of 2012, 2013 and 2014. In each of 2012 and 2013, these rate reductions were overridden by acts of Congress. However, if Congress fails to intervene to prevent the CMS projected rate reduction for 2014 and future years, the resulting decrease in payment will adversely impact the Debtors’ revenues and results of operations.

In addition to the overall reimbursement rate reductions described above, effective January 1, 2011, CMS made further adjustments to the Medicare Physician Fee Schedule for certain billing codes and specialties. While CMS increased aggregate payments for those physician specialties, including radiation oncology, that have a higher proportion of their payment rates attributable to operating expenses, it also revised certain radiation oncology billing codes, including decreasing the amount of time allotted to perform intensity-modulated radiation therapy (“IMRT”) and stereotactic body radiation therapy, which decreased the overall payment for these procedures. Some of these changes will be transitioned over several years, and in 2012, CMS estimated that the combined impact was a 6% reduction in radiation oncology payments. In the final Medicare Physician Fee Schedule rule for 2013, CMS instituted an aggregate payment reduction of 7% to radiation oncology. On July 8, 2013, CMS issued the proposed

2014 Medicare Physician Fee Schedule rule, which included an aggregate payment reduction of 5% to radiation oncology which the Debtors believe will have a further negative impact on their revenues.

Furthermore, commencing April 1, 2013, payments to Medicare providers were reduced by up to an additional 2% per fiscal year as a result of the so-called “sequestration” that occurred as a result of the Budget Control Act of 2011 and the failure of the Joint Select Committee on Deficit Reduction to achieve certain targeted deficit reductions. These reductions will continue unless Congress intervenes.

The Debtors believe that the combined effect of these reimbursement changes will have a material adverse impact on the Debtors’ revenues and results of operations. The Debtors can give no assurance that future federal or state administrative or legislative changes will not have a further negative impact on Debtors’ revenues and results of operations.

2.             Decrease in Private Payor Revenues of Physician Groups.

If revenues generated by the physician groups decrease, the Debtors’ net revenue and profitability would be adversely affected. The Debtors estimate that approximately 53%, 54%, and 55% of the physician groups’ net revenue for fiscal years 2012, 2011 and 2010, respectively, was derived from payments by non-Medicare and Medicaid fee-for-service programs, specifically, third -party payors such as managed care organizations and private health insurance programs. These third-party payors generally pay for the services rendered to an insured patient based upon predetermined rates that are generally higher than government program reimbursement rates. If managed care organizations and other private insurers reduce their rates or the physician groups experience a significant shift toward additional Medicare or Medicaid reimbursements, then the Debtors’ net revenue and profitability will decline and the Debtors’ operating margins will be reduced.

In addition, managed care organizations and other private insurers are always seeking to control and reduce healthcare costs. Healthcare providers participating in these plans may be influenced to refer patients seeking radiation therapy for their cancer treatment to certain providers depending on the plan in which a covered patient is enrolled. The expansion of health maintenance organizations, preferred provider organizations and other managed care organizations within the geographic areas covered by the Debtors’ treatment centers could have a negative impact on the utilization and pricing of the Debtors’ services, because these organizations may exert greater control over patients’ access to radiation therapy services, the selections of the provider of such services and reimbursement rates for those services. Any inability to maintain suitable financial arrangements with third-party payors could have a material adverse impact on the Debtors’ business.

3.             Competition.

Radiation therapy is a highly competitive business. The radiation oncology treatment centers face competition from hospitals, other practitioners and other operators of radiation oncology treatment centers. Certain competing treatment centers have longer operating histories and significantly greater financial and other resources. Competitors with greater access to financial resources or other operational advantages may enter the markets. Such competition may make it more difficult for the Debtors to affiliate with additional radiation oncology groups on terms that are favorable to the Debtors or maintain the Debtors’ relationships with existing physician groups, which could adversely affect the Debtors’ businesses.

4.             Loss of Key Personnel.

The Debtors depend on their executive management and the Debtors may be materially harmed if they lose any member of their executive management team.

The Debtors businesses are dependent on their ability to retain, hire and motivate talented, highly skilled personnel, including members of their executive management team. The Debtors do not carry key-man life insurance on their executive management team and the loss of key personnel or the Debtors’ inability to attract and retain qualified personnel could have a material adverse effect on their business. A decision by any of the Debtors’ executive management team to leave their employ, to compete with them or to reduce his involvement on their behalf, could have a material adverse effect on the Debtors’ business.

5.             Termination or Expiration of Management Services Agreements.

If the physicians groups terminate or decline to renew their MSAs with the Debtors, the Debtors could be seriously harmed. The MSAs are the result of arms’ length negotiations. Under certain circumstances, the physician groups are permitted, and may attempt, to terminate their MSAs with the Debtors. For example, an MSA can generally be terminated if the Debtors fail to perform their duties and responsibilities under the MSA which breaches a material term or condition of the MSA and fail to cure such breach within a specified period. If any of the larger physician groups were to succeed in such a termination, the Debtors’ businesses could be seriously harmed.

The Debtors may in the future have disputes with physicians and/or physician groups that could result in harmful changes to the Debtors’ relationships with them or a termination of an MSA. Likewise, to the extent that the Debtors’ MSAs with physician groups expire and are not renewed, the Debtors’ businesses will be adversely affected. The Debtors’ MSAs are subject to certain renewal provisions, but are also scheduled to expire periodically between 2013 and 2023, with no more than two expiring in any given year, except 2016 when six will expire.

6.             Economic Conditions.

Negative economic conditions could adversely affect the Debtors’ business. The economy and capital and credit markets have experienced and may continue to experience turmoil and upheaval. Many major economies worldwide entered significant economic recessions in 2007 and some continue to experience economic weakness.

Ongoing concerns about the systemic impact of potential long-term and widespread recession and potentially prolonged economic recovery, volatile energy costs, geopolitical issues, the availability, cost and terms of credit, consumer and business confidence, substantially increased and potentially increasing unemployment rates, the ongoing crisis in the global housing and mortgage markets and increased market uncertainty and instability in both the United States and international capital and credit markets have all contributed to increased market volatility and diminished expectations for both established and emerging economies. Continued turbulence in the United States and international markets and economies and prolonged declines in business and consumer spending may adversely affect the Debtors’ liquidity and financial condition, and the liquidity and financial condition of the Debtors’ customers.

The Debtors’ treatment centers are concentrated in Florida and California, with additional centers in Indiana, which makes the Debtors particularly sensitive to economic changes that affect those states. The Debtors’ California treatment centers accounted for approximately 56%, 53% and 53% of the Debtors’ net revenues during fiscal years 2012, 2011 and 2010, respectively, and the Debtors’ Florida treatment centers accounted for approximately 32%, 34% and 34% of the Debtors’ net revenues during fiscal years 2012, 2011 and 2010, respectively. If the Debtors’ treatment centers in these states are adversely affected by changes in economic conditions, the Debtors’ net revenue and profitability may decline.

7.             Compliance with Federal and State Fraud and Abuse Laws.

The Debtors and the physician groups are subject to numerous federal and state laws governing the relationships between the physician groups, the Debtors, and other third parties. These federal laws include the federal Anti-Kickback Statute, the physician self-referral law, commonly known as the Stark Law, and the civil monetary penalties statute. If the Debtors or the physician groups fail to comply with these laws, they could be subject to civil and criminal penalties, exclusion from the Medicare and Medicaid programs and other sanctions, any of which could materially harm the Debtors.

Anti-Kickback Statute. The federal Anti-Kickback Statute is a criminal statute that prohibits any party from knowingly or willfully offering, paying, soliciting or receiving any form of remuneration in return for referring, ordering, leasing, purchasing or arranging for or recommending the ordering, purchasing or leasing of items or services payable by Medicare, Medicaid or any other federally funded healthcare program. The statute is very broad in scope and many of its provisions have not been uniformly or definitively interpreted by existing case law or regulations. Financial relationships covered by this statute can include any relationship where remuneration is provided for Medicare and/or Medicaid referrals including payments not commensurate with fair market value, whether in the form of space or equipment leases, professional or technical services or anything else of value. Violations of the federal Anti-Kickback Statute may result in substantial civil or criminal penalties to the Debtors or the physician groups or both, including monetary fines and exclusion from participating in Medicare and Medicaid programs. This exclusion, if applied to the Debtors or one or more of the physician groups or affiliate personnel, could result in significant reductions in the Debtors’ net revenue and could have a material adverse effect on the Debtors’ business. In addition, all the states in which the Debtors operate have also adopted similar anti-kickback laws that prohibit payments to or by physicians in exchange for referrals of healthcare business, some of which apply regardless of the source of payment for care. These statutes typically impose criminal and civil penalties.

The Debtors use their best efforts to structure any financial relationship with referral sources of Medicare and/or Medicaid beneficiaries in accordance with safe harbors promulgated under the Anti-Kickback Statute, but cannot guarantee that every such relationship satisfies the safe harbor requirements. In addition, the physician groups covenant in the MSAs to comply with all laws governing the practice of medicine or the provision of radiation oncology services including, but not limited to, the Anti-Kickback Statute. Although the Debtors believe that they are operating in compliance with the Anti-Kickback Statute and comparable state laws, and believe that their arrangements with the physician groups do not violate such laws, the Debtors can offer no assurance that these laws will not be interpreted in a manner that could have an adverse effect on their business.

Stark Law. The Debtors and the physician groups with whom the Debtors contract are subject to federal and state statutes and regulations prohibiting payments for certain healthcare services rendered as a result of patient referrals by physicians to entities with whom the physicians have a financial relationship. The Stark Law, which applies to services provided to Medicare and Medicaid beneficiaries, generally prohibits a physician from referring patients for certain designated health services, or DHS, including radiation therapy, radiology and laboratory services, to an entity with which the physician has a financial relationship unless a statutory or regulatory exception applies. The Stark Law defines financial relationships broadly to include both investment interests and any compensation arrangement between the referring physician and the entity seeking Medicare reimbursement. Many states also have state self-referral laws and regulations which vary significantly from state to state and in many cases, have not been interpreted by courts or regulatory agencies. For example, the state laws and regulations in California, Florida and Indiana could be interpreted to encompass not only services reimbursed by Medicaid or government payors, but also private payors. Violation of these federal and state laws and regulations may result in prohibition of payment for services rendered, loss of licenses, fines, civil and criminal penalties and/or exclusion from Medicare and Medicaid programs.

The physician groups to whom the Debtors provide management services must ensure that their practice structure and all financial relationships with outside physicians who refer patients to their practice comply with the Stark Law. The physician groups covenant in the MSAs that they will comply with all laws, including the Stark Law, governing the practice of medicine or the provision of radiation oncology services. Although the Debtors believe that their operations do not violate the Stark Law because their compensation and financial arrangements with physicians meet one or more Stark exceptions, government authorities may determine the physician groups are not in compliance with the Stark Law or prohibited referrals may occur, which could subject the physician groups to civil and criminal penalties, including fines, exclusion from participation in government and private payor programs and requirements to refund amounts previously received from government and private payors and negatively impact the Debtors’ revenues.

Civil Monetary Penalties Law. Under a provision of the federal Civil Monetary Penalties Law, civil monetary penalties (and exclusion) may be imposed on any person who offers or transfers remuneration to any patient who is a Medicare or Medicaid beneficiary, when the person knows or should know that the remuneration is likely to induce the patient to receive medical services from a particular provider. This broad provision applies to many kinds of inducements or benefits provided to patients, including complimentary items, services or transportation that are of more than a nominal value. If government authorities impose civil monetary penalties or exclusion penalties on the Debtor or physician groups for past or present practices, this could harm the Debtors’ business.

8.             Billing Compliance.

The Debtors or the physician groups may be subject to actions for failure to comply with government coding and billing rules which could harm the Debtors’ businesses given their role as agent for the physician groups.

The Debtors administer billing for services to Medicare, Medicaid and private payors on behalf of the physician groups with which they contract. If the Debtors, or any of the physician groups with which the Debtors contract, fail to comply with federal and state documentation, coding and billing rules, both the Debtors and the physician groups could be subject to repayment obligations, civil and/or criminal penalties, loss of licenses and exclusion from the Medicare and/or Medicaid programs. In billing for services to third-party payors, including government payors, complex documentation, coding and billing rules must be followed. Failure to follow these rules could result in potential civil liability under the federal False Claims Act, under which extensive financial penalties can be imposed, and similar state laws. If the Debtors or the physician groups discover that reimbursements they have already received was submitted in violation of these requirements, failure to return these amounts may also be a violation of the False Claims Act. Violations of the False Claims Act could further result in criminal liability under various federal and state criminal statutes. In addition to enforcement actions bought directly by the government, private parties can also file whistleblower complaints for alleged violations of the False Claims Act. PPACA relaxes the knowledge requirements for filing whistleblower complaints, and while the full impact of these changes is not yet known, they are predicted to increase whistleblower lawsuits.

In addition to potential False Claims Act liabilities, the Medicare and Medicaid claims submitted by the Debtors on behalf of the physician groups are subject to numerous postpayment reviews and audits. These auditors may deny claims for which the physician groups have already received reimbursement and require repayment unless the Debtors engage and are successful in a costly and timely appeal process.

While the Debtors strive to comply with applicable federal and state documentation, coding, and billing requirements, and the charges submitted on behalf of the physician groups are carefully and regularly reviewed as part of the Debtors’ compliance program, there can be no assurances that governmental investigators, private insurers or private whistleblowers will not challenge these practices. A challenge could result in a material adverse effect on the Debtors’ businesses.

9.             Fee-Splitting and Corporate Practice of Medicine Prohibitions.

The Debtors’ business could be materially harmed by future interpretation or implementation of state laws regarding prohibitions on fee-splitting and the corporate practice of medicine. The states in which the Debtors operate prohibit the splitting or sharing of fees between physicians and non-physicians. These laws vary from state to state and are enforced by courts and regulatory agencies, each with broad discretion. Some states have interpreted certain types of fee arrangements in management services agreements between entities and physicians as unlawful fee-splitting. If regulatory authorities or other parties successfully asserted a fee-splitting claim in any jurisdiction, the Debtors, the physician groups and their physicians could be subject to civil and criminal penalties and the Debtors could be required to restructure their MSAs. Any restructuring of MSAs with physician groups could result in lower net revenue from such physician groups. Alternatively, some of the Debtors’ MSAs could be found to be illegal and unenforceable, which could result in the termination of those MSAs and an associated loss of net revenue which could have a material adverse effect on the Debtors’ financial condition, results of operations or cash flows.

State laws also govern how licensed physicians can be organized and engage in the practice of medicine. States where the Debtors operate have laws and regulations prohibiting entities that are not wholly owned by licensed physicians from employing physicians or otherwise engaging in the practice of medicine, generally defined as diagnosing, treating or caring for patients. While the Debtors do not directly employ any physicians, these laws have also been interpreted to prohibit corporations from exercising control over physicians’ health care decisions and, in some cases, certain business or management decisions and activities that relate to the provision of health care. These laws and their interpretation vary from state to state.

The Debtors believe that the management services arrangements have been structured so that the Debtors provide non-medical administrative and support services that do not constitute the practice of medicine, but cannot guarantee that relevant state authorities will not assert otherwise. If the Debtors were found to have engaged in the corporate practice of medicine, both the Debtors and the physician groups could be subject to fines and other civil and criminal penalties. Future interpretations or amendments to these laws and regulations could also require restructuring of the Debtors’ current operations, negatively impacting the Debtors’ revenues.

In addition, expansion of the Debtors’ operations to other states with certain types of fee-splitting or corporate practice of medicine prohibitions may require structural and organizational modification to the form of relationships that the Debtors currently have with physicians, professional corporations and hospitals.

10.          Changes in Laws or Regulations Regarding Illegal Payments.

Reforms to the United States healthcare system may adversely affect the Debtors’ business. A significant portion of the payments at the Debtors’ treatment centers are derived from government healthcare programs, principally Medicare and Medicaid, which are highly regulated and subject to frequent and substantial changes, as discussed above. The Debtors’ estimate that approximately 46% of the physician groups’ 2012 revenue was derived from government healthcare programs.

In March 2010, President Obama signed into law the Patient Protection and Affordable Care Act (“PPACA”). The changes mandated by PPACA have significantly affected and will continue to affect how the healthcare industry operates with respect to Medicare, Medicaid and private health insurance. Specifically, PPACA contains a number of provisions which impact existing government healthcare programs and private payors, with a focus on cost containment, including, among other things, more stringent program integrity measures, new Medicare enrollment criteria and reimbursement changes. PPACA also includes provisions for new payment models. In addition, the legislation expands coverage to more individuals. Many of the provisions of PPACA do not go into effect until 2014 and beyond. Congress has also proposed a number of legislative initiatives, including possible repeal of PPACA. At this time, it remains unclear whether there will be any changes made to PPACA and the overall impact that PPACA will have on the Debtors’ revenues.

In addition, if a federal or state agency adopts a different interpretation, changes enforcement of or enacts new laws or regulations relating to the Debtors’ business, the Debtors could be required to make changes in the structure of their management service agreements, their treatment centers, equipment, personnel, services, pricing or capital expenditure programs, which could increase the Debtors’ operating expenses and have a material adverse effect on their operations or reduce the demand for or profitability of their services. Such changes could also subject the Debtors or the physician groups to civil and criminal penalties, lead to a significant reduction in the Debtors’ net revenue or cause the Debtors or the physician groups to be excluded from participation in the Medicare, Medicaid or other governmental programs.

Additionally, new federal or state laws may be enacted that would cause the Debtors’ relationships with the Debtors’ radiation oncologists to become illegal or result in the imposition of penalties against the Debtors or their treatment centers. If any of the Debtors’ MSAs with the physician groups were deemed to violate the federal Anti-Kickback Statute or similar laws, or if new federal or state laws were enacted rendering these arrangements illegal, the Debtors’ business would be adversely affected.

As described above, the Debtors’ treatment centers are located in Florida, California and Indiana, and the Debtors are particularly susceptible to any changes in the regulatory environments in those states. In addition, expansion of the Debtors’ operations to new jurisdictions, or new interpretations of laws in the Debtors’ existing jurisdictions, could require structural and organizational modifications of their relationships with physicians to comply with that jurisdiction’s laws. Such structural and organizational modifications could result in lower profitability and failure to achieve the Debtors’ growth objectives.

11.          Privacy and Security Laws.

There are numerous federal and state regulations addressing patient information, privacy and security. Failure to comply with domestic and international privacy and security laws can result in the imposition of significant civil and criminal penalties. The costs of compliance with these laws, including protecting electronically stored information from cyber attacks, and potential liability associated with failure to do so could adversely affect the Debtors’ business, financial condition and results of operations.

Both the Debtors and the physician groups must comply with the federal regulations issued under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health (“HITECH”) Act of 2009. These regulations contain provisions that limit the uses and disclosures of individually identifiable health information and require the implementation of physical, technical and administrative security safeguards to ensure the confidentiality, integrity and availability of individually identifiable health information. Both the Debtors and the physician groups may be subject to audits by the federal government to ensure their compliance with the HIPAA regulations and could be subject to fines and other penalties if they are found not to be in compliance.

Further, the Debtors and the physician groups are subject to reporting obligations to patients, the federal government and the general public in the event of certain unauthorized uses or disclosures of individually identifiable health information. In addition, many states have enacted privacy and security laws that are more stringent than, and not preempted by, HIPAA. If individually identifiable health information maintained by the Debtors on behalf of the physician groups were to be improperly accessed or disclosed, or the Debtors were to otherwise be found not to be in compliance with HIPAA or state privacy laws, the Debtors could be subject to civil fines and other penalties that could materially harm the Debtors’ business.

While the Debtors currently expend significant resources to protect against cyber attacks and security breaches, the Debtors may need to expend additional significant resources in the future to continue to protect against potential security breaches or to address problems caused by such attacks or any breach of the Debtors’ safeguards. A party that is able to circumvent the Debtors’ security safeguards could, among other things, misappropriate or misuse sensitive or confidential information, user information or other proprietary information, cause significant interruptions in the Debtors’ operations and cause all or portions of the Debtors’ website to be unavailable. Further, any reductions in the availability of the Debtors’ website could impair the Debtors’ ability to conduct their business, comply with regulations, and adversely impact their customers during the occurrence of any such incident.

12.          Information Systems.

The Debtors’ information systems are critical to their business and a failure of those systems could materially harm the Debtors. The Debtors depend on their ability to store, retrieve, process and manage a significant amount of information, and to provide their treatment centers with efficient and effective accounting, scheduling, billing and treatment planning systems. If the Debtors’ information systems fail to perform as expected, or if they suffer an interruption, malfunction or loss of information processing capabilities, it could have a material adverse effect on the Debtors’ business.

13.          Radiation Therapy Safety Concerns.

Increased concerns regarding the safety of radiation therapy may result in negative publicity or increased regulatory controls on the Debtors’ services. The Debtors’ reputation is the foundation of their relationships with their customers. If the Debtors are unable to effectively manage real or perceived issues, which could negatively impact sentiments toward the Debtors, their business could suffer. The Debtors’ customers may have a number of concerns about the safety of the Debtors’ services whether or not such concerns have a basis in generally accepted science or scientific research. These concerns may be increased by negative publicity, even if the publicity is inaccurate. Such negative publicity, whether accurate or inaccurate, regarding the efficacy, safety or side effects of the Debtors’ services or service categories, whether involving the Debtors or a competitor, could materially reduce market acceptance of the Debtors’ services or cause consumers to seek alternatives to the Debtors’ services. Several recent articles have been published discussing the risks of significant, sometimes fatal, errors in radiation oncology treatment, especially those relating to linear accelerator (“Linac”) facilities that bill Medicare for radiation oncology services. In addition, various trade organizations have called for quality improvement measures and the establishment of the nation’s first central database for the reporting of errors involving Linacs and CT scanners. Federal legislation in these areas is under consideration and a congressional hearing was held. In addition, on September 29, 2010, California enacted a law that will require hospitals and clinics to record radiation doses for CT scans, effective July 1, 2012, and to report any overdoses to patients, their doctors and the California Department of Public Health. Effective July 1, 2013, the new California law also requires all facilities that furnish CT services to be accredited by an organization approved by CMS, the Medical Board of California or the State Department of

Public Health. The Debtors cannot provide assurances that the cost of complying with any new regulations will not be substantive, that the negative publicity concerning these errors will not adversely affect the Debtors’ business, or that these types of errors will not occur at the Debtors’ treatment centers.

14.          Technological and Therapeutic Changes.

The Debtors’ businesses may be harmed by technological and therapeutic changes. The treatment of cancer patients is subject to potentially revolutionary technological and therapeutic changes. Future technological developments could render the Debtors’ equipment obsolete. The Debtors may incur significant costs in replacing or modifying equipment in which they have already made a substantial investment prior to the end of its anticipated useful life. In addition, there may be significant advances in other cancer treatment methods, such as chemotherapy, surgery, biological therapy or in cancer prevention techniques, which could reduce demand or even eliminate the need for the radiation therapy services the Debtors provide.

D.            RISKS ASSOCIATED WITH FORWARD LOOKING STATEMENTS

1.                                      The Financial Information Contained Herein Is Based on the Debtors’ Books and Records and, Unless Otherwise Stated, No Audit Was Performed.

The financial information contained in this Disclosure Statement has not been audited. In preparing this Disclosure Statement, the Debtors relied on financial data derived from their books and records that was available at the time of such preparation. Although the Debtors have used their reasonable business judgment to ensure the accuracy of the financial information provided in this Disclosure Statement, and while the Debtors believe that such financial information fairly reflects the financial condition of the Debtors, the Debtors are unable to warrant or represent that the financial information contained herein and attached hereto is without inaccuracies.

2.                                      Financial Projections and Other Forward Looking Statements Are Not Assured, Are Subject to Inherent Uncertainty Due to the Numerous Assumptions Upon Which They Are Based and, as a Result, Actual Results May Vary.

This Disclosure Statement contains various projections concerning the financial results of the Reorganized Debtors’ operations, including the Financial Projections, that are, by their nature, forward looking, and which projections are necessarily based on certain assumptions and estimates. Should any or all of these assumptions or estimates ultimately prove to be incorrect, the actual future experiences of the Reorganized Debtors may turn out to be different from the Financial Projections.

Specifically, the projected financial results contained in this Disclosure Statement reflect numerous assumptions concerning the anticipated future performance of the Reorganized Debtors , some of which may not materialize, including, without limitation, assumptions concerning: (a) the timing of confirmation and consummation of the Plan in accordance with its terms; (b) the anticipated future performance of the Reorganized Debtors, including, without limitation, the Reorganized Debtors’ ability to maintain or increase revenue and gross margins, control future operating expenses or make necessary capital expenditures; (c) general business and economic conditions; (d) overall industry performance and trends; (e) the Debtors’ and Reorganized Debtors’ ability to maintain market strength and receive vendor support by way of favorable supply terms; and (f) medical care standards continuing to support the Debtors’ and Reorganized Debtors’ business plan.

DUE TO THE INHERENT UNCERTAINTIES ASSOCIATED WITH PROJECTING FINANCIAL RESULTS GENERALLY, THE PROJECTIONS CONTAINED IN THIS DISCLOSURE STATEMENT SHOULD NOT BE CONSIDERED ASSURANCES OR GUARANTEES OF THE AMOUNT OF FUNDS OR THE AMOUNT OF CLAIMS THAT MAY BE ALLOWED IN THE VARIOUS CLASSES. WHILE THE DEBTORS BELIEVE THAT THE FINANCIAL PROJECTIONS CONTAINED IN THIS DISCLOSURE STATEMENT ARE REASONABLE, THERE CAN BE NO ASSURANCE THAT THEY WILL BE REALIZED.

E.            DISCLOSURE STATEMENT DISCLAIMER

1.             The Information Contained Herein Is for Soliciting Votes Only.

The information contained in this Disclosure Statement is for purposes of soliciting votes on the Plan and may not be relied upon for any other purpose.

2.             This Disclosure Statement Was Not Approved by the Securities and Exchange Commission.

This Disclosure Statement has not been filed with the Securities and Exchange Commission or any state regulatory authority. Neither the Securities and Exchange Commission nor any state regulatory authority has passed upon the accuracy or adequacy of this Disclosure Statement, or the exhibits or the statements contained herein, and any representation to the contrary is unlawful.

3.             The Debtors Relied on Certain Exemptions from Registration Under the Securities Act.

This Disclosure Statement has been prepared pursuant to section 1125 of the Bankruptcy Code and Rule 3016(b) of the Federal Rules of Bankruptcy Procedure and is not necessarily in accordance with the requirements of federal or state securities laws or other similar laws. The offer of New Common Stock to the Investor and the offer of the Amended Secured Notes and the Amended Secured Notes Guarantees to Holders of Claims in Class 5 have not been registered under the Securities Act or similar state securities or “blue sky” laws. To the maximum extent permitted by section 1145 of the Bankruptcy Code, the Securities Act and other applicable nonbankruptcy law, the issuance of the New Common Stock, the Amended Secured Notes, and the Amended Secured Notes Guarantees, will be exempt from registration under the Securities Act by virtue of section 1145 of the Bankruptcy Code or section 4(2) of the Securities Act.

4.             This Disclosure Statement Contains Forward Looking Statements.

This Disclosure Statement contains “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward looking terminology such as “may,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. The reader is cautioned that all forward looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward looking statements. The liquidation analysis, distribution projections and other information contained herein and attached hereto are estimates only, and the timing and amount of actual distributions to Holders of Allowed Claims may be affected by many factors that cannot be predicted. Therefore, any analyses, estimates or recovery projections may or may not turn out to be accurate.

5.             No Legal or Tax Advice Is Provided to You by this Disclosure Statement.

This Disclosure Statement is not legal advice to you. The contents of this Disclosure Statement should not be construed as legal, business or tax advice. Each Holder of a Claim or an Equity Interest should consult his or her own legal counsel and accountant with regard to any legal, tax and other matters concerning his or her Claim or Equity Interest. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

6.             No Admissions Are Made by This Disclosure Statement.

The information and statements contained in this Disclosure Statement will neither (a) constitute an admission of any fact or liability by any Entity (including, without limitation, any Debtor) nor (b) be deemed evidence of the tax or other legal effects of the Plan on the Debtors, the Reorganized Debtors, Holders of Allowed Claims or Equity Interests or any other parties in interest.

7.                                      No Reliance Should be Placed on any Failure to Identify Litigation Claims or Projected Objections.

No reliance should be placed on the fact that a particular litigation claim or projected objection to a particular Claim or Equity Interest is, or is not, identified in this Disclosure Statement. The Debtors or the Reorganized Debtors may seek to investigate, file and prosecute Claims or causes of action and may object to Claims after the Confirmation Date or Effective Date of the Plan irrespective of whether the Disclosure Statement identifies such Claims, causes of action or objections to Claims.

8.                                      Nothing Herein Constitutes a Waiver of any Right to Object to Claims or Recover Transfers and Assets.

The vote by a Holder of an Allowed Claim for or against the Plan does not constitute a waiver or release of any Claims or rights of the Debtors or the Reorganized Debtors (or any party in interest, as the case may be) to object to that Holder’s Allowed Claim, or recover any preferential, fraudulent or other voidable transfer or assets, regardless of whether any Claims or Causes of Action of the Debtors or its Estate are specifically or generally identified herein.

9.                                      The Information Used Herein Was Provided by the Debtors and Was Relied Upon by the Debtors’ Advisors.

Counsel to and other advisors retained by the Debtors have relied upon information provided by the Debtors in connection with the preparation of this Disclosure Statement. Although counsel to and other advisors retained by the Debtors have performed certain limited due diligence in connection with the preparation of this Disclosure Statement, they have not verified independently the information contained herein.

10.          The Potential Exists for Inaccuracies, and the Debtors Have No Duty to Update.

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has not been a change in the information set forth herein since that date. While the Debtors have used their reasonable business judgment to ensure the accuracy of all of the information provided in this Disclosure Statement and in the Plan, the Debtors nonetheless cannot, and do not, confirm the current accuracy of all statements appearing in this Disclosure Statement. Further, although the Debtors may subsequently update the information in this Disclosure Statement, the Debtors have no affirmative duty to do so unless ordered to do so by the Bankruptcy Court.

11.          No Representations Made Outside the Disclosure Statement Are Authorized.

No representations concerning or relating to the Debtors, the Chapter 11 Cases or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than as contained in, or included with, this Disclosure Statement, should not be relied upon by you in arriving at your decision. You should promptly report unauthorized representations or inducements to counsel to the Debtors and the United States Trustee.

VII.

ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

A.            LIQUIDATION UNDER CHAPTER 7 OF THE BANKRUPTCY CODE

If the Plan or an alternative chapter 11 plan of reorganization cannot be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which case, a trustee would be elected or appointed to liquidate the Debtors’ assets. A discussion of the effect a chapter 7 liquidation would have on the recovery of Holders of Claims is set forth in Section V.C herein, titled “Statutory Requirements for Confirmation of the Plan.” The Debtors believe that liquidation under chapter 7 would result in (i) smaller or equal distributions being made to creditors entitled to a recovery than those provided for in the Plan based on the liquidation value of the Debtors’ assets and because of the additional administrative expenses involved in the appointment of a trustee and attorneys and other professionals to assist such trustee, (ii) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of unexpired leases and executory contracts in connection with the cessation of the Debtors’ operations, and (iii) the failure to realize the greater, going-concern value of all of the Debtors’ assets.

B.            FILING OF AN ALTERNATIVE PLAN OF REORGANIZATION

If the Plan is not confirmed, the Debtors or any other party in interest could attempt to formulate a different chapter 11 plan of reorganization. Such a plan might involve either a reorganization and continuation of the Debtors’ businesses or an orderly liquidation of the Debtors’ assets. As discussed above, during the negotiations prior to the filing of the Chapter 11 Cases, the Bidding Procedures Motion and the Plan, the Debtors explored various alternatives to the Plan.

The Debtors believe that the Plan, and the associated transactions contemplated by the Investment Agreement, enables the Debtors to emerge from chapter 11 successfully and expeditiously, preserving their businesses and allowing their creditors to realize the highest recoveries under the circumstances. In a liquidation under chapter 11 of the Bankruptcy Code, the assets of the Debtors would be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, and a trustee need not be appointed. Accordingly, creditors would receive greater recoveries than in a chapter 7 liquidation. Although a chapter 11 liquidation is preferable to a chapter 7 liquidation, the Debtors believe that a liquidation under chapter 11 is a much less attractive alternative to creditors than the Plan because the Plan provides for a greater return to creditors.

The prolonged continuation of the Chapter 11 Cases is likely to adversely affect the Debtors’ businesses and operations. So long as the Chapter 11 Cases continue, senior management of the Debtors will be required to spend a significant amount of time and effort dealing with the Debtors’ reorganization instead of focusing exclusively on business operations. In addition, the longer the Chapter 11 Cases continue, the more likely it is that the physician groups and the Debtors’ suppliers, distributors, and agents will lose confidence in the Debtors’ ability to reorganize their businesses successfully and will seek to establish alternative commercial relationships. Furthermore, so long as the Chapter 11 Cases continue, the Debtors will be required to incur substantial costs for professional fees and other expenses associated with the proceedings. The prolonged continuation of the Chapter 11 Cases may also require the Debtors to seek additional financing, either under the DIP Facility Credit Agreement or otherwise, in order to service its debt and other obligations. It may not be possible for the Debtors to obtain additional financing during the pendency of the Chapter 11 Cases on commercially favorable terms or at all. If the Debtors were to require additional financing during the Chapter 11 Cases and were to be unable to obtain the financing on favorable terms or at all, it is unlikely the Debtors could successfully reorganize.

VIII.

EXEMPTIONS FROM SECURITIES ACT REGISTRATION

SECTION 1145 OF THE BANKRUPTCY CODE AND SECTION 4(2) OF THE SECURITIES ACT

1.                                      Amended Secured Notes and Amended Secured Notes Guarantees Issued in Reliance on Section 1145 of the Bankruptcy Code

The Amended Secured Notes and the Guarantees are being offered as a result of certain modifications to the Prepetition Secured Notes Indenture. As such, the Amended Secured Notes and the Guarantees offered under the Plan are a continuation and modification of the Prepetition Secured Notes and the obligations thereunder. However, the offer and delivery of the Amended Secured Notes and the Guarantees to Creditors is subject to federal securities laws. The offer and delivery of the Amended Secured Notes and the Guarantees will be made without registration under the Securities Act of 1933, in reliance on an exemption from registration provided by Section 1145(a)(1) of the Bankruptcy Code, which also exempts the offer and delivery of the Amended Secured Notes and the Guarantees from similar state securities laws.

Under the Plan, the Amended Secured Notes and the Guarantees will be issued to the Holders of Prepetition Secured Notes Claims in reliance upon section 1145(a)(1) of the Bankruptcy Code (together, the “1145 Securities”). Section 1145(a)(1) of the Bankruptcy Code provides that the securities registration requirements of federal and state securities laws do not apply to the offer or sale of a security by a debtor if:

•      the offer or sale occurs under a plan of reorganization;

•                  the recipients of such security hold a claim against, an interest in or claim for administrative expense in the case concerning the debtor; and

•                  such security is offered in exchange for a claim against, an interest in or claim for administrative expense in the case concerning the debtor, or is offered principally in such exchange and partly for cash and property.

2.             Resale of Amended Secured Notes and Amended Secured Notes Guarantees

Pursuant to section 1145(c) of the Bankruptcy Code, an offer or sale of the 1145 Securities is deemed to be a public offering. The 1145 Securities may be resold without registration under either (a) state securities or “blue sky” laws pursuant to various exemptions provided by the respective laws of the several states or (b) the Securities Act pursuant to an exemption provided by section 4(1) of the Securities Act, unless the holder is an “underwriter” (as such term is defined in the Bankruptcy Code) with respect to the 1145 Securities. Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as any person who:

•                  purchases a claim against, an interest in, or a claim for an administrative expense in the case concerning the debtor, if such purchase is with a view to distributing any security received in exchange for such a claim or interest;

•      offers to sell securities offered under a plan of reorganization for the holders of such securities;

•                  offers to buy those securities from the holders of the securities, if the offer to buy is (i) with a view to distributing such securities and (ii) under an agreement made in connection with the plan of reorganization, the completion of the plan of reorganization or with the offer or sale of securities under the plan of reorganization; or

•      is an issuer with respect to the securities, as the term “issuer” is defined in the Securities Act.

The term “issuer” is defined in section 2(4) of the Securities Act; however, the reference contained in section 1145(b)(1)(D) of the Bankruptcy Code to section 2(11) of the Securities Act purports to include as statutory underwriters all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with, an issuer of securities. “Control” (as defined in Rule 405 under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “control person” of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor’s or its successor’s voting securities. Moreover, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns ten percent (10%) or more of the securities of a reorganized debtor may be presumed to be a “control person.”

3.             New Common Stock Issued in Reliance on Section 4(2) of the Securities Act

The Debtors believe that the issuance of the New Common Stock by Reorganized Holdco to the Investor in connection with the Investment Agreement, as provided under the Plan, will be exempt from the registration requirements of the Securities Act, pursuant to section 4(2) of the Securities Act, as transactions by an issuer not involving any public offering and equivalent exemptions in state securities laws.

4.             Resale of New Common Stock and Resale of the 1145 Securities by “Underwriters”

Resales by persons who receive the New Common Stock and any persons who receive the 1145 Securities who are deemed to be “underwriters” (as such term is defined in the Bankruptcy Code) (collectively, the “Restricted Holders”) would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act. Restricted Holders would, however, be permitted to sell the New Common Stock or the 1145 Securities, as applicable, without registration if they are able to comply with the provisions of Rule 144 under the Securities Act, as described further below, or if such securities are registered with the Securities and Exchange Commission pursuant to a registration agreement or otherwise. Under the Plan, however, Restricted Holders are not entitled to any registration rights. Any person who is an “underwriter” but not an “issuer” with respect to an offer of the 1145 Securities is, in addition, entitled to engage in exempt “ordinary trading transactions” within the meaning of section 1145(b)(1) of the Bankruptcy Code.

5.             Rule 144

Under certain circumstances, Restricted Holders may be entitled to resell their securities pursuant to the limited safe harbor resale provisions under Rule 144 of the Securities Act, to the extent available and in compliance with applicable state and foreign securities laws.

Generally, Rule 144 of the Securities Act provides that persons who are affiliates of an issuer who resell securities will not be deemed to be underwriters if certain conditions are met. These conditions include the requirement that current public information with respect to the issuer be available, a limitation as to the amount of securities that may be sold in any three-month period, the requirement that the securities be sold in a “brokers transaction” or in a transaction directly with a “market maker” and that notice of the resale be filed with the Securities and Exchange Commission. However, Reorganized HoldCo does not presently intend to make publicly available the requisite current information regarding Reorganized HoldCo, and as a result, Rule 144 will not be available for resales of New Common Stock by Restricted Holders.

Pursuant to the Plan, certificates evidencing New Common Stock will bear a legend substantially in the form below (the “Legend”):

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS (“STATE ACTS”) AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR STATE ACTS COVERING SUCH SECURITIES OR THE SECURITIES

ARE SOLD AND TRANSFERRED IN A TRANSACTION THAT IS EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT OR STATE ACTS.”

WHETHER OR NOT ANY PARTICULAR PERSON WOULD BE DEEMED TO BE AN “UNDERWRITER” OF SECURITIES TO BE ISSUED PURSUANT TO THE PLAN OR AN “AFFILIATE” OF REORGANIZED HOLDCO WOULD DEPEND UPON VARIOUS FACTS AND CIRCUMSTANCES APPLICABLE TO THAT PERSON. ACCORDINGLY, THE DEBTORS EXPRESS NO VIEW AS TO WHETHER ANY SUCH PERSON WOULD BE SUCH AN “UNDERWRITER” OR AN “AFFILIATE.” IN VIEW OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE OF REORGANIZED HOLDCO, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN SECURITIES OF REORGANIZED HOLDCO. ACCORDINGLY, THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

Additionally, any of the 1145 Securities held by an identified Restricted Holder will be subject to bear the Legend on any certificates evidencing such 1145 Securities.

IX.

CERTAIN U.S. FEDERAL INCOME

TAX CONSEQUENCES OF THE PLAN

A.         INTRODUCTION

The following summarizes certain material U.S. federal income tax consequences expected to result from the consummation of the Plan as they relate to the Debtors and to Holders that are beneficial owners of Prepetition Secured Notes Claims (“Claimholders”). This summary is intended for general informational purposes only, is not a complete analysis of all potential U.S. federal income tax consequences that may be relevant to any particular Holder of Claims and does not address any tax consequences arising under any state, local or foreign tax laws or federal estate or gift tax laws.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date of this Disclosure Statement. These authorities may change, possibly with retroactive effect, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS, and no legal opinion of counsel will be rendered, with respect to the matters discussed below. There can be no assurance the IRS will not take a contrary position regarding the U.S. federal income tax consequences resulting from the consummation of the Plan or that any contrary position would not be sustained by a court.

This discussion is limited to Claimholders that (i) have held their interests in the Prepetition Secured Notes as “capital assets” within the meaning of Section 1221 of the Tax Code (generally, property held for investment), (ii) will receive Amended Secured Notes pursuant to the Plan and (iii) will hold such Amended Secured Notes as capital assets. In addition, this discussion assumes the Prepetition Secured Notes and the Amended Secured Notes constitute debt for U.S. federal income tax purposes.

This summary does not apply to Claimholders that are not U.S. persons for U.S. federal income tax purposes. Moreover, this summary does not address all of the U.S. federal income tax considerations that may be relevant to a particular Claimholder in light of the particular circumstances of that Claimholder or to Claimholders otherwise subject to special treatment under U.S. federal income tax law (including, for example, banks, governmental authorities or agencies, financial institutions, insurance companies, pass through entities, tax-exempt organizations, brokers and dealers in securities, mutual funds, small business investment companies, and regulated investment companies).

Claimholders should consult their tax advisors regarding the U.S. federal income tax consequences of the consummation of the Plan and the ownership and disposition of the Amended Secured Notes deemed received pursuant to the Plan, as well as any tax consequences arising under any state, local or foreign tax laws, or any other U.S. federal tax laws.

THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF AN ALLOWED CLAIM. ALL HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE PLAN. NEITHER THE DEBTORS NOR THEIR PROFESSIONAL ADVISORS WILL HAVE ANY LIABILITY TO ANY PERSON OR HOLDER ARISING FROM OR RELATED TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN OR THE DISCUSSION BELOW.

IRS CIRCULAR 230 DISCLOSURE: TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE IRS, ANY TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING ANY ATTACHMENTS) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING TAX-RELATED PENALTIES UNDER THE TAX CODE. TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING ANY ATTACHMENTS) IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED BY THE DISCLOSURE STATEMENT. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

B.         U.S. FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS

The Debtors are members (or disregarded subsidiaries of members) of a consolidated group of corporations for U.S. federal income tax purposes, of which OnCure Holdings, Inc. is the ultimate parent (the “Group”). As of December 31, 2012, the Debtors estimate the Group had approximately $50.9 million of consolidated federal net operating losses (“NOLs”). Any such NOLs, however, are subject to audit and possible challenge by the IRS and thus may ultimately vary from any specific amounts claimed.

1.       Cancellation of Indebtedness and Reduction of Attributes

The discharge of a debt obligation for an amount less than the remaining amount due on the obligation (as determined for U.S. federal income tax purposes) generally will give rise to cancellation of indebtedness (“COD”) income that must be included in the debtor’s taxable income, subject to certain exceptions. In particular, under Section 108 of the Tax Code, COD income will not be included in a debtor’s income if the discharge of the debt obligation occurs in a case brought under the Bankruptcy Code, the debtor is under the court’s jurisdiction in such case, and the discharge is granted by the court or is pursuant to a plan approved by the court (the “Bankruptcy Exception”). The Debtors expect the consummation of the Plan will produce a significant amount of COD income. Because the cancellation of the Debtors’ indebtedness will occur in a case brought under the Bankruptcy Code, the Debtors will be under the jurisdiction of the court in such case and the cancellation of the Claims will be pursuant to the Plan, the Debtors will not be required to include any COD income realized as a result of the implementation of the Plan in taxable income under the Bankruptcy Exception.

Under the Tax Code, a debtor that excludes COD income from taxable income under the Bankruptcy Exception generally must reduce certain tax attributes by a corresponding amount. Attributes subject to reduction include consolidated attributes (such as NOLs, NOL carryforwards and certain other losses, credits and carryforwards) attributable to the debtor, attributes that arose in separate return limitation years of the debtor and the debtor’s tax basis in its assets (including stock of subsidiaries). A debtor’s tax basis in its assets generally may not be reduced below the amount of its liabilities remaining immediately after the discharge of indebtedness. If the debtor is a member of a consolidated group and reduces its basis in the stock of another group member, a “look-through rule” requires a corresponding reduction in the tax attributes of the lower-tier member. NOLs for the taxable year of the discharge and then NOL carryforwards to such year generally are the first attributes subject to reduction. However, a debtor may elect under Section 108(b)(5) of the Tax Code (the “Section 108(b)(5) Election”) to reduce its basis in its depreciable property first. If the debtor is a member of a consolidated group, the debtor may treat stock in another group member as depreciable property for purposes of the Section 108(b)(5) Election, provided the lower-tier member consents to a corresponding reduction in its basis in its depreciable property. If a debtor makes a Section 108(b)(5) Election, the limitation on reducing the debtor’s basis in its assets below the amount of its remaining liabilities does not apply. The Debtors have not yet determined whether they will make the Section 108(b)(5) Election. However, the precise effect of the attribute reduction rules on all of the tax attributes of the Debtors is uncertain because, among other things, it will depend on the amount of COD income realized by the Debtors.

2.          Section 382 Limitation on NOLs

Section 382 of the Tax Code generally imposes an annual limitation on the use of NOLs (and certain other tax attributes) if a corporation or a consolidated group with NOLs (a “loss corporation”) undergoes an “ownership change.” In general, an ownership change occurs if the percentage of the value of the loss corporation’s stock (including the parent corporation in a consolidated group) owned by one or more direct or indirect “five-percent shareholders” increases by more than fifty percentage points over the lowest percentage of value owned by the five-percent shareholders at any time during the applicable testing period. The testing period generally is the shorter of (i) the three-year period preceding the testing date or (ii) the period of time since the most recent ownership change of the corporation. The Debtors expect the consummation of the Plan will result in an ownership change on the Effective Date.

In general, the amount of the annual limitation on a loss corporation’s use of its pre-ownership change NOLs (and certain other tax attributes) is equal to the product of the long-term tax-exempt rate (as published by the IRS for the month in which the ownership change occurs, which rate is 3.16% for August 2013) and the value of the loss corporation’s outstanding stock immediately before the ownership change.

If a debtor is under the jurisdiction of the court in a bankruptcy case and certain other requirements are satisfied, a special exception under Section 382(l)(5) of the Tax Code will prevent application of the annual limitation provided at least 50% of the stock of the debtor (or stock of a controlling corporation if that corporation is also in bankruptcy) is owned by the shareholders and “old and cold” creditors of the debtor immediately following the reorganization and as a result of being shareholders or creditors immediately before such reorganization (the “Section 382(l)(5) Exception”). Under this rule, NOL carryforwards would be subject to a one-time reduction for any deductions with respect to debt converted into stock in the bankruptcy reorganization relating to interest paid or accrued during the three taxable years preceding the year in which the ownership change occurs and the portion of the taxable year preceding and including the effective date of the bankruptcy reorganization. A second ownership change within two years following the first ownership change would eliminate the debtor’s ability to utilize any pre-ownership change NOLs for any taxable year ending after the second ownership change. Because 100% of the New Common Stock of the Reorganized HoldCo will be issued to the Investor pursuant to the Plan, the requirements of Section 382(l)(5) will not be satisfied and the Section 382(l)(5) Exception will not apply.

Where the debtor is under the jurisdiction of the court in a bankruptcy case and the Section 382(l)(5) Exception does not apply, Section 382(l)(6) of the Tax Code will apply. Section 382(l)(6) of the Tax Code requires no reduction of the debtor corporation’s pre-ownership change NOLs as required by Section 382(l)(5) of the Tax Code but imposes an annual limitation on a loss corporation’s use of its pre-ownership change NOLs (and certain other tax attributes), although relief is provided in the form of an increased annual limitation. Specifically, Section 382(l)(6) of the Tax Code provides that the value of the loss corporation’s outstanding stock for purposes of computing the annual limitation will be increased to reflect the cancellation of indebtedness in the bankruptcy case (but the value of such stock as adjusted may not exceed the value of the debtor’s gross assets immediately before the ownership change (subject to certain adjustments)). The foregoing rules regarding the annual limitation in the event Section 382(l)(6) of the Tax Code applies are subject to modifications. First, if the Debtors have a net unrealized built-in gain (“NUBIG”) at the time of the ownership change (subject to a de minimis threshold), the amount of any built-in gain recognized during the five-year period following the ownership change will increase the amount of taxable income that may be offset by pre-ownership change losses. Second, if the Debtors have a net unrealized built-in loss (“NUBIL”) at the time of the ownership change (subject to a de minimis threshold), certain built-in losses recognized during the five-year period following the ownership change will generally be subject to the annual limitation in the same manner as pre-change losses. Whether the Debtors are in a NUBIG or NUBIL position will depend in part on the fair market value of the Debtors’ assets immediately before the ownership change date. This value cannot be known with certainty until the Effective Date.

3.          Alternative Minimum Tax

In general, an alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income at a 20% tax rate to the extent such tax exceeds the corporation’s regular U.S. federal income tax for the taxable year. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. For example, a corporation is generally not allowed to offset more than 90% of its taxable income for AMT purposes by available NOL carryforwards (as computed for AMT purposes). Accordingly, for tax periods after the Effective Date, the Reorganized Debtors may have to pay AMT regardless of whether they generate non-AMT NOLs or have sufficient non-AMT NOL carryforwards to offset regular taxable income for such periods.

In addition, if a corporation (or consolidated group) undergoes an ownership change within the meaning of Section 382 of the Tax Code and is in a NUBIL position (as determined for AMT purposes) on the date of the ownership change, the corporation’s (or consolidated group’s) aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the ownership change date.

Subject to certain limitations, any AMT that a corporation pays will be allowed as a nonrefundable credit against its regular U.S. federal income tax liability in future taxable years when the corporation is no longer subject to AMT.

C.                                     U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF ALLOWED PREPETITION SECURED NOTES CLAIMS

The discussion herein summarizes certain material U.S. federal income tax consequences expected to result from the consummation of the Plan as they relate to certain Claimholders as described above under “Introduction.” The U.S. federal income tax consequences of the transactions contemplated by the Plan to Claimholders (including the character, timing and amount of income, gain or loss recognized) will depend significantly on the individual circumstances of such Claimholder. Therefore, Claimholders should consult their tax advisors to determine the particular tax consequences to them of the transactions contemplated by the Plan. This discussion assumes Claimholders have not taken bad debt deductions with respect to the Prepetition Secured Notes (or any portion thereof) in the current or any prior year.

1.       Allocation of Payments Between Principal and Interest

To the extent any Allowed Prepetition Secured Notes Claim entitled to a distribution under the Plan is composed of indebtedness and accrued but unpaid interest thereon, the Debtors intend to take the position, and the Plan provides, that, for U.S. federal income tax purposes, such distribution should be allocated to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest. Any amounts treated as accrued but unpaid interest would be treated as ordinary income to the Claimholder, regardless of whether such Claimholder otherwise realizes a loss as a result of the Plan. The IRS, however, may take a contrary position and therefore no assurance can be made in this regard. If, contrary to the Debtors’ intended position, such a distribution were treated as being allocated first to accrued but unpaid interest, such Claimholder would realize ordinary income with respect to the distribution in an amount equal to the accrued but unpaid interest not already taken into income under the method of accounting of such Claimholder, regardless of whether such Claimholder otherwise realizes a loss as a result of the Plan.

2.       Amendment of Prepetition Secured Notes

Under applicable Treasury Regulations, for U.S. federal income tax purposes, the significant modification of a debt instrument will result in a deemed exchange of the “old” debt instrument for a “new” debt instrument and will be a taxable event upon which gain or loss may be recognized in certain circumstances. A modification of a debt instrument is significant if the modified instrument differs materially either in kind or extent from the original instrument. Pursuant to the Plan, the terms of the Prepetition Secured Notes will be amended to provide for the Amended Secured Notes Guarantees, to substantially reduce the principal amount of the outstanding debt, and to make certain additional changes to the terms of the Prepetition Secured Notes (these changes will be reflected in the

Amended Secured Notes). These amendments should result in a significant modification of the Prepetition Secured Notes. Accordingly, the remainder of this discussion assumes that the amendment of the Prepetition Secured Notes is a significant modification for U.S. federal income tax purposes resulting in a deemed exchange of Prepetition Secured Notes for Amended Secured Notes treated as issued on the Effective Date, the Net Cash Amount and certain rights to contingent cash payments as further described in Section IV.B.2.(e) above (the “Contingent Cash Payment Rights”).

On the Effective Date, pursuant to the Plan and the amendment of the Prepetition Secured Notes, each Claimholder will receive (or be deemed to receive) its Pro Rata share of (1) the Amended Secured Notes treated as issued on the Effective Date, (2) the Net Cash Amount and (3) the Contingent Cash Payment Rights. The U.S. federal income tax consequences of the Plan to Claimholders depend, in part, on whether the Prepetition Secured Notes and the Amended Secured Notes constitute “securities” for U.S. federal income tax purposes. The term “security” is not defined in the Tax Code or in the Treasury Regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt constitutes a security depends on an overall evaluation of the nature of the debt, with the term of the obligation usually regarded as one of the most significant factors. In general, debt obligations issued with a term of five years or less have generally not qualified as securities, whereas debt obligations with a term of ten years or more generally have qualified as securities. Where a debt obligation is exchanged for another debt obligation of the issuer with substantially similar terms, there is authority that supports the position that the term of the newly issued obligation for purposes of determining whether it is a security is measured from the original issuance date of the obligation exchanged therefor, rather than from the exchange date. Another factor in determining whether a debt obligation is a security is the extent to which the obligation is subordinated to other liabilities of the issuer. Generally, the more senior the debt obligation, the less likely it is to be a security.

If either the Prepetition Secured Notes or the Amended Secured Notes does not constitute a security, the exchange should constitute a taxable exchange for U.S. federal income tax purposes. As such, a Claimholder should, except as described in the next sentence, generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (1) the sum of the issue price of any Amended Secured Notes (as described below) treated as issued on the Effective Date, the Net Cash Amount and the fair market value of the Contingent Cash Payment Rights received (or deemed to be received) in respect of an Allowed Prepetition Secured Notes Claim and (2) the Claimholder’s adjusted tax basis in the Prepetition Secured Notes. A Claimholder should, however, recognize ordinary income to the extent it receives (or is deemed to receive) any consideration in respect of accrued interest or accrued market discount that has not already been included in income under such Claimholder’s method of accounting (as described above under “Allocation of Payments Between Principal and Interest”). Conversely, a Claimholder would generally recognize a deductible loss to the extent any accrued interest or accrued market discount was previously included under such Claimholder’s method of accounting and is not paid (or deemed paid) in full. The tax basis of a Claimholder in any Amended Secured Notes deemed received in respect of an Allowed Prepetition Secured Notes Claim on the Effective Date should generally be equal to the issue price of such Amended Secured Notes (as described below). The tax basis of a Claimholder in any Contingent Cash Payment Rights received in respect of an Allowed Prepetition Secured Notes Claim should generally be equal to the fair market value of such Contingent Cash Payment Rights on the Effective Date. The holding period for any such Amended Secured Notes and Contingent Cash Payment Rights should begin on the day after the Effective Date.

If both the Prepetition Secured Notes and the Amended Secured Notes are treated as “securities,” the exchange should be treated as occurring pursuant to a “reorganization.” In such case, a Claimholder should, except as noted below with respect to accrued interest, recognize gain equal to the lesser of (1) the excess of the sum of the issue price of any Amended Secured Notes treated as issued on the Effective Date, the Net Cash Amount and the fair market value of the Contingent Cash Payment Rights received (or deemed received) over such Claimholder’s adjusted tax basis in the Prepetition Secured Notes and (2) the sum of the Net Cash Amount and the fair market value of the Contingent Cash Payment Rights received, and no loss should generally be recognized. Such Claimholder’s initial tax basis in the Amended Secured Notes received in respect of an Allowed Prepetition Secured Notes Claim on the Effective Date would be equal to their adjusted tax basis in the Prepetition Secured Notes, increased by the amount of any gain recognized by such Claimholder and decreased by the Net Cash Amount and the fair market value of the Contingent Cash Payment Rights received by such Claimholder. The holding period in such Amended Secured Notes (other than any portion of the Amended Secured Notes treated as received in lieu of accrued interest as noted below) would include such Claimholder’s holding period in the Prepetition Secured Notes.

The tax basis of a Claimholder in any Contingent Cash Payment Rights received in respect of an Allowed Prepetition Secured Notes Claim should generally be equal to the fair market value of such Contingent Cash Payment Rights on the Effective Date. The holding period for any Contingent Cash Payment Rights should begin on the day after the Effective Date. Notwithstanding the foregoing, even in a “reorganization,” a holder will recognize ordinary income to the extent it receives (or is deemed to receive) any consideration in lieu of accrued but unpaid interest not previously included in income (as described above under “Allocation of Payments Between Principal and Interest”).

For purposes of the rules described in the two preceding paragraphs, the issue price of a debt instrument issued in an actual or deemed exchange for property other than cash (including another debt instrument) depends on whether either debt instrument is considered publicly traded for U.S. federal income tax purposes. If the new debt instrument is publicly traded, its issue price generally will be its fair market value on the issue date. If the old debt instrument is publicly traded, but the new debt instrument is not, the issue price of the new debt instrument generally will be the fair market value of the old debt instrument on the exchange date less the fair market value of the portion of the old debt instrument allocable to any other property received in the exchange. If neither debt instrument is publicly traded, the issue price of the new debt instrument will be its stated principal amount if the new debt instrument provides for adequate stated interest (i.e., interest at least at the applicable federal rate as of the issue date), or will be its imputed principal amount if the instrument does not provide for adequate stated interest.

A debt instrument will be considered to be publicly traded if certain pricing information related to the instrument is generally available on a quotation medium or readily available from dealers, broker or traders. Although the matter is not free from doubt, the Debtors believe that the Prepetition Secured Notes are, and the Amended Secured Notes will be, properly treated as publicly traded under these rules. Accordingly, the Debtors believe that the issue price of the Amended Secured Notes for federal income tax purposes will equal their fair market value on the Effective Date, and the remainder of the discussion assumes such treatment.

Claimholders should consult their tax advisors regarding the tax treatment of the amendment of the Prepetition Secured Notes and the character of any gain or loss as long-term or short-term capital gain or loss, or as ordinary income or loss, as its character will be determined by a number of factors, including (but not limited to) the tax status of the Claimholder, whether such Prepetition Secured Notes have been held for more than one year, whether such Prepetition Secured Notes have bond premium or market discount and whether and to what extent the Claimholder previously claimed a bad debt deduction with respect to such Prepetition Secured Notes. Claimholders should also consult their tax advisors regarding the applicable tax rates and netting rules for capital gains and losses, and as to whether any resulting gain recognition may be deferred under the installment method. The discussion herein assumes that the installment method does not apply. There are limitations on the deduction of capital losses by both corporate and noncorporate taxpayers.

3.       The Contingent Cash Payment Rights

The characterization and treatment of the Contingent Cash Payment Rights for U.S. federal income tax purposes will depend on the final terms of the Amended Secured Notes Indenture, the Escrowed Notes Agreement, and certain other agreements governing the payment of the Contingent Cash Payment Rights. Depending on the final terms of such agreements, the Contingent Cash Payment Rights may be properly treated for U.S. federal income tax purposes as independent of the Amended Secured Notes or, alternatively, as part of the terms of the underlying Amended Secured Notes. Based on the anticipated terms of the Amended Secured Notes, the Escrowed Notes Agreement, and the agreements governing the Contingent Cash Payment Rights, the Debtors intend to treat the Contingent Cash Payment Rights as separate property issued to the Claimholders on the Effective Date and independent of the Amended Secured Notes for U.S. federal income tax purposes. The remainder of the discussion below assumes the Contingent Cash Payment Rights are properly treated as such separate property for U.S. federal income tax purposes.

Upon receipt of a cash payment in respect of a Contingent Cash Payment Right, a holder of a Contingent Cash Payment Right should generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (1) the cash payment received and (2) the adjusted tax basis of such holder in such Contingent Cash Payment Right.

There is no clear guidance on whether any gain or loss recognized on the receipt of cash in respect of the Contingent Cash Payment Rights would be capital or ordinary in character. Holders of Contingent Cash Payment Rights are urged to consult their own tax advisors regarding the tax consequences of the receipt of any payments in respect of such Contingent Cash Payment Rights, and the timing and character of any loss with respect to the Contingent Cash Payment Rights. The discussion herein assumes that the installment method does not apply to the exchange on the Effective Date.

4.       Classification of the Amended Secured Notes

Pursuant to the Plan, a portion of the Amended Secured Notes will be transferred to the Escrow Account on the Effective Date (the “Escrowed Notes”) and, if certain conditions are satisfied (see Section IV.B.2.(e) above) such notes will be released from the Escrow Account and provided to the Indenture Trustee for the benefit of the holders of the Amended Secured Notes of record as of December 31, 2015, with interest accruing and being payable as described in Section IV.D.6 above. Although not free from doubt, the Debtors intend to take the position that each Escrowed Note (or applicable portion thereof) and the Amended Secured Note with respect to which it may be released should be treated as a single, integrated debt instrument for U.S. federal income tax purposes. This discussion assumes such treatment, and references herein to an Amended Secured Note should be interpreted to include the Escrowed Notes (or applicable portion thereof) so treated as integrated therewith.

Although not free from doubt, assuming the facts and circumstances related to the anticipated release of the Escrowed Notes do not change prior to the Effective Date, the Debtors intend to take the position that, for U.S. federal income tax purposes, the Amended Secured Notes shall be accounted for in accordance with Treasury Regulations Section 1.1272-1(c)(2), using a payment schedule which assumes the Escrowed Notes will be released to the Indenture Trustee as described and that the Amended Secured Notes therefore are not subject to the Treasury Regulations governing contingent payment debt instruments (the “CPDI Regulations”). The Debtors’ assessment of the likelihood of the Escrowed Notes being released to the Indenture Trustee as described above is solely for U.S. federal income tax purposes and does not constitute a representation by the Debtors regarding the likelihood the release of the Escrowed Notes occurring. Assuming a Claimholder does not take and disclose a position contrary to such assessment (as discussed below), such assessment has particular consequences regarding the timing and amounts of income that a holder must recognize as ordinary interest income on account of the original issue discount rules, discussed below.

A determination made by the Debtors as described in the preceding paragraph is binding on the Claimholder, unless the Claimholder discloses in a proper manner to the IRS that it is taking a different position. The Debtors’ determinations are not, however, binding on the IRS, and if the IRS successfully challenges these positions, the tax consequences of owning and disposing of the Amended Secured Notes could be materially different from those described herein, including with respect to the character, timing and amount of income, gain or loss recognized. The remainder of this discussion assumes that the Debtors’ determination will be respected by the IRS, but there can be no assurances in this regard.

If the assumptions underlying the Debtors’ determination change materially before the Effective Date, the Debtors may be required to account for the Amended Secured Notes pursuant to a different assumed payment schedule or possibly under the CPDI Regulations. Holders are urged to consult their tax advisors regarding the application of the Treasury Regulations described above and the consequences thereof.

5.       Tax Characteristics of Amended Secured Notes

Interest and Original Issue Discount. Subject to the discussion below on stated interest with respect to the Escrowed Notes, payments of qualified stated interest on the notes will generally be taxable to a Claimholder as ordinary income at the time such payments are paid or accrued, in accordance with the Claimholder’s usual method of accounting for U.S. federal income tax purposes. If the Amended Secured Notes are issued with “original issue discount” (“OID”), a Claimholder will be required to include the OID in ordinary income as interest for U.S. federal income tax purposes as it accrues in accordance with a constant yield method based upon a compounding of interest, before receiving the cash to which that interest income is attributable. Whether the Amended Secured Notes will be treated as issued with OID for U.S. federal income tax purposes will depend on the issue price of the Amended Secured Notes. An Amended Secured Note generally would be treated as issued with OID if the principal amount of the Amended Secured Note plus all scheduled interest payments thereon, other than payments of “qualified stated interest,” exceeds the “issue price” of the Amended Secured Note by more than a de minimis amount. The issue price of the Amended Secured Notes will be determined as discussed above under “Amendment of Prepetition Secured Notes.” Generally, “qualified stated interest” is stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate.

If the Amended Secured Notes are issued with OID, the amount of OID includible in gross income annually by a holder of the Amended Secured Notes will be the sum of the daily portions of OID with respect to the Amended Secured Notes for each day during the taxable year (or portion thereof) during which the holder holds the Amended Secured Notes. The daily portion is determined by allocating to each day of any accrual period a pro rata portion of the OID that accrued during the period. The accrual period of the Amended Secured Notes may be of any length and may vary in length over the term of the Amended Secured Notes, provided each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or last day of an accrual period. The amount of OID allocable to any accrual period will be an amount equal to the product of the Amended Secured Notes’ adjusted issue price at the beginning of the accrual period and its yield to maturity, less any qualified stated interest allocable to the accrual period (determined on a constant yield method, compounded at the close of each accrual period and properly adjusted for the length of the accrual period). The adjusted issue price of the Amended Secured Notes at the beginning of any accrual period will be the issue price of the Amended Secured Notes plus the aggregate amount of accrued OID for all prior accrual periods minus any payments previously made on the Amended Secured Notes other than payments of qualified stated interest. Under these rules, a holder will be required to include an increasingly greater amount of OID in income in each successive accrual period.

The tax basis of a holder in the Amended Secured Notes will be increased by the amount of OID included in the gross income of such holder and will be decreased by the amount of any payments received by such holder with respect to the Amended Secured Notes other than payments of qualified stated interest.

The Debtors expect that the Amended Secured Notes will be issued with OID. As discussed above under “Classification of Amended Secured Notes,” for purposes of calculating the yield to maturity of the Amended Secured Notes for U.S. federal income tax purposes, the Debtors intend to take the position that the yield to maturity is computed using a payment schedule in which the Escrowed Notes are assumed to be released to the Indenture Trustee. As a result of this position and its interaction with the rules described above, stated interest on the Amended Secured Notes treated as issued on the Effective Date will be qualified stated interest, and stated interest on account of the Escrowed Notes will be treated as OID, and a holder will have to include such interest in its income over the entire term of the Amended Secured Notes. In other words, a Claimholder will recognize ordinary income from interest payments attributable to the Escrowed Notes beginning with the original issuance of the Amended Secured Notes, prior to the actual release of the Escrowed Notes from the Escrowed Account, and prior to actual payments of interest on account Escrowed Notes. In addition, depending on the issue price of the Amended Secured Notes (which, in turn, depends on their fair market value on the Effective Date), a portion of the Escrowed Notes principal may be treated as OID, with the result that such portion would similarly be taken into account in the income of a Claimholder as ordinary interest income over the term of the Amended Secured Notes, beginning with their issuance. If, contrary to this assumption, the Escrowed Notes are returned to the Debtors, then, solely for the purposes of determining the amount of OID on the Amended Secured Notes, the Amended Secured Notes will be treated as retired and reissued on the date of such event for an amount equal to their adjusted issue price, and the yield to maturity of the Amended Secured Notes (as well as the amounts of OID to be recognized by a holder of Amended Secured Notes going forward) will be redetermined taking into account the change in circumstances.

The rules regarding OID are complex. Accordingly, holders should consult their own tax advisors regarding the application of the OID rules, including the consequences to holders of the release of the Escrowed Notes.

Amortizable Bond Premium. To the extent the initial tax basis of a holder in the Amended Secured Notes (including in any deemed reissued Amended Secured Note, as discussed above under “Interest and Original Issue Discount”) is greater than the sum of all amounts payable on the Amended Secured Notes, other than payments of qualified stated interest, such holder generally will be considered to have acquired the Amended Secured Notes with amortizable bond premium (and the Amended Secured Notes would not have any OID). Generally, a holder that acquires a debt obligation at a premium may elect to amortize bond premium from the acquisition date to the debt’s maturity date under a constant yield method. Once made, this election applies to all debt obligations held or subsequently acquired by the holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. The amount amortized in any taxable year generally is treated as an offset to payments of qualified stated interest on the related debt obligation.

Sale, Retirement or Other Taxable Disposition. A holder will recognize gain or loss upon the sale, redemption, retirement or other taxable disposition of the Amended Secured Notes equal to the difference between the amount realized upon the disposition (less a portion allocable to any unpaid accrued interest that has not yet been taken into income, which generally will be taxable as ordinary income) and the adjusted tax basis of such holder in such Amended Secured Notes. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder has held the Amended Secured Notes for more than one year as of the date of disposition. Holders should consult their tax advisors regarding the applicable tax rates and netting rules for capital gains and losses. There are limitations on the deduction of capital losses by both corporate and noncorporate taxpayers. As discussed above under “Interest and Original Issue Discount,” special rules apply with respect to determining tax basis and holding period following the release of the Escrowed Notes. Although the matter is not free from doubt, if the Escrowed Notes are released to the Indenture Trustee and if a holder disposes of Escrowed Notes separately from the holder’s other Amended Secured Notes, a holder’s adjusted tax basis should likely be allocated between the Escrowed Notes and the holder’s other Amended Secured Notes, in proportion to their relative principal amounts. A holder’s holding period in the Escrowed Notes should also likely be identical to its holding period for the Amended Secured Note with respect to which the Escrowed Notes were received. Holders of Amended Secured Notes should consult their tax advisors as the U.S. federal income tax consequences of disposing of, in separate transactions, the Amended Secured Notes treated as issued at the Effective Time and the Escrowed Notes released from the Escrow Account with respect thereto, including as to the allocation of tax basis and the possible application of the “stripped bond” rules of Section 1286 of the Tax Code.

6.       Information Reporting and Backup Withholding

The Debtors or their paying agent may be obligated to furnish information to the IRS regarding the consideration received by Claimholders pursuant to the Plan. In addition, the Debtors generally will be required to report annually to the IRS, the amount of interest (including any OID) paid or accrued on the Amended Secured Notes treated as outstanding for U.S. federal income tax purposes and the amount of any tax withheld from payment thereof. Certain Claimholders (including corporations) generally are not subject to information reporting.

Claimholders may be subject to backup withholding on the consideration received pursuant to the Plan. Backup withholding may also apply to interest paid or accrued on the Amended Secured Notes and to proceeds received upon sale or other disposition of the Amended Secured Notes. Certain Claimholders (including corporations) generally are not subject to backup withholding. A Claimholder that is not otherwise exempt generally may avoid backup withholding by furnishing to the Debtors or their paying agent its taxpayer identification number and certifying, under penalties of perjury, that the taxpayer identification number provided is correct and that the Claimholder has not been notified by the IRS that it is subject to backup withholding.

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

RECOMMENDATION

In the opinion of the Debtors, the Plan is preferable to the alternatives described in this Disclosure Statement because it provides for a larger distribution to the Debtors’ creditors than would otherwise result in a liquidation under chapter 7 of the Bankruptcy Code. In addition, any alternative other than confirmation of the Plan could result in extensive delays and increased administrative expenses resulting in smaller distributions to Holders of Allowed Claims than that which is proposed under the Plan. Accordingly, the Debtors recommend that Holders of Claims entitled to vote on the Plan support confirmation of the Plan and vote to accept the Plan.

Respectfully submitted,

/s/ Bradford C. Burkett
OnCure Holdings, Inc.

By:	Bradford C. Burkett

Title:	President and Chief Executive Officer

Dated:	August 22, 2013

Prepared by:

RICHARDS, LAYTON & FINGER, P.A.	LATHAM & WATKINS LLP
Daniel J. DeFranceschi (Bar No. 2732)	Paul E. Harner
Paul N. Heath (Bar No. 3704)	Keith A. Simon
Tyler D. Semmelman (No. 5386)	Aaron M. Singer
William A. Romanowicz (No. 5794)	Annemarie V. Reilly
One Rodney Square	885 Third Avenue
920 North King Street	New York, New York 10022
Wilmington, Delaware 19801	Telephone: (212) 906-1200
Telephone: (302) 651-7700	Facsimile: (212) 751-4864
Facsimile: (302) 651-7701

Counsel for the Debtors and Debtors in Possession